                                                   REGISTRATION NUMBER 333-38433
                                                   PURSUANT TO RULE 424(b)(1)


PROSPECTUS


3,500,000 SHARES


EFTC CORPORATION                                           EFTC CORPORATION LOGO
COMMON STOCK

($.01 PAR VALUE)



All of the 3,500,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), of EFTC Corporation (the "Company" or "EFTC") offered hereby are being offered by the Company.



The Common Stock is quoted on the Nasdaq National Market under the symbol "EFTC." The last reported sale price of the Common Stock on November 13, 1997, as reported by the Nasdaq National Market, was $13.00 per share. See "Price Range of Common Stock."


SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------------------------
                                       PRICE TO          UNDERWRITING         PROCEEDS TO         PROCEEDS TO
                                        PUBLIC             DISCOUNT           COMPANY(1)      SELLING SHAREHOLDERS
Per Share.....................    $12.00              $.72                $11.28              $--
Total(2)......................    $42,000,000         $2,520,000          $39,480,000         $--
------------------------------------------------------------------------------------------------------------------



(1) Before deducting offering expenses estimated to be $550,000, all of which will be payable by the Company.



(2) The Company and certain shareholders of the Company (the "Selling Shareholders") have granted the Underwriters a 30-day option to purchase up to 25,000 and 500,000 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Shareholders will be $48,300,000, $2,898,000, $39,762,000 and
    $5,640,000, respectively. See "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Selling Shareholders."



The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel, or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about November 19, 1997.


SALOMON BROTHERS INC
                       J.C. BRADFORD & CO.
                                            PACIFIC CREST SECURITIES INC.


The date of this Prospectus is November 13, 1997.

At the Company's annual meeting held on May 28, 1997, the shareholders voted to change the name of the Company from "Electronic Fab Technology Corp." to "EFTC Corporation." The principal executive offices of the Company are located at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229.

                            ------------------------

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "PSLRA"), THAT INVOLVE KNOWN AND UNKNOWN RISKS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "ESTIMATES," "EXPECTS," "MAY" AND WORDS OF SIMILAR IMPORT OR STATEMENTS OF MANAGEMENT'S OPINION. IN ADDITION, THIS PROSPECTUS CONTAINS, ON PAGES 3, 27 AND 28, FORECASTS OF FUTURE GROWTH IN MARKETS SERVED BY THE COMPANY. THESE FORECASTS WERE PREPARED BY ENTITIES THAT ARE NOT AFFILIATED WITH THE COMPANY OR THE UNDERWRITERS AND ARE BASED ON ASSUMPTIONS FORMULATED BY SUCH ENTITIES WITHOUT CONSULTATION WITH THE COMPANY OR THE UNDERWRITERS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND FORECASTS" FOR A DISCUSSION OF CERTAIN RISKS AND THEIR POTENTIAL IMPACT ON THE FORWARD LOOKING STATEMENTS AND FORECASTS CONTAINED HEREIN.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN OF THE UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. The term "Company" refers to EFTC Corporation and its wholly-owned subsidiaries--Current Electronics, Inc. ("CEI"), Circuit Test, Inc. ("CTI"), Airhub Service Group L.C. ("Airhub") and CTI International, L.C. ("CTI LLC") and CTLLC Acquisition Corp. ("Acquisition Corp." ). CEI's affiliate, Current Electronics (Washington) Inc. ("CEWI"), has recently been merged into CEI. CEI and, with respect to any period prior to its merger into CEI, CEWI are hereinafter referred to as the "CE Companies." CTI, Airhub, CTI LLC and Acquisition Corp. are hereinafter referred to as the "CTI Companies." Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Investors should carefully consider the information set forth in "Risk Factors," beginning at page 8.

                                  THE COMPANY

GENERAL

     The Company is a leading independent provider of "high-mix" electronic manufacturing services and repair and warranty services to original equipment manufacturers ("OEMs"). The Company's manufacturing services focus on a market niche of "high-mix" electronic products--products that are characterized by small lot sizes with differences in configuration from each lot size to the next--with an emphasis on high-speed production. Following its recent acquisition of the CTI Companies, the Company now also provides "hub-based" repair and warranty services that are marketed as part of the logistics service offerings of the two largest transportation companies that specialize in overnight delivery services in the United States. These "hub-based" services are provided principally through facilities located inside such transportation companies' national sorting, warehouse and logistics hub facilities (the "Overnight Delivery Hubs") in Memphis, Tennessee and Louisville, Kentucky. The Company's ten largest customers on a pro forma revenue basis for the first nine months of 1997, taking into account the Company's recently completed acquisitions, would have been: Exabyte Corporation, AlliedSignal Inc., Apple Computer, Inc., Hewlett-Packard Company, Ohmeda Inc., ADC Telecommunications, International Business Machines Corporation, Gateway 2000, Inc., Sony Corp of America, Inc. and ESI Automation Inc.

INDUSTRY OVERVIEW

     Outsourcing of electronic manufacturing services continues to grow as OEMs increasingly focus on their core competencies of designing and marketing their products. According to Technology Forecasters, an independent market research firm, the worldwide market for electronic manufacturing services is expected to grow from $60 billion in 1996 to $140 billion in 2000, representing a compound annual growth rate of 24%. The Company believes that the growth of outsourcing combined with the increasing number of types of electronic products that have emerged over the last decade is fundamentally changing the nature of the electronic manufacturing industry. In particular, the Company believes that OEMs are offering, and in the future will increasingly offer, electronic products that are customized to the diverse specifications of end users and therefore OEMs will require more services from electronic manufacturing service providers. The Company believes that such additional services will include high-mix manufacturing capability, "box-build" and "build-to-order" ("BTO") capabilities, inventory and logistics management, and integrated repair and warranty services.

STRATEGY

     The Company's objective is to be a leading provider of electronic manufacturing services exclusively focused on the needs of high-mix OEM customers in its targeted markets. The Company believes its customers are increasingly focused on improved inventory management, reduced time to market, BTO production, access to leading-edge manufacturing technology and reduced capital investment. The Company's strategy is to provide a unique set of capabilities derived from its two key core competencies:

     "High-mix" manufacturing competence. The Company's high-mix manufacturing competence is based on the Company's capabilities in small-lot processing at high production speeds, and allows the Company to produce high-mix products with high levels of responsiveness and flexibility to changes in customers' needs. The nature of high-mix products historically makes them difficult to manufacture at high production speeds or with a high level of responsiveness.

     "Hub-based" repair and warranty services. The Company provides its customers with enhanced services through the integration of the Company's repair and warranty services with the facilities of the overnight delivery service providers located at the Overnight Delivery Hubs. This integration enables the Company to simplify inventory and logistics management for its customers and to provide high-speed fulfillment of repair and warranty service orders. The two overnight delivery service providers market the Company's repair and warranty services as part of their own logistics services offerings. The Company is developing plans to use the high-speed order fulfillment advantages of the hub-based facilities to provide a platform from which the Company can provide BTO services.

ACQUISITIONS

     Through the Acquisitions (as defined below) completed in 1997, the Company has expanded its operations from one manufacturing facility in Colorado at the beginning of 1997 to seven facilities throughout the United States at September 30, 1997. The Acquisitions, described below, have strategically expanded the Company's breadth of high-mix service offerings to include concurrent engineering, subassembly manufacturing, next-day delivery of assemblies and warranty and post-warranty repair services.

DATE OF                    COMPANY / ASSETS
ACQUISITION                ACQUIRED                  DESCRIPTION
-----------                ----------------          -----------
September 1997.........    CTI Companies             The Company acquired three repair and warranty
                             (the "CTI Merger")      services sites, including two located at the
                                                     Overnight Delivery Hubs.
August and
  September 1997.......    AlliedSignal Assets (the  The Company subleased a production facility,
                             "AlliedSignal Asset     acquired related equipment and inventory and hired
                             Purchase")              personnel located in Ft. Lauderdale, Florida. The
                                                     Company has agreed to acquire, subject to certain
                                                     contingencies, the inventory and equipment, and
                                                     has hired personnel located in Tucson, Arizona.

February 1997..........    CE Companies              The Company acquired two manufacturing facilities
                             (the "CE Merger")       located in Newberg, Oregon and Moses Lake,
                                                     Washington.

     For further descriptions of the CTI Merger, the AlliedSignal Asset Purchase and the CE Merger (collectively, the "Acquisitions"), see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Recent Developments."

     The Company operates manufacturing facilities in four plants located in Colorado, Oregon, Washington and Florida and has one new and one replacement plant under construction. For further descriptions of the Company's properties, see "Business and Properties -- Description of Property." The Company's repair and warranty services are carried out in three locations: Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida. At September 30, 1997, the Company had 1,779 employees.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following tables present for the Company (i) summary consolidated historical financial data as of and for each of the three years ended December 31, 1996, as of and for the nine months ended September 30, 1997 and for the nine months ended September 30, 1996; (ii) unaudited pro forma financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflecting the consummation of the CTI Merger and the CE Merger, as described elsewhere herein; and (iii) unaudited pro forma adjusted financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 and unaudited adjusted financial data as of September 30, 1997 adjusted for the issuance of Common Stock being offered hereby and the related use of proceeds from such offering. The summary consolidated historical financial data set forth below as of September 30, 1997, and December 31, 1996 and 1995 and for the three years ended December 31, 1996 and the nine months ended September 30, 1997 have been derived from the Company's financial statements audited by KPMG Peat Marwick LLP included elsewhere in this Prospectus. The summary consolidated historical financial data as of December 31, 1994 is derived from financial statements not included or incorporated by reference herein. The summary historical financial data set forth below for the nine months ended September 30, 1996 have been derived from unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of the Company's results of operations for the period. All of the financial data set forth below is qualified in its entirety by and should be read in conjunction with such financial statements and the notes thereto and the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results of operations of the Company for the interim period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,                                 YEAR ENDED DECEMBER 31,
                      --------------------------------------------   ----------------------------------------------------
                       PRO FORMA      PRO                             PRO FORMA      PRO
                      AS ADJUSTED    FORMA                           AS ADJUSTED    FORMA
                        1997(3)     1997(2)     1997        1996       1996(3)     1996(2)    1996(1)    1995      1994
                      -----------   --------   -------     -------   -----------   --------   -------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales............   $98,020     $98,020    $64,973     $44,576    $115,910     $115,910   $56,880   $49,220   $52,542
Cost of sales........    81,766      81,766     56,740      42,676     100,590      100,590    53,980    45,325    47,123
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
  Gross profit.......    16,254      16,254      8,233       1,900      15,320       15,320     2,900     3,895     5,419
Selling, general and
  administrative
  expense............    14,110      14,110      5,126       3,403      13,240       13,240     4,196     3,094     2,396
Amortization of
  goodwill...........     1,012       1,012        157          --       1,349        1,349        --        --        --
Impairment of fixed
  assets.............        --          --         --         726         726          726       726        --        --
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
  Operating income
    (loss)...........     1,132       1,132      2,950      (2,229)          5            5    (2,022)      801     3,023
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
Other income
  (expense):
  Interest expense...      (698)     (2,873)    (1,054)       (384)       (375)      (3,275)     (526)     (399)     (175)
  Other income,
    net..............     1,197(4)    1,197(4)   1,206(4)       17          83           83        83        79       110
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
                            499      (1,676)       152        (367)       (292)      (3,192)     (443)     (320)      (65)
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
  Income (loss)
    before income
    taxes............     1,631        (544)     3,102      (2,596)       (287)      (3,187)   (2,465)      481     2,958
Income tax expense
  (benefit)..........       620        (207)     1,133        (920)         24       (1,078)     (872)      127     1,041
                        -------     -------    -------     -------    --------     --------   -------   -------   -------
  Net income (loss)..   $ 1,011     $  (337)   $ 1,969     $(1,676)   $   (311)    $ (2,109)  $(1,593)  $   354   $ 1,917
                        =======     =======    =======     =======    ========     ========   =======   =======   =======
Income (loss) per
  common share, fully
  diluted............   $   .09     $  (.04)   $   .32     $  (.42)   $   (.03)    $   (.27)  $  (.40)  $   .09   $   .53
                        =======     =======    =======     =======    ========     ========   =======   =======   =======
Weighted average
  common and common
  equivalent shares
  outstanding........    11,578       8,078      6,219       3,968      11,281        7,781     3,942     3,962     3,627
                        =======     =======    =======     =======    ========     ========   =======   =======   =======



                                                                SEPTEMBER 30, 1997
                                                              -----------------------         DECEMBER 31,
                                                                  AS                    -------------------------
                                                              ADJUSTED(7)   ACTUAL(6)    1996     1995    1994(5)
                                                              -----------   ---------   ------   ------   -------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................   $ 15,566      $   411    $8,508   $9,868   $6,744
Goodwill....................................................     46,360       40,360        --       --       --
Total assets................................................    123,646      117,646    22,870   24,984   23,479
Total debt..................................................     24,584       57,514     4,860    3,230    3,400
Stockholder's equity........................................     69,116       30,186    13,922   15,509   14,989


---------------

(1) As part of a corporate restructuring, the Company expensed $2.1 million for restructuring costs in the third quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Pro forma for the acquisitions of the CE Companies and the CTI Companies as if these acquisitions had occurred on January 1, 1996 for pro forma statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."


(3) Pro forma assuming the offering made hereby and the Acquisitions had occurred on January 1, 1996, and a portion of the proceeds were used to repay certain debt on that date, resulting in a decrease in interest expense of $2.2 million and $2.9 million for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.


(4) Includes gain on the sale of a building used in the Company's manufacturing operations of approximately $1.2 million.

(5) The Company received net proceeds of $9.3 million from its initial public offering in March 1994.

(6) The Company acquired the CE Companies in February 1997 for total consideration of approximately $10.9 million consisting of 1,980,000 shares of the Company's Common Stock and $5.5 million in cash, including approximately $0.6 million of transaction costs, and the CTI Companies on September 30, 1997 for $29.3 million consisting of 1,858,975 shares of the Company's Common Stock and $20.5 million in cash, including approximately $1.0 million of transaction costs. In addition, the Company acquired certain net assets of AlliedSignal in August and September 1997. See "Management's Discussion and Analysis -- Recent Developments."

(7) Adjusted to reflect the issuance of shares in the offering made hereby, net of related expenses, and the application of the proceeds as described in "Use of Proceeds."

                                  THE OFFERING


Common Stock Offered by the
Company.............................     3,500,000 Shares



Common Stock to be Outstanding After
the Offering(1).....................     11,821,635 Shares


Use of Proceeds.....................     (i) to make a $6 million contingent
                                         payment to the previous owners of
                                         certain of the CTI Companies; (ii) to
                                         retire a term loan of approximately $20
                                         million; and (iii) to pay a portion of
                                         a revolving loan which, as of September
                                         30, 1997, had outstanding borrowings of
                                         $22.5 million. See "Use of Proceeds."

Nasdaq National Market Symbol.......     "EFTC"
---------------


(1) Includes 7,812,135 shares outstanding as of September 30, 1997, 9,500 shares issued pursuant to the exercise of options from September 30, 1997 to the date of this Prospectus, 500,000 shares issued on October 9, 1997 upon the exercise of certain warrants. Does not include 1,849,000 shares of Common Stock issuable upon exercise of additional outstanding options, 40,000 shares of Common Stock issuable upon exercise of options that are expected to be exercised by certain Selling Shareholders if the Underwriters' over-allotment option is exercised in full and 80,000 shares of Common Stock issuable upon exercise of outstanding warrants. See "Description of Capital Stock and Other Securities."

                 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
                            STATEMENTS AND FORECASTS

     Certain statements in this Prospectus, including statements contained in the Summary, and under the captions "Business and Properties," "Managements' Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the PSLRA, that involve known and unknown risks, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import or statements of management's opinion. In addition, this Prospectus contains, on pages 3, 27 and 28, forecasts of future growth in markets served by the Company. These forecasts were prepared by entities that are not affiliated with the Company or the Underwriters and are based on assumptions formulated by such entities without consultation with the Company or the Underwriters. The aforementioned forward-looking statements, forecasts and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company, growth of the electronic manufacturing services industry, or growth of the electronic hardware maintenance market to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements or forecasts. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general or affecting the electronic products industry in particular, changes in the use of outsourcing by OEMs, increased material prices and service competition within the electronic component contract manufacturing and repair industries, changes in the competitive environment in which the Company operates, the continued growth of the industries targeted by the Company or its competitors, or changes in the Company's management information needs, changes in customer needs and expectations and the Company's ability to keep pace with technological developments and governmental actions.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information before making an investment in the Common Stock offered hereby.

MANAGEMENT OF GROWTH; GEOGRAPHIC EXPANSION

     The Company has experienced rapid growth since February 1997 and intends to pursue continued growth through internal expansion and acquisitions. The Company's rapid growth has placed, and could continue to place, a significant strain on the Company's management information, operating and financial systems. In order to maintain and improve results of operations, the Company's management will be required to manage growth and expansion effectively. The Company's need to manage growth effectively will require it to continue to implement and improve its management information, operating and financial systems and internal controls, to develop the management skills of its managers and supervisors and to train, motivate and manage its employees. There can be no assurance that the Company's historical revenue growth will continue. The Company's failure to effectively manage growth could adversely affect the Company's results of operations. See "-- Acquisition Strategy" and "-- Uncertainties Relating to the Integration of CTI Companies."

     In 1997, the Company has acquired, and undertaken the construction of, facilities in several locations and the Company may acquire or build additional facilities from time to time in the future. The Company's results of operations could be adversely affected if its new facilities do not achieve growth sufficient to offset increased expenditures associated with growth of operations and geographic expansion. Should the Company increase its expenditures in anticipation of a future level of sales which does not materialize, its results of operations would be adversely affected. As the Company continues to expand, it may become more difficult to manage geographically-dispersed operations. There can be no assurance that the Company will successfully manage other plants it may acquire or build in the future.

ACQUISITION STRATEGY

     The Company has actively pursued in the past, and expects to actively pursue in the future, acquisitions in furtherance of its strategy of aggressively expanding its operations, geographic markets, service offerings, customer base and revenue base. Acquisitions, including the CTI Merger, the AlliedSignal Asset Purchase and the CE Merger, involve numerous risks, including difficulties in the integration of the operations, technologies and products and services of the acquired companies and assets, the diversion of management's attention and the Company's financial resources from other business activities, the potential to enter markets in which the Company has no or limited prior experience and where competitors in such markets have stronger market positions and the potential loss of key employees and customers of the acquired companies. In addition, during the integration of an acquired company, the financial performance of the Company will be subject to the risks commonly associated with an acquisition, including the financial impact of expenses necessary to realize benefits from the acquisition and the potential for disruption of operations.

     Acquisitions by the Company have in the past been financed with substantial borrowings. Although the Company intends to use the net proceeds of the offering made hereby to retire a significant portion of its outstanding indebtedness, the Company may incur significant amounts of indebtedness in connection with future acquisitions, other transactions or funding expansions of the Company's operations. Future acquisitions may also involve potentially dilutive issuances of equity securities.

     There can be no assurance that the Company will be able to identify suitable acquisition opportunities, to consummate acquisitions successfully or, with respect to recent or future acquisitions, integrate acquired personnel and operations into the Company successfully. The Company currently has no understandings or commitments with respect to any future acquisition transactions.

UNCERTAINTIES RELATING TO THE INTEGRATION OF THE CTI COMPANIES

     In addition to the general risks described under "-- Acquisition Strategy," the acquisition of the CTI Companies presents other specific risks. The acquisition of the CTI Companies represents a significant expansion of the Company's operations into markets in which, prior to the CTI Merger, the Company's management team had limited prior experience. The Company's management team now includes management personnel and employees of the CTI Companies who have not previously worked with the Company. The Company's effort to successfully enter the electronics repair and warranty business will depend on the ability of this new, combined management team to work together effectively and on the Company's ability to retain key personnel of the CTI Companies.

     The Company's future success is also dependent upon its ability to effectively integrate the CTI Companies into the Company. There can be no assurance as to the timing or amount of any marketing opportunities or revenue increases that may be realized as the result of the acquisition of the CTI Companies. Further, there can be no assurance that the CTI Merger will enhance the Company's competitive position and business prospects.

     The diversion of management attention, the inability to satisfy the foregoing needs and any other difficulties encountered in the integration process could have an adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS; RELATIONSHIPS WITH TRANSPORTATION PROVIDERS

     The Company has historically relied on a small number of customers to generate a significant percentage of its revenue. On a pro forma basis taking into account the Acquisitions, in the first nine months of 1997, three of the Company's customers each accounted for more than 10% of the Company's net revenues and the Company's ten largest customers accounted for 80.5% of the Company's net revenue. In 1996, two of the Company's customers each accounted for more than 10% of the Company's net revenues and the Company's ten largest manufacturing customers represented 77.6% of net revenue. The Company expects that AlliedSignal Inc. ("AlliedSignal"), which is one of the Company's ten largest customers, will account in 1998 for a significantly larger portion of the Company's net revenue than it has historically. The loss of AlliedSignal as a customer would, and the loss of any other significant customer could, have a material adverse effect on the Company's financial condition and results of operations.

     If the Company's efforts to expand its customer base are not successful, the Company will continue to depend upon a relatively small number of customers for a significant percentage of its net sales. There can be no assurance that current customers, including AlliedSignal, or future customers of the Company will not terminate their manufacturing arrangements with the Company or significantly change, reduce or delay the amount of manufacturing services ordered from the Company. Ohmeda, Inc. ("Ohmeda")which has been one of the Company's ten largest customers, has announced future plans to consolidate its outside manufacturing arrangements with another electronic contract manufacturer. See "-- Absence of Long-Term Manufacturing Contacts." In addition, the Company may from time to time hold significant accounts receivable from sales to certain customers. The insolvency or other inability of a significant customer to pay outstanding receivables could have a material adverse effect on the Company's results of operations and financial condition.

     The Company's repair and warranty operations are built around their principal locations at the Overnight Delivery Hubs of the two largest transportation companies that specialize in overnight delivery services in the United States and are integrated with the logistics operations of these overnight delivery service providers and participate in joint marketing programs to customers of these overnight delivery service providers. See
"-- Competition." The Company believes that the location of its repair facilities at the Overnight Delivery Hubs is a significant competitive advantage for the Company's repair and warranty service offerings and a majority of the Company's repair and warranty service customers come from joint marketing efforts with such transportation providers. The Company does not, however, have any long-term contracts or other arrangements with these overnight delivery service providers, each of which could elect to cancel the Company's lease, to cease providing scheduling accommodations or to cease joint marketing efforts with the Company at any time. If the Company ceased to be allowed to share facilities and marketing arrangements with either or both of these overnight delivery service providers, there can be no assurance that alternate arrangements could be made by the Company to preserve such advantages and the Company could lose significant numbers of repair customers. In addition, work stoppages or other disruptions in the transportation network may occur from time to time which may affect these transportation providers. Such events could have a material adverse effect on the Company's business and results of operations.

ABSENCE OF LONG-TERM MANUFACTURING CONTRACTS

     As is typical in the electronic manufacturing services industry, the Company frequently does not obtain long-term purchase orders or commitments from its customers, but instead works with them to develop nonbinding forecasts of the future volume of orders. Based on such nonbinding forecasts, the Company makes commitments regarding the level of business that it will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each individual customer and generally affecting each customer's industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except, in some cases, for payment for services rendered, materials purchased and, in limited circumstances, charges associated with such cancellation, reduction or delay. Significant or numerous cancellations, reductions or delays in orders by customers would have a material adverse effect on the Company's business, financial condition and results of operations.

IMPLEMENTATION OF NEW INFORMATION SYSTEM

     The Company is implementing a new management information system (the "MIS System"), based on commercially available Oracle software products, that is designed to track and control all aspects of its manufacturing services. Among other things, the implementation of the MIS System includes the conversion of the Company's Automated Execution System ("AES"), which is a customized software package designed to meet the needs of the Company's "Asynchronous Processing Manufacturing"

("APM") process, into software compatible with the MIS System. The Company currently expects to complete the implementation of the MIS System by December 1997 at the Company's Rocky Mountain facility. Thereafter, the Company intends to implement the MIS System at its other facilities as soon as practicable. There can be no assurance, however, that the MIS System can be properly installed at the Rocky Mountain facility or any other facility of the Company. Furthermore, there can be no assurance that, if installed, the MIS System will operate as designed or provide the Company's operations any additional efficiency. If the MIS System fails to operate as designed, the Company's operations could be disrupted by lost orders resulting in lost customers or by inventory shortfalls and overages and the Company could be compelled to write-off the development costs of such software. Such disruptions or events could adversely affect results of operations and the implementation of the Company's strategy. See "Business and Properties -- Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PROTECTION OF KNOW-HOW AND TRADE SECRETS

     APM and the supporting AES software represent and, are expected to continue to represent, a critical part of the Company's high-mix manufacturing strategy. The use, by third parties, of the concepts or processes, developed by the Company, that comprise APM is not legally restricted. In addition, the Company has a non-exclusive license to use the AES software that, in conjunction with other commercially available software programs and databases, coordinates the APM process. The APM process is therefore subject to replication by a competitor willing to invest the resources to do so and the AES software is therefore available from third parties having rights thereto. To protect its know-how and processes related to APM, the Company primarily relies upon a combination of nondisclosure agreements and other contractual provisions, as well as the confidentiality and loyalty of its employees. However, there can be no assurance that these steps will be adequate to prevent a competitor from replicating the APM process or that a competitor will not independently develop know-how or processes similar or superior to the Company's APM process. The adoption by its competitors of a process that is similar to, or superior to, the Company's APM process would likely result in a material increase in competition faced by the Company for its targeted market of high-mix OEMs.

DEVELOPMENT OF PLAN FOR BUILD-TO-ORDER

     The Company's strategy includes the development of a business plan to integrate its existing and newly-acquired businesses in order to offer BTO services, oriented around a hub-based distribution system, to its customers. This plan represents an expansion into a new line of business with which the Company has no operating experience and will require capital expenditures, certain operational changes and integration of the AES software throughout all of the Company's facilities. There can be no assurance that the Company will successfully implement this plan or market these services and the failure to do so could change the Company's business and growth strategies and adversely affect the Company's long-term business prospects. See "Business and Properties -- Strategy" and "Business and Properties -- Services."

VARIABILITY OF QUARTERLY RESULTS OF OPERATIONS

     The Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on the Company's quarterly results of operations. Other factors affecting the Company's quarterly results of operations may include, among other things, the Company's success in integrating the businesses of the CTI Companies and the CE Companies and the operations acquired in the AlliedSignal Asset Purchase, costs relating to the expansion of operations including development of the Company's plan to develop a BTO business, price competition, the

Company's level of experience in manufacturing a particular product, the degree of automation used in the assembly process, the efficiencies achieved by the Company in managing inventories and other assets, the timing of expenditures in anticipation of increased sales and fluctuations in the cost of components or labor. Any of these factors could adversely affect the Company's quarterly results of operations. See "-- Acquisition Strategy," "-- Uncertainties Relating to the Integration of the CTI Companies" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     Contract Manufacturing. Competition in the electronic manufacturing services industry is intense. The Company competes against numerous domestic and foreign manufacturers, including SCI Systems, Inc., Solectron Corporation, Benchmark Electronics, Inc., DII Group, Inc., Plexus Corp., Reptron Electronics, Inc., and others, many of which are substantially larger or have greater financial or operating resources than the Company. Many of the Company's competitors are more established in the industry and have substantially greater manufacturing, financial, engineering and marketing resources than the Company. The Company also faces competition from the manufacturing operations of its current and potential customers, which are continually evaluating the relative merits of internal manufacturing versus outsourcing. Certain of the Company's competitors have broader geographic breadth than the Company. In addition, several contract manufacturers have established manufacturing facilities in foreign countries. The Company believes that foreign manufacturing facilities are more important for contract manufacturers that focus on high-volume consumer electronic products, and do not afford a significant competitive advantage in the Company's targeted market for complex, mid-volume products for which greater flexibility in specifications and lead times is required. The Company believes that the principal competitive factors in its targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price.

     Repair and Warranty Services. The Company also has a number of competitors in the repair and warranty services industry, including Cerplex Group, Inc., Aurora Electronics, Inc., Logistics Management, Inc., Sequel, Inc., Data Exchange Corp., DecisionOne Holdings Corp., and others. In addition, the Company competes with certain OEMs that provide repair and warranty services for their own products. Some of the Company's competitors in the repair and warranty services industry are more established in the industry and have substantially greater financial, engineering and marketing resources than the Company. The Company believes that its location within the Overnight Delivery Hubs gives it a significant competitive advantage. However, a competitor can, and in some cases has, gained similar advantages by locating a repair facility in close proximity to the Overnight Delivery Hubs. The Company also faces competition from its current and potential customers, which are continually evaluating the relative merits of providing repair and warranty services internally versus outsourcing. The Company believes that the principal competitive factors in its targeted repair and warranty services market are quality, reliability, ability to meet delivery schedules and price.

TECHNOLOGICAL CHANGE

     The electronic manufacturing services industry is characterized by rapidly changing technology. The Company believes that its future success will depend on its ability to keep pace with technological changes in order to meet customer needs. The Company could be required to make substantial capital expenditures to acquire equipment embodying any new technology necessary to serve the needs of its customers. See "Business and Properties -- Industry Overview," "Business and Properties -- Strategy" and "Business and Properties -- Services."

INVENTORY RISK; LIMITED AVAILABILITY OF COMPONENTS AND MANUFACTURING EQUIPMENT

     In the first nine months of 1997, substantially all of the Company's net sales were derived from turnkey sales. In turnkey manufacturing, the Company provides materials as well as manufacturing services and often bears the risk of fluctuations in materials costs, scrap and excess inventory, which could adversely affect the Company's gross profit margins. In addition, some materials used by the Company have been subject to industry-wide shortages and suppliers have been forced to allocate available quantities among their customers. In addition, work stoppages or other disruptions in transportation services may occur from time to time which may affect availability of materials. The Company's inability to obtain any needed materials during periods of allocations, work stoppages or disruptions in transportation services could cause delays in shipments to the Company's customers, and could also adversely affect results of operations.

     Significant lead times also are involved in acquiring certain equipment used in the Company's manufacturing process. Although the Company has increased its manufacturing capacity in response to the expansion of its customer base, there can be no assurance that the Company will have sufficient capacity at any given time to meet its customers' demands if such demands exceed anticipated levels.

ENVIRONMENTAL COMPLIANCE

     The Company's operations and properties are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters. Some risk of costs and liabilities related to these matters is inherent in the Company's business, as with many other businesses. In the event of violation, these regulations provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted that may adversely affect the Company. In certain cases, the Company could be liable for environmental clean-up and other costs resulting from actions of others occurring on or near the Company's properties or, even if not liable, the Company could find itself forced to defend against assertions of potential liability for the actions of others. There can be no assurance that material costs and liabilities will not be incurred in complying with those regulations or in defending against any such liability, or that past or future operations will not result in exposure to injury or claims of injury by employees or the public.

CONCENTRATION OF OWNERSHIP


     Upon completion of this offering and including shares issuable upon exercise of vested options, the officers and directors of the Company will continue to own (assuming the exercise of all currently vested options held by them) approximately 51.9% of the Company's Common Stock then outstanding. Consequently, the officers and directors will continue to be able to exercise substantial control over the election of the Company's directors, the outcome of corporate actions requiring shareholder approval, the business and affairs of the Company and future direction of the Company. The concentration of the ownership of the Common Stock among the Company's directors is likely to delay or prevent a change of control of the Company without the consent of such directors. See "Principal Shareholders" and "Selling Shareholders."


SHARES ELIGIBLE FOR FUTURE SALES

     Sales of a substantial number of shares of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Without consideration of the contractual rights and prohibitions described below, there is also a substantial number of shares of Common Stock that are eligible for sale in public markets pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or will become so eligible, in the near future. In addition, substantial numbers of shares of Common Stock are issuable upon exercise of outstanding options issued by the Company and the Company has registered, under the Securities Act, the resale of 1,155,000 shares of Common Stock issuable upon exercise of options granted to employees under the Company's 1989 Stock Option Plan, 1993 Incentive Stock Option Plan, Equity Incentive Plan and Stock Option Plan for Non-Employee Directors (collectively, the "Stock Option Plans"). Shortly after completion of the offering made hereby, the Company intends to file a registration statement on Form S-8 to register under the Securities Act the resale of an additional 1,140,000 shares of Common Stock reserved for issuance under the Stock Option Plans. Moreover, certain of the Company's shareholders have certain contractual rights to cause the Company to register their shares for resale or to require the inclusion of their shares in registration statements otherwise filed by the Company.

     The Company, the Company's directors and executive officers and the Selling Shareholders have agreed with the Underwriters not to make certain sales or dispositions of shares of Common Stock or securities convertible or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Salomon Brothers Inc. Salomon Brothers Inc may, in its sole discretion at anytime without notice, consent to an early termination of such agreements. See "Shares Eligible for Future Sales."

VOLATILITY RISK FACTOR

     The Company's Common Stock has experienced significant price volatility historically, and such volatility may continue to occur in the future. Factors such as announcements of large customer orders, order cancellations, new product introductions by the Company or competitors or general conditions in the electronics industry, as well as variations in the Company's actual or anticipated results of operations, may cause the market price of the Company's Common Stock to fluctuate significantly. Furthermore, the stock market has experienced extreme price and volume fluctuations in recent years, often for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may materially adversely affect the price of the Company's Common Stock. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

ANTI-TAKEOVER PROVISIONS

     Several provisions of the Company's Articles of Incorporation and Bylaws could deter or delay unsolicited takeovers or delay or prevent changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. In addition, such provisions could limit the ability of shareholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock and Other Securities."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $38.9 million based upon the public offering price of $12.00. Such proceeds will be used by the Company as follows: (i) to make a $6.0 million contingent payment to the previous owners of certain of the CTI Companies that becomes due upon completion of the offering made hereby; (ii) to retire a term loan of approximately $20 million; and (iii) to pay down a portion of the Company's revolving credit facility, which as of September 30, 1997, had outstanding borrowings of approximately $22.5 million. The term loan and the revolving loan (collectively, the "Bank One Loan") were incurred pursuant to a Credit Agreement, dated as of September 30, 1997, among the Company and Bank One, Colorado, N.A. ("Bank One").The Bank One Loan was incurred in connection with the CTI Merger and the AlliedSignal Asset Purchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources," for a description of the terms, including interest rates, of the Bank One Loan.


                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Nasdaq National Market under the symbol "EFTC." The following table sets forth, for the periods indicated, the high and low closing sales prices of the Common Stock as reported on the Nasdaq National Market.


                                                                HIGH            LOW
                                                                ----            ---
YEAR ENDING DECEMBER 31, 1997:
Fourth Quarter (through November 13, 1997)..................    $16             $13
Third Quarter...............................................     14 5/16          8 5/8
Second Quarter..............................................      8 1/2           4 5/8
First Quarter...............................................      6 3/4           4 3/4
YEAR ENDED DECEMBER 31, 1996:
Fourth Quarter..............................................      4 7/8           2 3/4
Third Quarter...............................................      4 1/4           3 1/2
Second Quarter..............................................      4 7/8           3 5/8
First Quarter...............................................      5 1/8           3 3/4
YEAR ENDED DECEMBER 31, 1995:
Fourth Quarter..............................................      5 7/8           3 1/2
Third Quarter...............................................      7 7/8           5 3/8
Second Quarter..............................................      8 1/4           5
First Quarter...............................................      7 5/8           5 1/4



     On November 13, 1997, the last reported closing sale price for the Common Stock on the Nasdaq National Market was $13.00. As of October 9, 1997, there were approximately 247 shareholders of record of the Common Stock.


                                DIVIDEND POLICY

     The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. The Company instead intends to retain its earnings for use in the operation and expansion of its business. Any future cash dividends would depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. Under the terms of the Bank One Loan, the Company may not pay dividends without the consent of Bank One. See the description of the Bank One Loan in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of September 30, 1997, and as adjusted to reflect (i) the sale of 3,500,000 shares of Common Stock offered by the Company hereby and (ii) the application of the estimated net proceeds to the Company therefrom, as described under "Use of Proceeds." The following table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes and other financial information included elsewhere in this Prospectus.



                                                              AT SEPTEMBER 30, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Debt:
  Revolving credit facility.................................  $22,514      $ 9,584
  Current portion of long term debt.........................    2,275           50
                                                              -------      -------
          Total current debt................................   24,789        9,634
  Long term debt, less current portion......................   32,725       14,950
                                                              -------      -------
          Total debt........................................   57,514       24,584
                                                              -------      -------
Shareholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized, none issued and outstanding................       --           --
  Common Stock, $0.01 par value, 45,000,000 shares
     authorized; 7,812,135 shares issued and outstanding and
     11,312,135 shares as adjusted(1).......................       78          113
  Additional paid-in-capital................................   24,443       63,338
  Retained earnings.........................................    5,665        5,665
                                                              -------      -------
          Total shareholders' equity........................   30,186       69,116
                                                              -------      -------
          Total capitalization..............................  $87,700      $93,700
                                                              =======      =======


---------------


(1) Does not include 1,849,000 shares of Common Stock issuable upon exercise of outstanding options, 9,500 shares issued pursuant to the exercise of options from September 30, 1997 to the date of this Prospectus, 80,000 shares issuable upon exercise of outstanding warrants, 40,000 shares issuable upon exercise of additional options that are expected to be exercised by certain Selling Shareholders if the Underwriters' over-allotment option is exercised in full, or 500,000 shares issued on October 9, 1997 upon the exercise of certain warrants for total proceeds to the Company of $4 million.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present for the Company (i) selected consolidated historical financial data as of and for each of the five years ended December 31, 1996, as of and for the nine months ended September 30, 1997 and for the nine months ended September 30, 1996; (ii) unaudited pro forma financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflecting the consummation of the CTI Merger and the CE Merger, as described elsewhere herein; and (iii) unaudited pro forma adjusted financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 and unaudited adjusted financial data as of September 30, 1997 adjusted for the issuance of Common Stock being offered hereby and the related use of proceeds from such offering. The selected consolidated historical financial data set forth below as of September 30, 1997 and December 31, 1996 and 1995 and for the three years ended December 31, 1996 and the nine months ended September 30, 1997 have been derived from the Company's financial statements audited by KPMG Peat Marwick LLP included elsewhere in this Prospectus. The selected consolidated historical financial data as of December 31, 1994, 1993 and 1992 and for the two years ended December 31, 1993 is derived from financial statements not included or incorporated by reference herein. The selected historical financial data set forth below for the nine months ended September 30, 1996 have been derived from unaudited financial statements of the Company that have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments necessary (consisting only of normal recurring adjustments) for the fair presentation of the Company's results of operations for the period. All of the financial data set forth below is qualified in its entirety by and should be read in conjunction with such financial statements and the notes thereto and the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The results of operations of the Company for the interim period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                  YEAR ENDED DECEMBER 31
                            -------------------------------------------   ----------------------
                             PRO FORMA      PRO                            PRO FORMA      PRO
                            AS ADJUSTED    FORMA                          AS ADJUSTED    FORMA
                              1997(3)     1997(2)     1997       1996       1996(3)     1996(2)
                            -----------   --------   -------    -------   -----------   --------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..................   $98,020     $98,020    $64,973    $44,576    $115,910     $115,910
Cost of sales..............    81,766      81,766     56,740     42,676     100,590      100,590
                              -------     -------    -------    -------    --------     --------
  Gross profit.............    16,254      16,254      8,233      1,900      15,320       15,320
Selling, general and
  administrative
  expense..................    14,110      14,110      5,126      3,403      13,240       13,240
Amortization of goodwill...     1,012       1,012        157         --       1,349        1,349
Impairment of fixed
  assets...................        --          --         --        726         726          726
                              -------     -------    -------    -------    --------     --------
  Operating income
    (loss).................     1,132       1,132      2,950     (2,229)          5            5
                              -------     -------    -------    -------    --------     --------
Other income (expense):
  Interest expense.........      (698)     (2,873)    (1,054)      (384)       (375)      (3,275)
  Other income, net........     1,197(4)    1,197(4)   1,206(4)      17          83           83
                              -------     -------    -------    -------    --------     --------
                                  499      (1,676)       152       (367)       (292)      (3,192)
                              -------     -------    -------    -------    --------     --------
  Income (loss) before
    income taxes...........     1,631        (544)     3,102     (2,596)       (287)      (3,187)
Income tax expense
  (benefit)................       620        (207)     1,133       (920)         24       (1,078)
                              -------     -------    -------    -------    --------     --------
  Net income (loss)........   $ 1,011     $  (337)   $ 1,969    $(1,676)   $   (311)    $ (2,109)
                              =======     =======    =======    =======    ========     ========
Income (loss) per common
  share, fully diluted.....   $   .09     $  (.04)   $   .32    $  (.42)   $   .(03)    $   (.27)
                              =======     =======    =======    =======    ========     ========
Weighted average common and
  common equivalent shares
  outstanding..............    11,578       8,078      6,219      3,968      11,281        7,781
                              =======     =======    =======    =======    ========     ========


                                         YEAR ENDED DECEMBER 31,
                             -----------------------------------------------

                             1996(1)    1995      1994      1993      1992
                             -------   -------   -------   -------   -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales..................  $56,880   $49,220   $52,542   $29,817   $17,294
Cost of sales..............   53,980    45,325    47,123    25,688    15,129
                             -------   -------   -------   -------   -------
  Gross profit.............    2,900     3,895     5,419     4,129     2,165
Selling, general and
  administrative
  expense..................    4,196     3,094     2,396     1,843     1,452
Amortization of goodwill...       --        --        --        --        --
Impairment of fixed
  assets...................      726        --        --        --        --
                             -------   -------   -------   -------   -------
  Operating income
    (loss).................   (2,022)      801     3,023     2,286       713
                             -------   -------   -------   -------   -------
Other income (expense):
  Interest expense.........     (526)     (399)     (175)     (237)     (227)
  Other income, net........       83        79       110       (12)        8
                             -------   -------   -------   -------   -------
                                (443)     (320)      (65)     (249)     (219)
                             -------   -------   -------   -------   -------
  Income (loss) before
    income taxes...........   (2,465)      481     2,958     2,037       494
Income tax expense
  (benefit)................     (872)      127     1,041       736       174
                             -------   -------   -------   -------   -------
  Net income (loss)........  $(1,593)  $   354   $ 1,917   $ 1,301   $   320
                             =======   =======   =======   =======   =======
Income (loss) per common
  share, fully diluted.....  $  (.40)  $   .09   $   .53   $   .52   $   .13
                             =======   =======   =======   =======   =======
Weighted average common and
  common equivalent shares
  outstanding..............    3,942     3,962     3,627     2,483     2,417
                             =======   =======   =======   =======   =======



                                                              SEPTEMBER 30, 1997
                                                            -----------------------                  DECEMBER 31,
                                                                AS                    -------------------------------------------
                                                            ADJUSTED(7)   ACTUAL(6)    1996     1995    1994(5)    1993     1992
                                                            -----------   ---------   ------   ------   -------   ------   ------
                                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................................   $ 15,566      $   411    $8,508   $9,868   $6,744    $2,404   $1,423
Goodwill..................................................     46,360       40,360        --       --       --        --       --
Total assets..............................................    123,646      117,646    22,870   24,984   23,479    11,172    6,703
Total debt................................................     24,584       57,514     4,860    3,230    3,400     3,084    3,180
Stockholder's equity......................................     69,116       30,186    13,922   15,509   14,989     3,547    2,090


---------------

(1) As part of a corporate restructuring, the Company expensed $2.1 million for restructuring costs in the third quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Pro forma for the acquisitions of the CE Companies and the CTI Companies as if these acquisitions had occurred on January 1, 1996 for pro forma statement of operations data purposes. See "Unaudited Pro Forma Condensed Combined Financial Statements."


(3) Pro forma assuming the offering made hereby and the Acquisitions had occurred on January 1, 1996, and a portion of the proceeds were used to repay certain debt on that date, resulting in a decrease in interest expense of $2.2 million and $2.9 million for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.


(4) Includes gain on the sale of a building used in the Company's manufacturing operations of approximately $1.2 million.

(5) The Company received net proceeds of $9.3 million from its initial public offering in March 1994.

(6) The Company acquired the CE Companies in February 1997 for total consideration of approximately $10.9 million consisting of 1,980,000 shares of the Company's Common Stock and $5.5 million in cash, including approximately $0.6 million of transaction costs, and the CTI Companies on September 30, 1997 for $29.3 million consisting of 1,858,975 shares of the Company's Common Stock and $20.5 million in cash, including approximately $1.0 million of transaction costs. In addition, the Company acquired certain net assets of AlliedSignal in August and September 1997. See "Management's Discussion and Analysis -- Recent Developments."

(7) Adjusted to reflect the issuance of shares in the offering made hereby, net of related expenses, and the application of the proceeds as described in "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The information set forth below contains "forward looking statements" within the meaning of the PSLRA. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. See "Cautionary Statement Regarding Forward-Looking Statements and Forecasts."

THE COMPANY

  GENERAL

     The Company is a leading independent provider of high-mix electronic manufacturing services to OEMs in the aerospace and avionics, medical, communications, industrial instruments and controls and computer-related products industries. The Company's manufacturing services consist of assembling complex printed circuit boards, cables, electro-mechanical devices and finished products. The CTI Companies provide repair and warranty services to OEMs in the communications and computer industries.

     The Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on the Company's quarterly results of operations. Other factors affecting the Company's quarterly results of operations may include, among other things, the Company's success in integrating the businesses of the CTI Companies and the CE Companies and the operations acquired in the AlliedSignal Asset Purchase, costs relating to the expansion of operations including development of the Company's plan to develop a BTO business, price competition, the Company's level of experience in manufacturing a particular product, the degree of automation used in the assembly process, the efficiencies achieved by the Company in managing inventories and other assets, the timing of expenditures in anticipation of increased sales and fluctuations in the cost of components or labor.

     In the third quarter of 1996, the Company introduced Asynchronous Process Manufacturing, a new manufacturing methodology, at its Rocky Mountain facility. APM is an innovative combination of high-speed manufacturing equipment, sophisticated information systems and standardized process teams designed to manufacture mixtures of small quantities of products more flexibly and faster. APM allows for the building of small lots in very short cycle times and increases throughput by decreasing setup time, standardizing work centers and processing smaller lot sizes. The Company has done this by designating teams to set up off-line feeders and standardizing loading methods regardless of product complexity. APM has allowed the Company to increase productivity by producing product with fewer people which ultimately reduces costs and increases gross profit. The Company completed implementing APM at its Rocky Mountain facility in October 1996 and has begun implementing APM at its existing Newberg, Oregon facility, but will not complete that implementation until after its new manufacturing facility under construction in Newberg, Oregon is completed. The Company also plans to implement APM at its other facilities, at appropriate times.

  RECENT DEVELOPMENTS

     During the first nine months of 1997, the Company has completed the CE Merger, the AlliedSignal Asset Purchase and the CTI Merger, all of which have effected the Company's results of operations and financial condition in 1997.

     CE Merger. On February 24, 1997, the Company acquired two companies, CEI and its affiliate CEWI, for approximately $10.9 million consisting of 1,980,000 shares of Common Stock and approximately

$5.5 million in cash, which included approximately $0.6 million of transaction costs. The Company recorded goodwill of approximately $8.0 million, which will be amortized over 30 years. The combined revenues for the CE Companies for the fiscal year ended September 30, 1996 was approximately $32.5 million. In connection with this transaction, the Company renegotiated its line of credit and obtained a 90-day bridge loan in the amount of $4.9 million (which was subsequently repaid), the proceeds from which were used to pay the cash consideration related to the CE Merger, as discussed above. See "-- Liquidity and Capital Resources."

     AlliedSignal Asset Purchase. In August and September 1997, the Company completed the initial elements of two transactions with AlliedSignal pursuant to which the Company acquired certain inventory and equipment located in Ft. Lauderdale, Florida, subleased the portion of AlliedSignal's facility where such inventory and equipment was located and employed certain persons formerly employed by AlliedSignal at that location. The Company also hired certain persons formerly employed by AlliedSignal in Tucson, Arizona and agreed with AlliedSignal to provide the personnel and management services necessary to operate a related facility on behalf of AlliedSignal on a temporary basis. Subject to the satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Company has agreed to acquire AlliedSignal's inventory and equipment located at AlliedSignal's Tucson, Arizona facility. The Company has agreed to purchase from a third party a production facility in Tucson, Arizona that is currently being renovated. Upon completion of such renovations (expected for the first quarter of 1998), the Company will move that inventory and equipment and related employees to its own facility and will begin its own production there. The aggregate purchase price of all the assets to be acquired by the Company from AlliedSignal is expected to approximate $15 million, of which $10.9 million had been paid through September 30, 1997. The Florida facility is currently used, and the Arizona facility will initially be used, to produce electronic assemblies for AlliedSignal. The Company is also seeking to use the Florida and Arizona facilities to provide services for customers other than AlliedSignal. The Company has agreed to pay AlliedSignal one percent of gross revenue for all electronic assemblies and parts made for a customer other than AlliedSignal at the Arizona or Florida facilities through December 31, 2001.

     CTI Merger. On September 30, 1997, the Company acquired the CTI Companies for approximately $29.3 million in cash and debt assumption, 1,858,975 shares of the Company's Common Stock and a $6 million contingent payment payable upon closing of this offering. The Company recorded goodwill of approximately $32.4 million, which will be amortized over 30 years. In connection with this acquisition, the Company entered into the Bank One Loan and issued the Subordinated Notes in an aggregate principal amount of $15 million. See
"-- Liquidity and Capital Resources."

     In many respects, the CTI Companies and the Company are financially and operationally complementary businesses. This tends to give management at the CTI Companies more alternatives when making decisions that affect profit margins and overall operations. The CTI Companies have historically turned receivables at a slower rate and inventories at approximately the same rate as the Company. In 1996, the CTI Companies turned receivables at an approximate rate of 57 days or 6 times a year and turned inventories every 79 days or approximately 5 times a year. In 1996, the Company turned receivables at an approximate rate of 25 days or approximately 14 times a year and turned inventories every 62 days or approximately 6 times a year. The Company, after the CTI Merger, expects its receivables and inventory to turn over at a slower rate due to the inclusion of the CTI Companies.

     The Company is involved in the front end of many OEMs' new-product introductions and is subject to production fluctuations relating to the OEMs' product demands. The CTI Companies' repair and warranty service is dependent on the size of the products installed base. Thus, the Company's production of a particular product is related to overall product life cycle and length of demand for such product. The CTI Companies' repair and warranty service is dependent on the size of the installed base and extent of use of such product.

     The CTI Companies have generated gross profit percentages which have ranged from 26% to 33% from 1994 to 1996. This is significantly higher than the Company's historic gross profit percentages which have ranged from approximately 5% to 10% from 1994 to 1996. This is due to the high value-added content of the CTI Companies' operations. The Company expects the overall impact of combining operations of the CTI Companies with the Company to be higher overall gross, operational and net profit percentages due to the CTI Companies' overall higher profitability levels as a percentage of sales. This is based on historic results, and there is no guarantee that these trends will continue.

  RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net sales:

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                      -----------------     -------------------------
                                       1997       1996      1996      1995      1994
                                      ------     ------     -----     -----     -----
Net sales...........................   100.0%     100.0%    100.0%    100.0%    100.0%
Gross profit........................    12.7        4.3       5.1       7.9      10.3
Selling, general and administrative
  expenses..........................     7.9        7.7       7.4       6.3       4.6
Goodwill............................     0.3         --        --        --        --
Impairment of fixed assets..........      --        1.6       1.3        --        --
                                       -----      -----     -----     -----     -----
Operating income (loss).............     4.5       (5.0)     (3.6)      1.6       5.7
Interest expense....................    (1.6)      (0.9)     (0.9)     (0.8)     (0.3)
Other, net..........................     1.9        0.1       0.2       0.2       0.2
                                       -----      -----     -----     -----     -----
Income (loss) before income taxes...     4.8       (5.8)     (4.3)      1.0       5.6
Income tax expense (benefit)........     1.8       (2.0)     (1.5)      0.3       2.0
                                       -----      -----     -----     -----     -----
Net Income (loss)...................     3.0       (3.8)     (2.8)      0.7       3.6
                                       =====      =====     =====     =====     =====

     Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Net Sales. The Company's net sales increased by 45.8% to $65.0 million during the first nine months of 1997, from $44.6 million for the first nine months of 1996. The increase in net sales is due primarily to the inclusion of the operations from the CE Companies, acquired on February 24, 1997, the inclusion of the operations of the Company's Fort Lauderdale facility, acquired from AlliedSignal on August 11, 1997, and increased orders from existing customers.

     Gross Profit. Gross profit increased by 333.3% to $8.2 million during the first nine months of 1997, from $1.9 million during the first nine months of 1996. The gross profit margin for the first nine months of 1997 was 12.7% compared to 4.3% for the first nine months of 1996. The increase in gross profit percentage is related to (i) the operations of the CE Companies, which have historically had a higher gross profit percentage and (ii) the adoption of APM in the later part of 1996 in the Rocky Mountain facility which has resulted in greater operating efficiencies. In addition, as revenues have increased, fixed overhead costs such as labor costs and depreciation have been absorbed in cost of goods resulting in higher margins. Finally, the Company incurred a restructuring charge in cost of goods of $0.5 million in the third quarter of fiscal 1996, primarily related to severance pay and the write-off of inventory associated with the restructuring of the Company's customer base, which accentuated the difference in gross profit between the first nine months of 1996 and 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SGA") expenses increased by 50.6% to $5.1 million for the first nine months of 1997 compared with $3.4 million for the same period for the first nine months of 1996. As a percentage of net sales, SGA expense increased to 7.9% in the first nine months of 1997 from 7.7% in the same period of 1996. The Company incurred a restructuring charge of $0.9 million in the third quarter of 1996, primarily from severance pay for terminated employees at the Rocky Mountain facility. Without the restructuring charge, SGA expense for the first nine months of 1996 would have been 5.6% of sales. The increase in SGA expenses is primarily due to the inclusion of the CE Companies' SGA expenses, SGA expenses related to the Company's Fort Lauderdale, Florida facility, and increased investment in information technology and marketing.

     Impairment of Fixed Assets. During the third quarter of 1996, the Company incurred a write down associated with impaired assets in the amount of $725,869. See "-- 1996 Compared to 1995 -- Impairment of Fixed Assets."

     Operating Income. Operating income increased to $3.0 million for the first nine months of 1997 from a loss of $2.2 million for the first nine months of 1996. Operating income as a percentage of net sales increased to 4.5% in the first nine months of 1997 from negative 5.0% in the same period of 1996. The increase in operating income is attributable to the CE Merger, increased efficiencies associated with APM, and the acquisition and operation of the Fort Lauderdale, Florida facility. Without the $2.1 million write down in the third quarter of 1996, the nine-month 1996 operating loss would have been $0.1 million, and the operating profit margin would have been approximately breakeven.

     Interest Expense. Interest expense was $1.1 million for the first nine months of 1997 as compared to $0.4 million for the same period in 1996. The increase in interest is primarily the result of the incurrence of debt associated with the CE Merger and the AlliedSignal Asset Purchase in Arizona and Florida, and increased operating debt used to finance both inventories and receivables for the Company in the first nine months of fiscal 1997.

     Income Tax Expense. The effective income tax rate for the first nine months of fiscal 1997 was 36.5% compared to 35.4% from the same period a year earlier. This percentage can fluctuate because relatively small dollar amounts tend to move the rate significantly as estimates change. The Company expects that the rate will be higher in the upcoming quarters. This higher anticipated effective tax rate is due to the impact of the nondeductible goodwill component of the CTI Merger and CE Merger.

     1996 Compared to 1995

     Net Sales. Net sales in 1996 increased 15.6% to $56.9 million from $49.2 million in 1995. The increase in net sales is due primarily to increased material sales associated with a box-build project for one customer. The top ten customers in 1996 accounted for 77.6% of total sales volume, as compared to 80.4% in 1995.

     Gross Profit. Gross profit in 1996 decreased 25.5% from 1995 to $2.9 million. Gross profit as a percentage of net sales for 1996 was 5.1% compared to 7.9% in 1995. One reason for the decline in gross profit is related to restructuring charges of $0.5 million that were included in cost of goods sold in the third quarter of 1996. Without the restructuring, gross profit would have been $3.4 million or 5.9% of net sales. These restructuring charges were severance expenses related to a decrease in workforce, write down of inventory related to changes in the Company's customer mix, and expenses related to the reorganization of the manufacturing floor and manufacturing process in connection with the implementation of APM.

     Selling, General and Administrative Expenses. SGA expense for 1996 increased by 35.6% over 1995 to $4.2 million. The increase is due to restructuring charges for severance expenses related to reduction in workforce and other expenses related to organizational changes in the amount of $0.9 million in the third quarter of 1996. Excluding the restructuring charges, the SGA expense would have been $3.3 million which is an increase of $179,980 or 5.8% over 1995. This increase was due primarily to increased sales commissions and related expenses associated with the sales growth from 1995 to 1996 levels as noted above. As a percentage of net sales, SGA expense increased to 7.4% in 1996 from 6.3% in 1995. Without the restructuring changes, SGA expenses would have been 5.8% of net sales for the year ended 1996.

     Impairment of Fixed Assets. During the third quarter of 1996, the Company incurred a write down associated with impaired assets in the amount of $0.7 million. Statement of Financial Accounting Standards No. 121 "Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed of should be reported at the lower of carrying amount of fair value less cost to sell. The Company went through a corporate restructuring in the third quarter of 1996 which included a workforce reduction and the implementation of APM which resulted in certain assets no longer being used in operations. Certain software that will no longer be used, as well as excess equipment that was sold, were written down to fair value in accordance with Statement No. 121.

     Operating Income. Operating income in 1996 decreased 352.3% to a loss of $2.0 million from income of $801,321 in 1995. Operating income as a percent of sales decreased to negative 3.6% in 1996 from 1.6% in 1995. The decrease in operating income was primarily attributable to the restructuring charges and impairment of fixed assets noted above in the amount of $2.1 million. Excluding the restructuring charges, the Company would have had operating income of $0.1 million or 0.2% of net sales for 1996. The decrease, excluding the restructuring charges, was related to product mix changes and related overhead expenses to put new programs in place as well as increased variable selling costs associated with higher sales volumes in the first two quarters of 1996.

     Interest Expense. Interest expense in 1996 increased 31.7% from 1995 to $0.5 million. Borrowing due to increases in inventory and accounts receivable levels is the primary reason for the increase in interest expense.

     Income Tax Expense. The Company's effective income tax rate for 1996 was 35.4% compared to 26.3% for 1995. Tax expense for 1995 was lower due to certain research expenditures incurred in 1992, 1993, 1994 and 1995 for which the Company claimed federal tax credits. The Company's Rocky Mountain facility is also located in a State of Colorado enterprise zone. The Company receives state tax credits for capital expenditures and increases in the number of Company employees but, as sales increase, these state tax credits will have a relatively smaller effect on the Company's effective income tax rate.

     1995 Compared to 1994

     Net Sales. Net sales in 1995 decreased 6.3% to $49.2 million from $52.5 million in 1994. In 1995, revenues generated from sales to three of the Company's largest customers decreased by approximately $13.5 million when compared to 1994 levels. One customer moved into a larger facility and decided to decrease its outsourced manufacturing requirements. The decrease in orders from the other two customers was due to the Company's inability to be competitive on material pricing because of the Company's inability to take advantage of volume buying. In 1994, these three customers accounted for approximately $23.6 million of revenues compared to approximately $10 million in 1995. The top ten customers in 1995 accounted for 80.4% of total sales volume, as compared to 91.3% in 1994. The Company replaced a significant portion of the lost revenues attributable to the decrease in orders with new sources of revenue during 1995.

     Gross Profit. Gross profit in 1995 decreased 28.1% from 1994 to $3.9 million. Gross profit as a percentage of net sales for 1995 was 7.9%, compared to 10.3% in 1994. These decreases are attributable to several factors. First, the overall number of different assemblies ordered annually by customers increased by 200 assemblies from 703 assemblies at December 31, 1994 to 903 assemblies at December 31, 1995. At December 31, 1993, the Company had approximately 619 assemblies. The increase in the number of assemblies resulted in a decrease in efficiency manifested in increased costs related to the start-up of manufacturing of such new assemblies and other costs. Such start-up costs primarily consisted of increased labor costs due to difficulties in scheduling large numbers of assemblies, including costs for new personnel, training, overtime and increased rework costs. The Company also experienced increases in other manufacturing costs, including increased costs of production planning, documentation, engineering and scrap costs. Second, the Company made investments in equipment and facilities at the end of 1994 and the beginning of 1995. Due to such investments, depreciation expense increased by $0.7 million to $1.7 million in 1995 from $1.0 million in 1994. Third, during 1995, periodic material shortages created upward pressure on material prices and affected manufacturing schedules which had a negative impact on gross margins.

     Selling, General and Administrative Expenses. SGA expense for 1995 increased by 29.2% over 1994 to $3.1 million. The increase is primarily the result of non-recurring costs related to corporate re-structuring in the third quarter, consulting fees related to corporate reengineering processes, increased selling expenses related to a new sales office in Texas and a new sales representative in California, and increased administrative expenses related to being a publicly-held company. As a percentage of net sales, SGA expense increased to 6.3% in 1995 from 4.6% in 1994.

     Operating Income. As a result of the factors described above, operating income in 1995 decreased 73.5% in 1994 to $0.8 million. Operating income as a percentage of net sales decreased from 5.7% in 1994 to 1.6% in 1995.

     Interest Expense. Interest expense in 1995 increased 127.7% from 1994 to $399,389. The increase was attributable the Company's use of bank debt to fund increases in inventory growth and accounts receivable which were related to the previously mentioned change in product mix. Also, the Company acquired approximately $2.5 million in property and equipment in 1995, which was financed with short term debt. As discussed below under "Liquidity and Capital Resources," the Company received cash from a sale-leaseback transaction in December 1995 of $3.7 million. In addition, the Company retired approximately $3.3 million of short-term debt, in December 1995.

     Income Tax Expense. The Company's effective income tax rate for 1995 was 26.3% compared to 35.2% for 1994. The decrease in the effective tax rate is primarily attributable to certain research expenditures incurred in 1992, 1993, 1994 and 1995 for which the Company will claim federal tax credits. Also, the Company's facilities are located in a state enterprise zone. The Company receives state tax credits for capital expenditures and increases in the number of Company employees. As sales and earnings increase, these state tax credits will have a relatively smaller effect on the Company's effective income tax rate.

  LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1997, working capital totaled $411,296. Working capital at December 31, 1996 was $8.5 million compared to $9.9 million at December 31, 1995 and $6.7 million at December 31, 1994. The increase in working capital from 1994 to 1995 is attributable primarily to a sale-leaseback transaction which closed in December 1995. The Company sold equipment at a sales price of $3.7 million and retired short-term debt in the amount of $3.3 million in December 1995. The subsequent decrease in working capital in 1996 is attributable primarily to the purchase of fixed assets and long-term debt retirement. The decrease in working capital in the first nine months of 1997 is attributable to the increased borrowings under the Company's line of credit associated with the CTI Merger.

     Cash used in operations for the first nine months of 1997 was $12.3 million compared to $0.5 million in the same period last year. Cash provided by operations in 1996 was $35,667 compared to cash used in operations of $0.9 million in 1995 and $0.7 million in 1994. The AlliedSignal Asset Purchase in Florida and Arizona and the CTI Merger resulted in a significant use of funds, particularly in the purchase of inventory and equipment in the third quarter of 1997. The increase in cash used in operations in 1995 is attributable primarily to increases in accounts receivable and inventories. Accounts receivable increased 434.9% to $18.3 million at September 30, 1997 from $3.4 million at September 30, 1996. Accounts receivable decreased 22.4% to $3.9 million at December 31,1996 from $5.0 million at December 31, 1995, and increased 29.1% at December 31, 1995 from $3.9 million at December 31, 1994. A comparison of receivable turns (i.e., annualized sales divided by current accounts receivable) for the first nine months of 1997 and the first nine months of 1996 is 4.7 and
17.4 turns, respectively. The 1997 receivable turn is distorted because the sales for the first quarter of 1997 includes only one month and four days of the CE Companies' revenues. The balance sheet of the Company as of September 30, 1997, includes the consolidation of the CTI Companies and the AlliedSignal Asset Purchase, but there has been no corresponding revenue recognition from the CTI Merger and only one month and 20 days of the revenues from the operations in Fort Lauderdale, Florida and Tucson, Arizona. Receivable turns for 1996, 1995 and 1994 were 14.7, 9.9 and 13.6, respectively. Inventories increased 258.1% to $32.8 million at

September 30, 1997 from $10.1 million at September 30, 1996. Inventories decreased 7.2% to $9.1 million on December 31, 1996 from $9.9 million on December 31, 1995 and increased 31.8% on December 31, 1995 from $7.5 million on December 31, 1994. A comparison of inventory turns (i.e., annualized cost of sales divided by current inventory) for the first nine months of fiscal 1997 and 1996 shows a decrease to 2.3 from 5.6, respectively. The 1997 inventory turns are distorted because the cost of sales for the first quarter includes only one month and four days of the CE Companies' costs. Also the 1997 third quarter ending balance sheet includes the consolidation of the CTI Companies and the AlliedSignal Asset Purchase, but there has been no corresponding revenue recognition from the CTI Companies and only one month and 20 days of costs of running the Fort Lauderdale, Florida and Tuscon, Arizona operations. Inventory turns for 1996, 1995 and 1994 were 5.9, 4.6 and 6.3, respectively. Inventory increases in the early stages of new turnkey business may create delays and decrease the turning of inventory until the new assemblies are in full production.

     The Company used cash to purchase capital equipment totaling $6.4 million in the first nine months of 1997, compared with $2.1 million in the same period last year. The Company also used cash to purchase the CE Companies and CTI Companies, as explained earlier, in the amount of $24.6 million. Proceeds from long-term borrowings of $35.0 million were used to help fund the purchase of the CE Companies and CTI Companies. The Company used cash from investing activities of $2.0 million in 1996, compared to providing cash of $1.3 million in 1995 and using cash of $9.0 million in 1994. The Company used cash to purchase capital equipment totaling $2.4 million in 1996, compared with $2.5 million in 1995. In 1995, the Company received cash from the sale of equipment primarily from the sale-leaseback transaction mentioned above of $3.7 million. In 1994, capital equipment consisting primarily of manufacturing and computer equipment in the amount of $5.3 million was purchased. In addition, $3.7 million was spent for the construction of a new manufacturing facility and the purchase of an additional parcel of land to allow for future expansion. The capital equipment was purchased with proceeds from the Company's initial public offering in 1994.

     In connection with the CTI Merger and the AlliedSignal Asset Purchase, the Company entered into the Bank One Loan comprised of a $25 million revolving line of credit, maturing on September 30, 2000 and a $20 million term loan maturing on September 30, 2002. The proceeds of the Bank One Loan were used for (i) funding the CTI Merger and (ii) repayment of the then-existing Bank One line of credit, bridge facility and equipment loan. The Bank One Loan bears interest at a rate based on either the LIBOR or Bank One prime rate plus applicable margins ranging from 3.25% to 0.50% for the term facility and 2.75% to 0.00% for the revolving facility. Borrowings on the revolving facility are subject to limitation based on the value of the available collateral. The Bank One Loan is collateralized by substantially all of the Company's assets, including real estate and all of the outstanding capital stock and memberships of the Company's subsidiaries, whether now owned or later acquired. The agreement for the Bank One Loan contains covenants restricting liens, capital expenditures, investments, borrowings, payment of dividends, mergers and acquisitions and sale of assets. In addition, the loan agreement contains financial covenants restricting maximum annual capital expenditures, recapturing excess cash flow and requiring maintenance of the following ratios: (i) maximum senior debt to EBITDA (as defined in the agreement for the Bank One Loan); (ii) maximum total debt to EBITDA; (iii) minimum fixed charge coverage; (iv) minimum EBITDA to interest; and (v) minimum tangible net worth requirement with periodic step-up. As of September 30, 1997, the borrowing availability under the Bank One Loan was approximately $2.5 million.

     In addition to the Bank One Loan, the Company issued $15 million in aggregate principal amount of floating rate subordinated notes (the "Subordinated Notes"), with a maturity date of December 31, 2002 and bearing a rate of the London Inter-Bank Offered Rate, adjusted monthly ("LIBOR"), plus 2.00% in order to fund the AlliedSignal Asset Purchase. The Subordinated Notes are payable in four annual installments of $50,000 and one final payment of $14.8 million at maturity, but may be prepaid in whole or in part at the option of the Company at any time. All payments and prepayments in respect of the Subordinated Notes are fully subordinated to all payments in respect of the Bank One Loan. The Subordinated Notes are accompanied by warrants for 500,000 shares of the Company's Common Stock at an exercise price of $8.00 (the "Warrants"). The Warrants were exercised on October 9, 1997. The holder of the Subordinated Notes is Richard L. Monfort, a director of the Company. See "Certain Relationships and Related Transactions."

     The Company has begun construction of a new manufacturing facility in Oregon to replace its present facility located in Oregon at an approximate cost of $5.8 million. The Company will fund this from operational cash flow and, to the extent necessary, available lines of credit.


     The Company intends to use the proceeds from the offering made hereby to make a $6 million contingent payment to the previous owners of certain of the CTI Companies and to repay a portion of the Bank One Loan. See "Use of Proceeds."


     The Company may require additional capital to finance enhancements to, or expansions of, its manufacturing capacity in accordance with its business strategy. Management believes that the need for working capital will continue to grow at a rate generally consistent with the growth of the Company's operations. The Company may seek additional funds, from time to time, through public or private debt or equity offerings, bank borrowing or leasing arrangements; however, no assurance can be given that financing will be available on terms acceptable to the Company.

     New Accounting Standard. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS 128") which revised the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. SFAS 128 is effective for the Company's fiscal year ending December 31, 1997 and retroactive application is required. The Company believes the adoption of SFAS 128 will not have a material effect on its determination of earnings per share.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is a leading independent provider of high-mix electronic manufacturing services ("EMS") and repair and warranty services to OEMs. The Company's manufacturing services focus on a market niche of high-mix electronic products -- products that are characterized by small lot sizes with differences in configuration from each lot size to the next -- with an emphasis on high-speed production. Following its recent acquisition of the CTI Companies, the Company now also provides hub-based repair and warranty services that are marketed as part of the logistics service offerings of the two largest companies that specialize in overnight delivery services in the United States. These hub-based services are provided principally through facilities located inside the Overnight Delivery Hubs in Memphis, Tennessee and Louisville, Kentucky.

     Through a series of acquisitions completed in 1997, the Company has expanded its operations from one manufacturing facility in Colorado at the beginning of 1997 to seven facilities throughout the United States at September 30, 1997. Additionally, these Acquisitions have strategically expanded the Company's breadth of high-mix service offerings to include concurrent engineering, subassembly manufacturing, next-day delivery of assemblies and warranty and post-warranty repair services. The Acquisitions are expected to provide the Company with new opportunities to develop programs to help its existing customers reduce inventory, and allow the Company to cross-market its services to the CTI Companies' existing customer base. See "Prospectus
Summary -- Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Recent Developments."

INDUSTRY OVERVIEW

     Electronics Manufacturing Services. The electronic manufacturing services industry emerged in the United States in the 1970s and began to grow rapidly in the 1980s. By subcontracting their manufacturing operations, OEMs realized productivity gains by reducing manufacturing capacity and the number of in-house employees needed to manufacture products. As a result, capital that such OEMs would have otherwise devoted to manufacturing operations became available for other activities, such as product development and marketing. Over time, OEMs have determined that manufacturing is not one of their core competencies, leading them to outsource an increasing percentage, and in some cases all, of their manufacturing to EMS providers. The Company believes that many OEMs now view EMS providers as an integral part of their business and manufacturing strategy rather than as a back-up source to in-house manufacturing capacity during peak periods. The types of services now being outsourced have also grown. The Company believes that OEMs are outsourcing more design engineering, distribution and after-sale support, in addition to material procurement, manufacturing and testing. Technology Forecasters, an independent market research firm, has forecasted that the worldwide market for electronic contract manufacturing services is expected to grow from $60 billion in 1996 to $140 billion in 2000, representing a compound annual growth rate of 24%.

     Repair and Warranty Services. OEMs are also under pressure to control their warranty and service costs without allowing customer service to suffer. This pressure has increased as warranty periods have grown longer and product life-cycles have grown shorter. As with manufacturing services, many OEMs have determined that handling repair and warranty service and providing repair services after warranty expiration are not within their core competencies. Outsourcing allows the OEMs to focus their efforts on product research, design, development and marketing. OEMs can also obtain other benefits from the use of outside repair service providers, including reduced spares inventory, faster turns on inventory and improved customer service for products during the warranty period as well as after expiration of the warranty period. The Company's hub-based service centers allow OEMs and their customers accelerated repair cycles by eliminating transportation legs to and from the shipper to the repair facilities. Dataquest, an independent market research firm, forecasts that worldwide electronic hardware maintenance market revenues will increase from $87.4 billion in 1995 to $106 billion in 2000. In addition, Dataquest estimates that the three segments that the Company's repair and warranty services are focused on -- personal computers, workstations and data communications equipment -- will grow from $17.4 billion in 1995 to $28 billion in 2000.

     Industry Trends. The Company believes that the growth of outsourcing combined with the increasing number of types of electronic products that have emerged over the last decade have significantly increased the variety of electronic manufacturing services required by OEMs. Management also believes that more OEMs from diverse industries are outsourcing manufacturing. The proliferation of electronic products in such diverse fields as digital avionics, electronic medical diagnostics and treatment, communications, industrial controls and instrumentation and computers has placed increasing demands on EMS providers to adapt to new requirements specific to different product types. Similarly, the increasing diversity of the industries served by their OEM customers is placing increased demands on EMS providers to expand their value-added capabilities or more narrowly focus on a particular set of OEMs from particular industry groups. These demands include unique time to market models, manufacturing methods, technologies, quality criteria, and logistic needs, resulting in an increasing need for EMS providers to specialize their services. The Company believes that the key competitive trends in the industry may be summarized as follows:

                               COMPETITIVE TRENDS

               YESTERDAY                               TODAY AND TOMORROW
               ---------                               ------------------
Contract manufacturers as generalists        Contract manufacturers as specialists
Quality (key differentiator)                 Quality (prerequisite)
Manufacturing (only competency)              Integrated value added services (in
                                               addition to manufacturing)
Just-in-time (parts procurement)             Just-in-time (complete process)
Manufacture printed circuit boards           Manufacture complete products
Build-to-forecast                            Build-to-order
Typical warranty periods (90 days to         Typical warranty periods (three to five
  one year)                                    years)

     The Company believes that OEMs are offering, and in the future will increasingly offer, electronic products that are customized to specifications of OEMs on a "box-build" basis and to the specifications of end users on a BTO basis. In "box-build" services, the manufacturer assembles parts and components, some of which may be purchased from other manufacturers, into a finished product that meets the OEM's specifications. BTO services are box-build services in which the lot size may frequently consist of a single unit and is customized to the specifications of an end user. Typically, these products have some basic, mass-produced parts and special parts that are combined in numerous configurations to form highly customized products. The Company believes EMS providers seeking to participate in this BTO market niche will be required to build these products as orders are received from OEMs to permit such OEMs to reduce their inventory costs and to meet end-users' desires for fast order fulfillment. The Company is pursuing a specialization strategy within the EMS industry that focuses on providing a broad range of high-mix manufacturing and repair and warranty services with an emphasis on high-speed production and repair. The Company believes that OEMs that have historically been volume producers, but who are now shifting to BTO business models, will also be attracted to EFTC's integrated assembly, logistic, and repair capabilities at the Overnight Delivery Hubs.

     Management believes that the Company's exclusive focus on high-mix production techniques will serve the needs of traditional OEMs and is also well-suited for the BTO market. All of the Company's systems are oriented toward small-lot processing from cable assembly, to card assembly, to box-build, to repair and warranty services. It is the Company's strategy to enter the BTO market at the box-build level. The Company will outsource all mass-produced items to commodity suppliers and manufacture the complex high-mix items at one of the Company's regional facilities. Final BTO assembly will be done within the Overnight Delivery Hubs in Memphis and Louisville where the Company currently offers repair and warranty services. This strategy positions the Company to offer OEMs a simplified, more cost effective logistic solution to the delivery of their products. By locating its repair and warranty services within the Overnight Delivery Hubs, the Company believes it can reduce inventory pipelines, minimize transportation legs and gain more time to respond to customer needs.

STRATEGY

     The Company's objective is to be a leading provider of electronic manufacturing services exclusively focused on the needs of high-mix OEM customers in its targeted markets. The Company believes its customers are increasingly focused on improved inventory management, reduced time to market, BTO production, access to leading-edge manufacturing technology and reduced capital investment. The Company's strategy is to offer customers select service offerings which utilize the Company's core competency of small-lot processing and logistics benefits arising from the unique positioning of its repair and warranty services and, in the future, BTO services within the Overnight Delivery Hubs. The Company believes that this strategy will offer OEMs the most efficient model to deliver BTO products. The Company's strategy is to create a broad geographic presence, to provide innovative manufacturing solutions, to provide a broad range of manufacturing services including, in the future, BTO services and to help OEMs simplify inventory and logistics management.

     Broad Geographic Presence. Electronic component manufacturing requires close coordination of design and manufacturing efforts. The Company's strategy to achieve that coordination is to provide front-end design in manufacturability, engineering services, design for test engineering services, prototypes, and complex high-mix production through regional facilities located close to OEM engineering centers. This proximity allows for faster product introduction and greater use of concurrent engineering. In pursuit of its manufacturing strategy, the Company has made acquisitions in Oregon, Washington, Arizona and Florida. To pursue its integrated repair and warranty strategy, the Company has acquired the CTI Companies, a repair and warranty services organization located within the Overnight Delivery Hubs in Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida. The Company believes that this configuration of sites allows the Company to provide flexible, time-critical services to its customers. See "-- Description of Property."

     Innovative Manufacturing Solutions. The Company has designed APM to improve cycle times in the manufacture of high-mix products. APM allows for the building of small lots in very short cycle times by moving products asynchronously across standardized processes. The Company is continuing to refine APM with the goal of reducing average manufacturing cycle time to two days. See "-- Services -- Asynchronous Process Manufacturing." The Company has also innovated additional services customized to meet the specialized needs of high-mix OEMs such as its Total Solution Prototype Services ("TSPS"), the industry's first fixed-price turnkey prototype service, its Component Obsolescence Program ("COP") and its "Point-of-Use Stocking Program" ("PUP").

     Broad Range of Manufacturing Services. The Company's regional plants are actively involved in customer's new product introductions. As each newly built or acquired facility is integrated into the Company's operations, each is expected to have "design for manufacturability" ("DFM"), "design for test" ("DFT"), prototype, circuit card and cable assembly capabilities and to incorporate APM for the manufacture of high-mix products. See
"-- Services -- Design and Testing Services." The CTI Companies' facilities based at the Overnight Delivery Hubs now enable the Company to provide "design for serviceability" capabilities and to market the CTI Companies' repair and warranty services as complements to the Company's broad range of manufacturing services. See "--Services--Repair and Warranty Services."

     Provide Build-To-Order Services. The Company believes it has the necessary skills and processes and is developing the integration plan necessary to establish BTO capability for completed computers and instruments and systems at its facilities based in the Overnight Delivery Hubs. Locating this activity at the Overnight Delivery Hubs is intended to allow the Company's OEM customers to effect delivery of products to their customers with the fewest legs of transportation and the simplest logistic channel, thereby reducing the OEMs' inventory investments. The Company expects to manufacture complex high-mix circuit cards at its regional sites, out-source high-volume commodities to mass producers and conduct final assembly and test at its Overnight Delivery Hubs. See
"-- Services -- Build-to-Order Services."

     Simplified Logistics and Inventory Management. The Company seeks to differentiate itself from its competitors by offering the customer service offerings that utilize logistic benefits resulting from the positioning of the Overnight Delivery Hubs. By taking advantage of the movement of goods through the Overnight Delivery Hubs and the timing of the arrival and departure of planes from the Overnight Delivery Hubs, the Company believes it will be well-positioned within the industry to minimize: (1) the number of transportation legs incurred in the overall movement of goods; (2) the total inventory pipelines required for final build of goods in a BTO model; and (3) the inventory pipeline required to support a rapid repair and warranty service. See "-- Services -- Repair and Warranty Services."

SERVICES

     Manufacturing Services Overview. The Company's turnkey manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole interconnection technologies), cables, electromechanical devices and finished products. The Company also provides computer-aided testing of printed circuit boards, subsystems and final assemblies. In certain instances, the Company completes the assembly of its customers' products at the Company's facilities by integrating printed circuit boards and electro-mechanical devices into other components of the customer's products. The Company obtained, from the International Organization of Standards, ISO 9002 certification in 1994.

     The Company offers customer-select service offerings which utilize the Company's core competency of small-lot processing and logistic benefits due to the position of its repair and warranty service operations within the Overnight Delivery Hubs. The Company is developing plans to offer BTO services in the future which would be based at the Overnight Delivery Hubs. In addition, the Company has also innovated additional services customized to meet the needs of OEMs that develop and sell high-mix products. These include APM, TSPS, PUP and COP.

     Asynchronous Process Manufacturing. In the third quarter of 1996, the Company introduced Asynchronous Process Manufacturing, a new manufacturing methodology, at its Rocky Mountain facility. APM is an innovative combination of high-speed manufacturing equipment, sophisticated information systems and standardized process teams designed to manufacture mixtures of small quantities of products faster and with more flexibility. APM allows for the building of small lots in very short cycle times. The Company is continuing to refine APM with the goal of reducing manufacturing cycle time for high-mix circuit cards to two days. The Company plans to implement APM at all of its facilities and for all of its customers as part of a strategy to focus the Company exclusively on manufacturing high-mix products. APM implementation requires a complete redesign of the Company's manufacturing operations, reorganizing personnel into process teams and revising documentation. At the Company's Rocky Mountain facility, the physical moves were completed in September 1996 and by the end of October 1996 APM was fully implemented. The Company has begun implementing APM at its existing Newberg, Oregon facility, but will not complete that implementation until after its new manufacturing facility under construction in Newberg, Oregon is completed. The Company also plans to implement APM at its other facilities, at appropriate times.

     APM improves throughput of certain assembly processes over traditional continuous (synchronous) flow processing ("CFM"), which is the predominant method used in high-volume manufacturing. With APM, the Company is able to process products rapidly using a combination of new discontinuous flow methods for differing product quantities, fast surface mount assembly systems, test equipment and high-volume, high-speed production lines. In the APM model, materials are moved through the production queue at high-speed and not in a continuous or linear order as under CFM. Instead, materials are moved though the assembly procedure in the most efficient manner, using a computer algorithm developed for the Company's operations, with all sequences controlled by a computerized information system.

     High-mix manufacturing using APM involves a discontinuous series of products fed through assembly in a start-stop manner, heretofore incompatible with high-speed techniques. APM is an alternative to both CFM and batch processing often used in smaller scale manufacturing. Until now, the combination of small lots with numerous differences in configuration from each lot to the next and high-speed manufacturing has been viewed as difficult, if not impossible, by many high-mix manufacturers. The Company believes that CFM techniques used by high-volume, high-speed ECMs cannot accommodate high-mix product assembly without sacrificing speed, while smaller ECMs, capable of producing a wide variety of products, often find it difficult to afford high-quality, high-speed manufacturing assets or to keep up with OEMs' growing product demand. Under CFM, all assembly occurs on the same line, thereby slowing down the process with non-value-added operations. Under APM, all non-value-added operations are performed in the most efficient manner, off-line, thereby keeping the assembly process moving. A hybrid of CFM and batch production techniques, APM sets optimal process parameters and maximizes velocity in producing smaller lot quantities. By designating teams to set up off-line feeders, standardizing loading methods regardless of product complexity, and most importantly, improving employee motivation, the Company's application of APM has decreased set-up and cycle times, standardized work centers, allowed processing of smaller lot sizes and increased the Company's productivity.

[APM VS. CFM FLOW CHART]

     Design and Testing Services. The Company also participates in product design by providing its customers "concurrent engineering" or "design for manufacturability" services. The Company's applications engineering group interacts with the customer's engineers early in the design process to reduce variation and complexity in new designs and to increase the Company's ability to use automated production technologies. Application engineers are also responsible for assuring that a new design can be properly tested at a reasonable cost. Engineering input in component selection is also essential to assure that a minimum number of components are used, that components can be used in automated assembly and that components are readily available and cost efficient. The Company also offers customers a quick-turnaround, turnkey prototype service.

     The Company has the capability to perform in-circuit and functional testing, as well as environmental stress screening. In-circuit tests verify that components have been properly inserted and that the electrical circuits are complete. Functional tests determine if a board or system assembly is performing to customer specifications. Environmental tests determine how a component will respond to varying environmental factors such as different temperatures and power surges. These tests are usually conducted on a sample of finished components although some customers may require testing of all products to be purchased by that customer. Usually, the Company designs or procures test fixtures and then develops its own test software. The change from pin-through-hole technology to surface mount technology is leading to further changes in test technology. The Company seeks to provide customers with highly sophisticated testing services that are at the forefront of current test technology. Because the density and complexity of electronic circuitry constantly are increasing, the Company seeks to utilize developing test technology in its automated test equipment and inspection systems in order to provide superior services to its customers.

     Repair and Warranty Services. The Company has recently acquired the CTI Companies, a hub-based, component-level repair organization focused on the personal computer and communications industries. The CTI Companies pioneered the "end-of-runway" or "airport-hub-based" repair strategy and are the only providers with operations inside and integrated with the operations of the Overnight Delivery Hubs. The Company believes that through the CTI Companies' long tenure in the industry, high-quality technical capabilities, logistically advantageous site locations, and strong relationships with transportation industry leaders, the CTI Companies have developed an optimized "service spares pipeline," allowing lower OEM costs and improving end-user service levels.

     The Company's repair service offering complements the transportation logistics services marketing efforts of the two principal transportation providers at the Overnight Delivery Hubs, who work with the Company in providing access to large OEM accounts. The Company has exercised tight cost control on costs by using a flexible, part-time labor pool and leveraging the sales and marketing efforts of these transportation and logistics service providers. Additionally, beyond the requisite piece-part inventory for repairs, the Company carries minimal OEM inventory and is thus less exposed to inventory obsolescence than many competitors.

     The Company's repair and warranty division has developed superior brand equity with high levels of service achievable through product and vendor repair specialization. The Company believes that, through its experience of perfecting an integrated service and logistics model, it has erected a barrier to entry for potential competitors who might also seek to locate repair and warranty service centers at the Overnight Delivery Hubs. Moreover, the Company believes the CTI Companies have succeeded in increasing certain customers' service spare part inventory turnover rates significantly. The experiences of the CTI Companies with those customers provide evidence to demonstrate to potential OEM customers the cost savings associated with significant increases in service spare inventory turnover.

     The Company's repair and warranty services handle various types of equipment, including monitors, PC boards, routers, laptops, printers, scanners, fax machines, pen-based products, PDAs, and keyboards. The Company works with its customers on "advance exchange" programs, whereby end users receive overnight replacement of their broken components, which are in turn repaired by the Company and replaced into the OEMs' "service spares inventory pipeline" for future redistribution. The Company thus assists OEM customers in increasing inventory turns, reducing spares inventory, lowering overall costs, accelerating repair cycles, and improving customer service. Customer service is improved through both quicker turnaround time for in-warranty claims, as well as having the Company support end-customers with out-of-warranty claims and end-of-life products.

     Build-to-Order Services. The Company believes OEMs are shifting their focus to increase demand for customized products. In the past, electronic products were typically mass produced, sold through distributors to retailers who, in turn, sell to the mass market. Currently, the Company believes there will be an increased need for custom producers who build to a custom order received directly from an end user through telephone or Internet ordering systems. For example, several computer manufacturers have begun to market computers directly to, and to receive orders directly from, end-users. The products are then rapidly custom-built and delivered to the end-user.

     Custom products are by definition high-mix in that they are built in small lots and produced in a wide variety of configurations. Management believes that the Company's core competency of small-lot processing using its APM model will permit the Company to begin providing BTO services. The Company is developing a plan to begin BTO manufacturing, which includes these elements:

     - high-mix circuit cards and subassemblies will be manufactured at one of its regional sites,

     - commodity high-volume cards and subassemblies will be outsourced to volume commodity producers,

     - the Company's high-mix products and outsourced commodities will be delivered to its BTO facilities located within Overnight Delivery Hubs,

     - orders will be received at the Overnight Delivery Hubs, and

     - final product will be assembled at facilities currently used for repair/service utilizing the APM model and delivered to the end user.

Management believes that this infrastructure, combined with its APM model, will provide OEMs a cost-advantageous model to serve their BTO needs. The Company can give no assurance, however, that it will begin BTO service or that the Company will successfully attract customers to utilize this new offering.

CUSTOMERS AND MARKETING

     The Company seeks to serve traditional high-mix OEMs and OEMs that produce high-volume products and need high-mix repair and warranty services, which by their nature are high-mix services, or plan to implement high-mix BTO strategies. The Company has recently reorganized its manufacturing marketing efforts to focus on the following markets: (1) aerospace and avionics; (2) medical devices; (3) communications; (4) industrial controls and instrumentation; and (5) computer-related products.

     Each segment has or will have a marketing manager located at the corporate center in Denver. The marketing manager's responsibility is to understand their market, to know which companies are the market share leaders, to know which are the emerging growth companies within the sector, and to know what new products and technologies are being introduced into that sector. From that data, the marketing manager develops a target account list and appropriate strategies and tactics for pursuing those accounts. Regional sales managers located at each of the Company's regional sites will assist the marketing managers. The regional sales managers are responsible for identifying and pursuing accounts within their region that fit the Company's targeted outlets. This interlocked or "webbed" sales and marketing organization positions the Company to pursue accounts on both a national and regional basis.

     In addition, a key part of the Company's repair and warranty services marketing strategy is to continue to utilize the sales force of the two transportation providers located in the Overnight Delivery Hubs to sell the Company's repair and warranty services as an integral part of the logistics service offerings of these transporation providers.

     The following table represents the Company's net sales for manufacturing services by industry segment:

                                                    NINE MONTHS
                                                       1997          1996       1995
                                                    -----------      -----      -----
Aerospace and Avionics............................      17.0%          0.0%       0.0%
Medical...........................................      17.9%         29.3%      31.0%
Communications....................................      10.7%          1.5%       9.1%
Industrial Controls and Instrumentation...........      23.7%         12.6%       9.1%
Computer-Related..................................      29.5%         54.4%      49.0%
Other.............................................       1.2%          2.2%       1.8%
                                                       -----         -----      -----
                                                       100.0%        100.0%     100.0%

     The Company's customer base for manufacturing services includes Exabyte Corporation, Ohmeda, AlliedSignal, Hewlett-Packard Company ("HP"), ADC Telecommunications, and Sony Corp of America, Inc. ("Sony"). The relationships are typically long-term with most over five years old. A small number of customers has historically represented a substantial percentage of the Company's net manufacturing sales. As a result, the success of the Company's manufacturing services operations depends to some degree on the success of its largest customers. See "Risk Factors -- Dependence on a Limited Number of Customers; Relationships With Transportation Providers."

     The Company's customer base for repair and warranty services includes 25 of the largest PC and electronics OEMs, including International Business Machines Corporation, Dell Computer Corporation, Gateway 2000, Inc., HP, Bay Networks, Inc. Ascend Communications Inc., Cisco Systems Inc. and Sony. The relationships are typically long-term with most over five years old. The relationships span OEM component suppliers, OEM component customers, and system, desktop and network vendors, as well as direct marketers and channel players. As with the Company's manufacturing services, a small number of customers historically has represented a substantial percentage of the Company's net repair and warranty services sales. As a result, the success of the Company's repair and warranty services operations depends to some degree on the success of its largest customers. See "Risk Factors -- Dependence on a Limited Number of Customers; Relationships With Transportation Providers."

DESCRIPTION OF PROPERTY

     As part of the Company's strategy to have a broad geographic presence and locate its facilities in regions with a substantial or growing number of OEMs' design and engineering facilities, the Company has made several acquisitions and made significant capital investments in its manufacturing facilities.

                             YEAR
        LOCATION           ACQUIRED            SIZE           OWNED/LEASED(1)       SERVICES
        --------           --------            ----           ---------------       --------
Denver, Colorado             1997      10,000 square feet      Leased(2)        Executive Offices
Rocky Mountains              1991      52,000 square feet      Owned(3)         Manufacturing
Greeley, Colorado                      (84,000 square feet,
(being expanded)                       as expanded)
Newberg, Oregon              1997      47,000 square feet      Leased(4)        Manufacturing
(existing)
Newberg, Oregon              1998      65,000 square feet      Owned(5)         Manufacturing
(under construction)      (expected)
Moses Lake, Washington       1997      20,000 square feet      Leased(6)        Manufacturing
Ft. Lauderdale, Florida      1997      95,000 square feet      Subleased(7)     Manufacturing
Tucson, Arizona              1998      65,000 square feet      Owned(8)         Manufacturing
(being remodeled)         (expected)
Memphis, Tennessee           1997      155,000 square feet     Leased(9)        Offices, repair
                                                                                and warranty
Louisville, Kentucky         1997      130,000 square feet     Subleased and    Repair and
                                                               Leased(10)       warranty
Tampa, Florida               1997      55,000 square feet      Owned and        Repair and
                                                               Leased(11)       warranty

     The Company believes its facilities are in good condition.
---------------

 (1) Pursuant to the terms of the Bank One Loan, substantially all of the Company's owned and leased property is subject to liens and other security interests in favor of Bank One, and any other lenders from time to time under the Bank One Loan.

 (2) This lease will expire on December 31, 1999.

 (3) This facility is located on approximately 10 acres of land owned by the Company in Greeley, Colorado. The Company plans to remodel and to expand this facility by adding approximately 32,000 square feet at an aggregate cost of approximately $1.8 million. This construction is expected to be completed by January 30, 1998. The Company has recently sold the other building that had been located on its campus in Greeley, Colorado for approximately $2.4 million.

 (4) This facility includes several buildings on a campus, all of which are leased from Mr. Charles Hewitson, Mr. Gregory Hewitson and Mr. Matthew Hewitson, each of whom is a director of the Company. See "Certain Relationships and Related Transactions -- Leases." These leases are on a month-to-month basis and will be terminated when the Company moves to its new facility. See footnote 5 below.

 (5) The Company has purchased approximately 12 acres of land from an unaffiliated third party and is building a 65,000 square foot facility in Newberg, Oregon at an aggregate cost of approximately $5.8 million. The Company expects this new facility to be completed by March 31, 1998. Upon completion of this new facility, the Company will relocate its Newberg operations from the leased facility.

 (6) This facility is leased from Mr. Charles Hewitson, Mr. Gregory Hewitson and Mr. Matthew Hewitson, each of whom is a director of the Company. See "Certain Relationships and Related Transactions -- Leases." This lease expires on November 30, 1997, but the Company expects to continue such arrangement.

 (7) In connection with the Florida portion of the AlliedSignal Asset Purchase, the Company has entered into a subleasing arrangement with AlliedSignal for a 95,000 square foot portion of a building in turn leased by AlliedSignal.

 (8) In connection with the Tucson portion of the AlliedSignal Asset Purchase, the Company, through a qualified intermediary as part of a tax-free like-kind exchange, has agreed to purchase from an unaffiliated third party approximately 20 acres of land and a 65,000 square foot building in Tucson, Arizona for $1.8 million. The Company is remodeling the existing building at an expected cost of $1.0 million. The Company expects the remodeling to be completed in January 1998. Title to the land and building will pass to the Company once the remodeling is substantially completed.

 (9) The Company leases a 75,000 square foot facility and an 80,000 square foot facility, both used for office space, warehouse space and repair services, from unaffiliated third parties. The leases will expire on February 28, 2001 and June 30, 2001, respectively.

(10) The Company subleases an 80,000 square foot facility from one of the transportation providers that operates one of the Overnight Delivery Hubs, and this lease is terminable upon 90 days notice by either party. The Company also leases a 50,000 square foot facility from an unaffiliated third party and this lease will expire on May 31, 2000.

(11) The Company leases a 15,000 square foot facility from Allen S. Braswell, Sr., who is a director of the Company. This lease is a month-to-month arrangement. See "Certain Relationships and Related
     Transactions -- Leases." The Company expects this arrangement to end in March 1998. The Company also owns a 30,000 square foot building, and the Company has leased a 10,000 square foot facility from an unaffiliated third party.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SMI. Sales Management International, Inc. ("SMI") was formed in 1987 by Mr. Jack Calderon, President, Chief Executive Officer and a director of the Company, Mr. Allen S. Braswell, Sr., the Chairman of CTI and Mr. Allen S. Braswell, Jr., the President and Chief Executive Officer of CTI. SMI, acting as sales agent for CTI, secured a large contract from IBM to repair computer monitors and received a commission of 2% of revenues derived from such contract. In November 1990, CTI's Board of Directors passed a resolution stating that in the event of a change of control of CTI, SMI would receive 2% of the purchase price or $0.5 million, whichever is less. The total proceeds received by SMI as the result of the consummation of the CTI Merger was $0.5 million, of which Mr. Calderon received $166,667, representing his 33.3% interest. Since his employment with the Company, Mr. Calderon has not received any other compensation from SMI.

     Leases. CTI leases a portion of its repair facilities in Tampa, Florida from Allen S. Braswell, Sr. a director of the Company. The Company leases approximately 15,000 square feet and the monthly lease cost is $3.44 per square foot and $300 per month for taxes. The building is used for repair operations and storage. The Company expects such arrangement to end in March 1998.

     The Company currently leases a manufacturing facility in Newberg, Oregon from Mr. Charles Hewitson, Mr. Gregory Hewitson and Mr. Matthew Hewitson, each of whom is a director of the Company. The Company expects, upon completion of its new facility which is currently under construction, to relocate its Newberg operations from the leased facility to the new facility and to terminate such lease. The Company also leases a manufacturing facility in Moses Lake, Washington from the Hewitsons and the Company expects to continue such arrangement.

     Contingent Payment. In connection with the CTI Merger, the Company agreed to pay Allen S. Braswell, Sr., Allen S. Braswell, Jr. (each a director of the Company) and other members of their families, who were the indirect owners of the membership interests in Airhub and CTI LLC, on a pro rata basis, up to $6.0 million in three annual installments, subject to the achievement by the CTI Companies of certain goals relating to earnings before interest and taxes and subject to certain other conditions. Such agreement also provides for payment to the members of Airhub and CTI LLC of $6.0 million minus any earnout payments made or due and payable, in the event of either (i) a change in control of the Company; (ii) a public offering of the Company's Common Stock; or (iii) a private offering of the Company's Common Stock with aggregate net proceeds to the Company of not less than $40 million. Accordingly such $6.0 million contingent payment will become payable upon completion of the offering made hereby. See "Use of Proceeds."

     Director Representation of the CTI Companies. Mr. Robert K. McNamara, a director of the Company, is a Managing Director of Broadview, an investment banking firm, and in such capacity represented the CTI Companies in connection with the CTI Merger. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of approximately $900,000 in connection with the consummation of the CTI Merger. The previous owners of certain of the CTI Companies have agreed to pay Broadview an additional fee of $60,000 upon receipt of the $6.0 million contingent payment referred to above. See "-- Contingent Payment."

     Issuance of Subordinated Notes. Mr. Richard L. Monfort, a member of the Company's Board of Directors, purchased $15 million in aggregate principal amount of Subordinated Notes issued by the Company on September 9, 1997. The Subordinated Notes have a five-year maturity and bear interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The principal amount of the Subordinated Notes mature in four annual installments of $50,000 (commencing on the first anniversary of their issuance) and a final payment for the balance at maturity. In connection with the issuance of the Subordinated Notes, on October 6, 1997, the Company issued Warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $8.00 per share to Mr. Monfort. The Warrants were exercised on October 9, 1997.

     The foregoing information supplements the information appearing under the caption "Certain Relationships and Related Transactions" in the Company's Proxy Statement for its Annual Meeting, dated April 29, 1997, which is incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                         UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information is based upon the historical financial statements of the Company, the historical combined financial statements of the CE Companies and the historical combined financial statements of the CTI Companies.

     The unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 1997 and the year ended December 31, 1996 assume the CE Companies and CTI Companies business combinations occurred on January 1, 1996 and include the historical operations of the Company and the CTI Companies for those periods and the CE Companies for the period from January 1, 1997 to February 24, 1997 and the year ended September 30, 1996, adjusted for the pro forma effects of the business combinations.

     The following unaudited condensed pro forma financial information has been prepared based upon assumptions deemed appropriate by the Company and are not necessarily indicative of the consolidated financial position or results of operations if the business combination had been consummated on the assumed dates and are not necessarily indicative of the actual results of the future operations of the combined companies.

                                EFTC CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                        CE COMPANIES     PRO FORMA                   CTI COMPANIES
                                               CE        PRO FORMA     COMBINED WITH       CTI         PRO FORMA       PRO FORMA
                                EFTC       COMPANIES    ADJUSTMENTS    CE COMPANIES     COMPANIES     ADJUSTMENTS      COMBINED
                             -----------   ----------   ------------   -------------   -----------   -------------    -----------
Net sales..................  $64,973,220   $4,475,732    $              $69,448,952    $28,571,264    $        --     $98,020,216
Cost of goods sold.........   56,739,734   4,025,431        (7,604)(3)   60,757,561     21,008,847             --      81,766,408
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
  Gross profit.............    8,233,486     450,301         7,604        8,691,391      7,562,417             --      16,253,808
Selling, general and
  administrative
  expenses.................    5,126,226   1,368,366            --        6,494,592     11,515,139     (3,900,000)(6)  14,109,731
Amortization of goodwill...      156,716          --        44,645(1)       201,361             --        810,651(1)    1,012,012
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
  Operating income
    (loss).................    2,950,544    (918,065)      (37,041)       1,995,438     (3,952,722)     3,089,349       1,132,065
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
Other income (expense):
  Interest expense.........   (1,054,448)    (30,889)      (77,901)(2)   (1,163,238)      (400,604)    (1,309,640)(2)  (2,873,482)
  Other income, net........    1,205,756     (17,273)           --        1,188,483          8,825             --       1,197,308
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
                                 151,308     (48,162)      (77,901)          25,245       (391,779)    (1,309,640)     (1,676,174)
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
  Income (loss) before
    income taxes...........    3,101,852    (966,227)     (114,942)       2,020,683     (4,344,501)     1,779,709        (544,109)
Income tax expense
  (benefit)................    1,132,824    (362,354)      (38,189)(4)      732,281             --       (939,042)(5)    (206,761)
                             -----------   ----------    ---------      -----------    -----------    -----------     -----------
        Net income
          (loss)...........  $ 1,969,028   $(603,873)    $ (76,753)     $ 1,288,402    $(4,344,501)   $ 2,718,751     $  (337,348)
                             ===========   ==========    =========      ===========    ===========    ===========     ===========
Income per common share,
  fully diluted............  $      0.32                                                                              $     (0.04)
                             ===========                                                                              ===========
Weighted average common and
  common equivalent shares
  outstanding..............    6,218,528                                                                1,858,975       8,077,503
                             ===========                                                              ===========     ===========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

                                EFTC CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                                            PRO FORMA
                                                                CE          COMBINED
                                                            COMPANIES         WITH
                                                 CE         PRO FORMA          CE              CTI         PRO FORMA
                                  EFTC        COMPANIES    ADJUSTMENTS      COMPANIES       COMPANIES     ADJUSTMENTS
                               -----------   -----------   ------------   -------------   -------------   -----------
Net sales....................  $56,880,067   $32,520,438    $      --      $89,400,505     $26,509,725    $        --
Cost of goods sold...........   53,980,067    27,075,305      (45,626)(3)   81,009,746      19,580,340             --
                               -----------   -----------    ---------      -----------     -----------    -----------
  Gross profit...............    2,900,000     5,445,133       45,626        8,390,759       6,929,385             --
Selling, general and
  administrative expenses....    4,195,784     2,792,814           --        6,988,598       6,251,364             --
  Amortization of goodwill...           --            --      267,869(1)       267,869              --      1,080,868(1)
Impairment of fixed assets...      725,869            --           --          725,869              --             --
                               -----------   -----------    ---------      -----------     -----------    -----------
  Operating income
    (loss)...................   (2,021,653)    2,652,319     (222,243)         408,423         678,021     (1,080,868)
                               -----------   -----------    ---------      -----------     -----------    -----------
Other income (expense):
  Interest expense...........     (525,854)     (101,192)    (467,407)(2)   (1,094,453)       (434,345)    (1,746,187)(2)
  Other income, net..........       82,428         9,345           --           91,773          (9,112)            --
                               -----------   -----------    ---------      -----------     -----------    -----------
                                  (443,426)      (91,847)    (467,407)      (1,002,680)       (443,457)    (1,746,187)
                               -----------   -----------    ---------      -----------     -----------    -----------
  Income (loss) before income
    taxes....................   (2,465,079)    2,560,472     (689,650)        (594,257)        234,564     (2,827,055)
Income tax expense
  (benefit)..................     (872,114)      754,000      (68,284)(4)     (186,398)             --       (891,074)
                               -----------   -----------    ---------      -----------     -----------    -----------
  Net income (loss)..........  $(1,592,965)  $ 1,806,472    $(621,366)     $  (407,859)    $   234,564    $(1,935,981)
                               ===========   ===========    =========      ===========     ===========    ===========
Income (loss) per common
  share, fully diluted.......  $     (0.40)
                               ===========
Weighted average common and
  common equivalent shares
  outstanding................    3,942,139     1,980,000                                                    1,858,975
                               ===========   ===========                                                  ===========


                                PRO FORMA
                                 COMBINED
                               ------------
Net sales....................  $115,910,230
Cost of goods sold...........   100,590,086
                               ------------
  Gross profit...............    15,320,144
Selling, general and
  administrative expenses....    13,239,962
  Amortization of goodwill...     1,348,737
Impairment of fixed assets...       725,869
                               ------------
  Operating income
    (loss)...................         5,576
                               ------------
Other income (expense):
  Interest expense...........    (3,274,985)
  Other income, net..........        82,661
                               ------------
                                 (3,192,324)
                               ------------
  Income (loss) before income
    taxes....................    (3,186,748)
Income tax expense
  (benefit)..................    (1,077,472)
                               ------------
  Net income (loss)..........  $ (2,109,276)
                               ============
Income (loss) per common
  share, fully diluted.......  $      (0.27)
                               ============
Weighted average common and
  common equivalent shares
  outstanding................     7,781,114
                               ============

   See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

                                EFTC CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(A) BASIS OF PRESENTATION

     On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon Corporation, and Current Electronics (Washington), Inc., a Washington Corporation, for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash which included approximately $600,000 of transaction costs. The Company recorded goodwill of approximately $8.0 million in connection with the acquisition, which is being amortized over 30 years.

     On September 30, 1997, the Company acquired three affiliated companies, Circuit Test, Inc., Airhub Service Group L.C. and CTI International, L.C. for approximately $29.3 million consisting of 1,858,975 shares of the Company's common stock and approximately $20.5 million in cash. In addition, the Company will make a $6 million contingent payment payable upon closing of a public offering of securities. The Company recorded goodwill of approximately $32.4 million, which will be amortized over 30 years.

     The acquisitions were accounted for using the purchase method of accounting for business combinations. Actual adjustments may differ from those presented herein upon finalization of the purchase accounting.

(B) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the accompanying pro forma condensed financial information:

          1. To record amortization of goodwill resulting from the acquisitions over a 30-year period.

          2. To record interest expense on additional borrowings for the acquisitions at an assumed interest rate of 8.5% per annum.

          3. Elimination of depreciation expense relating to certain leasehold improvements that were abandoned after consummation of the CE Companies acquisition.

          4. To record income tax expense for the taxable income of CEWI, an S Corporation, net of the effect of the pro forma adjustments.

          5. To record income tax expense for taxable income of CTI, an S Corporation, and CTI LLC and Airhub, net of the income tax effect of the pro forma adjustments.

          6. To eliminate nonrecurring bonuses and commissions paid by the CTI Companies in connection with the CTI Merger in the amount of approximately $3.9 million.

                                   MANAGEMENT

     The following are the members of the Company's Board of Directors and the Company's executive officers:

              NAME                AGE                    TITLE(S)
              ----                ---                    --------
Gerald J. Reid(1)...............  56     Director and Chairman of the Board
Jack Calderon...................  44     Director, President and Chief Executive
                                         Officer of the Company
Stuart W. Fuhlendorf............  35     Director and Chief Financial Officer of
                                         the Company
Lloyd A. McConnell..............  45     Director and Director of Engineering
Allen S. Braswell, Sr...........  60     Director
Allen S. Braswell, Jr...........  39     Director
Darrayl E. Cannon(2)............  50     Director
James A. Doran(3)...............  42     Director
Charles E. Hewitson.............  48     Director
Gregory C. Hewitson.............  50     Director
Matthew J. Hewitson.............  46     Director
Robert K. McNamara(2)(3)........  43     Director
Richard L. Monfort(1)(2)........  43     Director
Lucille A. Reid.................  57     Director
Masoud S. Shirazi(2)(3).........  46     Director
David W. Van Wert(1)(2)(3)......  59     Director
August P. Bruehlman.............  42     Chief Administrative Officer

---------------

(1) Member of committee to reduce number of directors

(2) Member of Compensation Committee

(3) Member of Audit Committee

     The number of members of the Company's Board of Directors is currently fixed at 16. The Company's Amended and Restated Articles of Incorporation provide for a classified Board of Directors. For purposes of determining the directors' terms of office, directors are divided into three classes. The Class I directors, whose terms expire at the 1998 annual meeting of shareholders, except as described below, include Lucille A. Reid, James A. Doran, Richard L. Monfort, Gregory C. Hewitson and Allen S. Braswell, Jr. The Class II directors, whose terms expire at the 1999 annual meeting of shareholders, except as described below, include Jack Calderon, Darrayl E. Cannon, Lloyd A. McConnell, David W. Van Wert, Matthew J. Hewitson and Allen S. Braswell, Sr. The Class III directors whose terms expire at the 2000 annual meeting of shareholders include Gerald J. Reid, Masoud S. Shirazi, Stuart W. Fuhlendorf, Robert K. McNamara and Charles E. Hewitson.

     On September 2, 1997, the Board of Directors determined that the proper number of directors for the Company is nine or fewer and voted to create a committee to study the current composition of the Board and to develop a plan to reduce the number of members on the Board of Directors to nine by February 1998.

     Acting pursuant to the Company's Articles of Incorporation and Bylaws, the Board elected Allen S. Braswell, Sr. and Allen S. Braswell, Jr. as Class II and Class I directors, respectively, on September 30, 1997. In connection with the consummation of the Company's acquisition of CTI Companies, which were owned by the Braswells, the Company agreed to take such action as may be necessary to cause the Braswells to be elected to serve as directors upon the effectiveness of the CTI Merger. The Company's Bylaws provide that each of the Braswells shall hold office until the 1998 annual meeting of shareholders and until his successor shall have been elected and qualified.

     Following are brief descriptions of the business experience of the Company's directors and executive officers:

     Gerald J. Reid, 56, a founder of the Company, has been Chairman of the Board since October 1990. Mr. Reid also periodically served as the Company's Manufacturing Manager since that time and has served as President of the Company from August 1995 until August 1996 when he retired as an executive of the Company. From August 1981 until October 1990, Mr. Reid was President and Chief Executive Officer of the Company. Before founding the Company in 1981, he held a number of manufacturing-related managerial positions over a 19-year career with HP, including Future Information Systems Task Force Manager, Production Control Manager, Production Section Manager and Technical Supervisor. At the time Mr. Reid left HP to found the Company, he held the position of Division Materials Manager. Mr. Reid has been a director of the Company since its inception.

     Jack Calderon, 44, has been the Company's President and Chief Executive Officer since August 1996. From January 1996 to August 1996, Mr. Calderon was President of SMI, a private consulting firm through which Mr. Calderon provided strategic consulting to executive officers of various high-technology companies. From 1989 to 1996, Mr. Calderon worked for Group Technologies, an electronic contract manufacturing company. Mr. Calderon held several management positions at Group Technologies, most recently as its Vice President and General Manager of International Operations. Mr. Calderon currently authors a column on electronic contract manufacturing for Circuitree Magazine and is on the Board of Directors of Interconnecting and Packaging Electronic Circuits, a trade association for electronic manufacturing services companies. Mr. Calderon received a B.A. in economics from Case Western Reserve University and his Juris Doctorate from The American University. Mr. Calderon has been a director of the Company since August 1996.

     Stuart W. Fuhlendorf, 35, has been the Company's Chief Financial Officer since January 1993. Prior to joining the Company, Mr. Fuhlendorf held a number of financial management positions in the aerospace and gaming industries. Mr. Fuhlendorf holds an M.B.A. from the University of San Diego and a B.A. from the University of Northern Colorado. Mr. Fuhlendorf has been a director of the Company since October 1995.

     Lloyd A. McConnell, 45, is the Company's Director of Engineering and has been the Company's Secretary and a Vice President since May 1994. Mr. McConnell served as the Company's Applications Engineering Coordinator from March 1993 to July 1995 and as Manager of the Engineering Department from July 1995 to October 1995. From March 1991 to March 1993, Mr. McConnell was the Company's Quality Assurance Manager. Mr. McConnell served as the Company's Engineering Manager from 1987 to 1991 and from 1982 to 1987 as Sales Manager. Prior to 1982, Mr. McConnell was employed in a variety of manufacturing engineering positions with Eisenman Enterprises, Raincat Irrigation Systems and the U.S. Navy. Mr. McConnell has been a director of the Company since 1984.

     Allen S. Braswell, Sr., 60, was Chairman of the Board of Directors of CTI until the consummation of the CTI Merger in September 1997, and had served on the Board of Directors of CTI since founding the Company in 1981. Mr. Braswell served as Chief Executive Officer of CTI from 1981 until October 1996. Prior to founding CTI in 1981, Mr. Braswell was Director of Engineering at Honeywell's Tampa, Florida division for five years and, prior to that, had held a variety of management positions with Honeywell. Mr. Braswell began his employment with Honeywell in 1963 as an engineer on the Saturn Space program. Mr. Braswell received his B.S.E.E. from Georgia Institute of Technology in June 1962. Mr. Braswell has been director of the Company since September 1997.

     Allen S. Braswell, Jr., 39, is currently Vice President and Secretary of CTI. Mr. Braswell had been President of CTI since October 1993 and Chief Executive Officer of CTI since October 1996 until the consummation of the CTI Merger in September 1997. Prior to that time, Mr. Braswell had been Executive Vice President of CTI from August 1985 until October 1993 focusing primarily on the Company's Sales and Marketing activities. Mr. Braswell has served on CTI's Board of Directors since its founding in 1981. From May 1982 until August 1985 Mr. Braswell practiced with the law firm of Tanney, Forde, Donahey, and Eno L.P. Mr. Braswell received his B.S. in business administration with a concentration in finance from the University of Florida in March of 1980, and his Juris Doctorate from the University of Florida College of Law in May 1982. Mr. Braswell has been director of the Company since September 1997.

     Darrayl E. Cannon, 50, has served as Vice President of Operations for Dialogic Corporation, a leading computer telephony company, since September 1995. Mr. Cannon has a total of 28 years experience in the computer industry. Mr. Cannon served from 1989 to 1995 in several positions at McDATA Corporation, a data communications company and subsidiary of EMC Corporation, including, Vice President Quality Assurance & Manufacturing, Vice President Development & Production and Business Unit Manager. From 1975 to 1989, Mr. Cannon held a variety of positions at NCR Corporation, including Director of NCR Power Systems, Director of Operations and Director of Manufacturing. Prior to 1975, Mr. Cannon was a design and manufacturing engineer for Magnavox Corporation. Mr. Cannon has been a director of the Company since May 1996.

     James A. Doran, 42, has been a senior audit manager with Hein & Associates, LLP, a public accounting firm, since July 1994. From 1993 to 1994, Mr. Doran was Senior Vice President and Chief Financial Officer and a director of Gerrity Oil & Gas Corporation, an independent oil and gas operator in Denver, Colorado, whose stock was listed on the New York Stock Exchange. Prior to joining Gerrity, Mr. Doran was a shareholder of Williams, Richey & Co., P.C., an accounting and consulting firm in Denver, Colorado, and before that was a Senior Manager with Coopers & Lybrand. Mr. Doran has been a director of the Company since 1993.

     Charles E. Hewitson, 48, currently serves as President of OnCourse, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to the Company, and is a director of the Company. From 1984 to February 1997, Mr. Hewitson served as Vice President and director, and was a principal shareholder, of CEI, with responsibility for human resources, finance, accounting and manufacturing. In addition, Mr. Hewitson served as Vice President of CEWI, from 1994 to February 1997. CEI and its affiliate CEWI were acquired by the Company in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors of the Company.

     Gregory C. Hewitson, 49, currently serves as President of Corporate Solutions, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to the Company and is a director of the Company. From 1984 to February 1997, Mr. Hewitson served as President of CEI and CEWI, and was a principal shareholder of CEI, with responsibility for developing and leading a sales and marketing team, directing a leadership team which dealt with daily operational issues and developing strategic plans for the growth of CEI. CEI and its affiliate CEWI were acquired by the Company in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors of the Company.

     Matthew J. Hewitson, 46, currently serves as President of Matt Hewitson Consulting, Inc., a private consulting firm through which Mr. Hewitson provides certain consulting services to the Company, and is a director of the Company. From 1984 to February 1997, Mr. Hewitson served as Secretary and Treasurer, and was a principal shareholder, of CEI, with responsibility for engineering, facilities, manufacturing and equipment. CEI and its affiliate CEWI were acquired by the Company in February 1997, at which time Mr. Hewitson was appointed to the Board of Directors of the Company.

     Robert K. McNamara, 43, has served since August 1995 as a Managing Director for Broadview, a merger and acquisition advisor serving the global information technology industry. Before joining Broadview, Mr. McNamara spent 10 years with Salomon Brothers Inc, most recently as vice president and head of its technology group. From September 1981 to June 1985 Mr. McNamara worked at Smith Barney, Harris Upham & Co., Inc. as vice president, focusing on the telecommunications equipment, computer peripherals and computer retailing market segments. From September 1976 to June 1979, Mr. McNamara served in the International Banking Group of Chemical Bank, Brussels, Belgium. Mr. McNamara has been a director of the Company since February 1996.

     Richard L. Monfort, 43, served as President and Chief Operating Officer of ConAgra Red Meat Companies from July 1989 to June 1995. From 1983 until 1989, he was President of Monfort, Inc., which was subsequently acquired by ConAgra, Inc. Mr. Monfort recently joined the board of directors of the

University of Colorado Hospital Authority. Mr. Monfort has been a director of Famous Dave's of America, Inc., an owner and operator of restaurants, since March 1997. Mr. Monfort has been a director of the Company since 1993.

     Lucille A. Reid, 57, a founder of the Company, served as the Company's Customer Support/Manufacturing Specifications Manager from October 1990 to August 1995 when she became Director of Manufacturing. Mrs. Reid served as Director of Manufacturing until August 1996, when she retired from day-to-day operations of the Company. From 1982 to 1990 Mrs. Reid served as the Company's Manufacturing Manager. Before founding the Company in 1981, Mrs. Reid held various positions for 14 years at HP, her last position being Manufacturing Specifications Supervisor. Mrs. Reid's other positions at HP included Project Coordinator, Production Control Supervisor and Production Supervisor. Mrs. Reid has been a director of the Company since its inception.

     Masoud S. Shirazi, 46, is an entrepreneur and President of Shirazi and Associates, Inc., a benefit and consulting firm in Greeley, Colorado, specializing in benefit and estate planning since 1976. Mr. Shirazi serves as a director of Union Colony Bank. Mr. Shirazi has been a director of the Company since 1992.

     David W. Van Wert, 59, is President and Chief Executive Officer of Van Wert Associates Consulting, Inc., a management consulting firm he founded. From June 1993 to August 1995, Mr. Van Wert was President and Chief Operating Officer of Townsends, Inc., an agribusiness company in Millsboro, Delaware. In addition to founding and running his management consulting firm, Mr. Van Wert has held a variety of management and executive positions for 32 years in the meat and poultry processing industries. Mr. Van Wert has been a director of the Company since 1989.

     Gerald J. Reid and Lucille A. Reid are married. Charles E. Hewitson, Gregory C. Hewitson and Matthew J. Hewitson are brothers. Allen S. Braswell, Sr. and Allen S. Braswell, Jr. are father and son. There are no other family relationships among the Company's Directors.

OTHER EXECUTIVE OFFICER

     August P. Bruehlman, 42, has been the Company's Chief Administrative Officer since August 1996. Mr. Bruehlman joined the Company in 1988 and has held several management positions, most recently as Director of Human Resources. Mr. Bruehlman's current responsibilities at the Company include corporate facilities, human resources and information systems. Prior to 1988, subsequent to pursuing advanced degrees, he managed electronics and computer training in the private and public sectors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of October 9, 1997, as to the beneficial ownership of Common Stock by beneficial owners of more than five percent of the Company's Common Stock, each director, certain executive officers and by all directors and executive officers as a group:


                                                                                       PERCENT OF
      NAME OF BENEFICIAL OWNER,         NUMBER OF SHARES            PERCENT OF           COMMON
             DIRECTOR OR                  COMMON STOCK                COMMON              STOCK
          EXECUTIVE OFFICER            BENEFICIALLY OWNED             STOCK         AFTER OFFERING(1)
      -------------------------        ------------------        ----------------   -----------------
Gerald J. Reid(2)....................        520,000                    5.6%               4.1%
Lucille A. Reid(2)...................        580,000                    6.3%               4.6%
Jack Calderon(3).....................        262,500(15)                2.9%               2.1%
Lloyd A. McConnell(3)................        582,250(16)                6.3%               4.6%
Stuart W. Fuhlendorf(3)..............         90,000(17)                  *                  *
James A. Doran(4)....................          9,034(18)                  *                  *
Richard L. Monfort(5)................        655,834(18)(19)            7.1%               5.2%
David W. Van Wert(6).................         63,054(18)(20)              *                  *
Darrayl Cannon(7)....................          3,750(23)                  *                  *
Robert K. McNamara(8)................          3,750(23)                  *                  *
Masoud S. Shirazi(9).................         31,634(18)                  *                  *
Charles E. Hewitson(10)..............        660,000                    7.2%               5.2%
Gregory C. Hewitson(11)..............        660,000                    7.2%               5.2%
Matthew J. Hewitson(12)..............        660,000                    7.2%               5.2%
Allen S. Braswell, Sr.(13)...........      1,374,939(24)               14.9%              10.8%
Allen S. Braswell, Jr.(14)...........        369,442(25)                4.0%               2.9%
August P. Bruehlman(3)...............         64,500(21)                  *                  *
All directors and executive officers
  as a group, including persons named
  above (17 persons).................      6,590,687(22)               71.7%              51.9%


---------------

  *  Less than one percent.


 (1) After giving effect to the issuance of 3,500,000 shares of the Company's Common Stock in the offering made hereby.


 (2) Mr. and Mrs. Reid's address is 2150 Reservoir Road, Greeley, CO 80631.

 (3) Messrs. Calderon, McConnell, Fuhlendorf and Bruehlman's address is EFTC Corporation, 9351 Grant Street, Sixth Floor, Denver, CO 80229.

 (4) Mr. Doran's address is Hein & Associates, LLP, 717 17th Street, Denver, CO 80202-3330.

 (5) Mr. Monfort's address is 3519 Holman Court, Greeley, CO 80632.

 (6) Mr. Van Wert's address is 14227 West Dusty Trail Blvd., Sun City West, AZ 85375.

 (7) Mr. Cannon's address is Dialogic Corp., 1515 Route 10, Parsippany, NJ
     07054.

 (8) Mr. McNamara's address is Broadview Associates, One Bridge Plaza, Fort Lee, NJ 07024.

 (9) Mr. Shirazi's address is Shirazi & Associates, P.O. Box 5315, Greeley, CO 80632.

(10) Mr. Charles Hewitson's address is 2513 NE 136th Street, Vancouver, WA
     98683.

(11) Mr. Gregory Hewitson's address is 15905 Oswego Shore Court, Lake Oswego, OR 97034.

(12) Mr. Matthew Hewitson's address is 13801 SE 35th Street, Vancouver, WA
     98683.

(13) Mr. Allen Braswell, Sr.'s address is 1 Willow Road, Unit B, Waynesville, NC 28786

(14) Mr. Allen Braswell, Jr.'s address is Circuit Test, Inc., 4601 Cromwell Ave., Memphis, TN 38118.

(15) Includes 200,000 shares of Common Stock issuable upon exercise of currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 60,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.

(16) Includes 12,000 shares of Common Stock issuable upon exercise of currently exercisable options granted pursuant to the Company's Equity Incentive Plan, 70,000 shares of Common Stock that are beneficially owned by Mr. McConnell and are held in the August 1994 McConnell Charitable Remainder Trust and 250 shares of Common Stock owned by Mr. McConnell's wife.

(17) Includes 82,700 shares of Common Stock issuable upon exercise of currently exercisable options granted under the Employee Plan and 7,200 shares of Common Stock subject to options that are exercisable under the Company's 1993 Stock Option Plan.

(18) Includes 8,334 shares of Common Stock issuable upon exercise of currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors.

(19) Includes 100,000 shares of Common Stock owned by a partnership in which Mr. Monfort is the principal investor, 1,000 shares of Common Stock owned by Christine Monfort, Mr. Monfort's wife, and 27,000 shares of Common Stock owned by three of Mr. Monfort's minor children.

(20) Includes 17,720 shares of Common Stock owned jointly with Sally B. Van Wert, Mr. Van Wert's wife.

(21) Includes 52,000 shares issuable upon exercise of currently exercisable options granted under the Company's Equity Incentive Plan and 12,000 shares subject to currently exercisable options granted under the Company's 1993 Stock Option Plan.

(22) Of such 6,590,687 shares, as of October 9, 1997, an aggregate of 6,123,951 shares were outstanding and held of record by directors and officers of the Company and the remaining 446,736 represent shares of Common Stock issuable upon exercise of options or warrants that are currently exercisable or, within 60 days of October 9, 1997, will become exercisable.

(23) Includes 3,750 shares of Common Stock issuable upon exercise of currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors.

(24) Includes 1,374,939 shares of Common Stock that are owned by the Allen S. Braswell, Sr. Grantor Retained Income Trust of which Mr. Braswell, Sr. is the beneficiary of the income generated by the trust and Mr. Braswell, Jr. is the beneficiary of a portion of the principal of the trust.

(25) Includes 331,092 shares of Common Stock owned by the Allen S. Braswell, Jr./Alma L. Braswell JTWROS. Does not include 1,374,939 shares of Common Stock owned by the Allen S. Braswell, Sr. Grantor Retained Income Trust of which Mr. Braswell, Jr. is the beneficiary of a portion of the principal of the trust.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of October 9, 1997 regarding the Selling Shareholders and the beneficial ownership of shares of Common Stock offered by the Selling Shareholders pursuant to this Prospectus.


                                                                                             PERCENT OF
                                                                                               COMMON
                                                                                               STOCK
                                                         SHARES OF       NUMBER OF SHARES     ASSUMING
                                                        COMMON STOCK    BENEFICIALLY OWNED    EXERCISE
                                 NUMBER OF SHARES OF     SUBJECT TO     ASSUMING EXERCISE     OF OVER-
                                    COMMON STOCK       OVER-ALLOTMENT   OF OVER-ALLOTMENT    ALLOTMENT
  NAME OF SELLING SHAREHOLDER    BENEFICIALLY OWNED      OPTION(1)          OPTION(1)        OPTION(1)
  ---------------------------    -------------------   --------------   ------------------   ----------
Gerald J. Reid(2)..............        520,000(6)         100,000            420,000            3.3%
Lucille A. Reid(2).............        580,000(6)         100,000            480,000            3.8%
Lloyd A. McConnell(2)..........        582,250(6)          80,000            502,250            4.0%
Charles E. Hewitson(2).........        660,000(6)          60,000            600,000            4.7%
Gregory C. Hewitson(2).........        660,000(6)          60,000            600,000            4.7%
Matthew J. Hewitson(2).........        660,000(6)          60,000            600,000            4.7%
Jack Calderon(2)...............        262,500(6)           7,500            255,000            2.0%
August P. Bruehlman(2).........         64,500(6)           7,500             57,000            *
Robert Child(3)................         35,000(7)           7,500             27,500            *
Brian Tracey(4)................         44,200(8)           7,500             36,700            *
Stuart W. Fuhlendorf(2)........         90,000(6)           5,000             85,000            *
Brent L. Hofmeister(5).........         22,350(9)           5,000             17,350            *


---------------

 *  Less than one percent.

(1) If the Underwriters over-allotment option is exercised in full, each Selling Shareholder has agreed to sell the number of shares of Common Stock indicated as being subject to the over-allotment option. If such option is not exercised, the Selling Shareholders will not offer or sell any shares of Common Stock pursuant hereto.

(2) For a description of positions held with the Company, see "Management."

(3) Mr. Child is the Company's Vice President of Materials.

(4) Mr. Tracey is the Company's Vice President of Sales and Marketing.

(5) Mr. Hofmeister is the Company's Corporate Controller.


(6) For a description of the beneficial ownership of these shares of Common Stock, see "Principal Shareholders." For the number of shares of Common Stock beneficially owned and percent of Common Stock owned after giving effect to the issuance of 3,500,000 shares of the Company's Common Stock and the sale of shares by the Selling Shareholder, see "Principal Shareholders".


(7) Includes 35,000 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(8) Includes 44,000 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(9) Includes 22,250 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

               DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES


     The Company's authorized capital stock consists of 45,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $.01 per share. As of October 9, 1997, there were 8,314,135 shares of Common Stock outstanding, held of record by 247 persons, and no Preferred Stock was outstanding. Upon completion of this offering, and after the exercise of certain options before the closing of this offering, there will be 11,821,635 shares of Common Stock (exclusive of shares subject to outstanding options and warrants) and no shares of Preferred Stock outstanding.


     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws and to Colorado law. See "Available Information."

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences for any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available for that purpose. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock.

     Holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are, and the Common Stock to be sold in this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

     American Securities Transfer, Inc., is the transfer agent and registrar for the Common Stock.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock. Subject to the limitations prescribed by law, the Board of Directors is authorized to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. The authority of the Board with respect to each series shall, to the extent allowed by the Colorado Corporate Code or any successor statute include, without limitation, the express authority to establish and fix the following: the number of shares and designation of any series of Preferred Stock and the dividend rights and terms, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund or reserve account terms of any series of Preferred Stock. Any such Preferred Stock could have economic and other rights senior to the Common Stock, so that the issuance of such Preferred Stock could adversely affect the market value of the Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company without any action by the shareholders. The Company has no current plans to issue any such shares of Preferred Stock.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of the Company's Articles of Incorporation and Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by shareholders. See "Risk
Factors -- Anti-Takeover Provisions."

     The Company's Articles of Incorporation provide for a classified Board of Directors. For purposes of determining their terms, directors are divided as evenly as possible into three classes, with elections for each class every three years on a staggered basis. See "Management."

     In addition to the provisions described above, the Company's Articles of Incorporation and Bylaws provide (i) that vacancies on the Board of Directors may be filled only by the remaining directors (unless the Board approves the filling of such vacancies by the shareholders or there are no directors remaining, in which case the shareholders shall fill any such vacancies), (ii) that any action required or permitted to be taken by the shareholders of the Company may be taken only at a duly called annual or special meeting of the shareholders of the Company, and may not be taken by consent in writing or otherwise except upon the unanimous consent of all shareholders entitled to vote thereon, (iii) that special meetings of the Company's shareholders may be called only by the Company's Chairman of the Board, President or Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (iv) that the Company may not engage in certain business combinations with, in general, a person who is the beneficial owner of 10% or more of the Company's outstanding voting stock (with certain exceptions relating to persons who held Common Stock on December 9, 1993) without the authorization or approval, or the affirmative vote of holders of at least 80% of the outstanding shares and a majority of the shares not beneficially owned by the interested shareholder in each case voting together as a single class or the satisfaction of certain price, consideration and procedural requirements, (v) that the shareholders or the Company may adopt, amend, or repeal Bylaws only with the approval of holders of at least 80% of the shares, (vi) removal of any director requires the affirmative vote of the holders of at least 80% of the outstanding shares, (vii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee of the Board of Directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders, and (viii) that, except as otherwise required by law, no shareholder may nominate a person for election to the Board of Directors at a special meeting unless the special meeting is called for the election of directors and the shareholder satisfies the requirements for nominating directors. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. The affirmative vote of the holders of at least 80% of the outstanding shares is generally required to amend or repeal, or adopt any provision inconsistent with, the provisions described in this paragraph or to provide for cumulative voting.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering made hereby, there will be 11,821,635 shares of Common Stock outstanding (exclusive of shares subject to outstanding options and warrants). Of these shares, all of the 3,500,000 shares to be sold in this offering and an additional 1,870,310 previously issued shares will be freely tradable without restriction under the Securities Act, by persons who are not "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 6,451,325 shares are "restricted securities" as that term is defined under the Securities Act or are held by affiliates of the Company and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 and Rule 701 under the Securities Act, and may not be sold except in accordance with the lockup agreement described below.


     The Company, its directors and executive officers and the Selling Shareholders have agreed (the "Lockup Agreement") with the Underwriters not to make certain sales or dispositions of shares of Common Stock or securities convertible or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Salomon Brothers Inc, subject to certain exceptions. See "Underwriting." Salomon Brothers Inc may, in its sole discretion at any time without notice, consent to an early termination of the Lockup Agreement with respect to some or all of the shares subject thereto.

     Upon termination of the 180-day lockup period, approximately 3,879,570 shares of Common Stock will be eligible for sale, subject to the requirements of Rule 144. An additional 2,244,381 shares of Common Stock will become eligible for sale, subject to the requirements of Rule 144, during the third and fourth quarters of 1998. In addition, the directors, officers and Selling Shareholders who have agreed to

180-day lockup periods hold currently exercisable options to purchase 367,986 shares of Common Stock, which may be sold following the expiration of the lockup period under the registration statements on Form S-8 described below.

     In general, under Rule 144 as currently in effect, if at least one year has elapsed since the later of the date of acquisition of "restricted securities" from the Company or from an "affiliate" of the Company, the acquiror or subsequent holder thereof will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale of such shares. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If (i) at least two years have elapsed since the later of the date of acquisition of any "restricted securities" from the Company or from an "affiliate" of the Company and (ii) the acquiror or subsequent holder thereof is deemed not to have been an "affiliate" of the Company at any time during the preceding three months, such person will be entitled to sell such shares under Rule 144 immediately without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

     The Company also has reserved 2,295,000 shares of Common Stock for issuance under its Equity Incentive Plan and its Stock Option Plan for Non-Employee Directors (collectively, the "Plans"). Options to purchase 1,152,700 of such shares have been issued under the Plans and 879,776 of such options have vested. The resale of 1,155,000 shares of Common Stock issuable upon exercise of such options has been registered on Form S-8 and, shortly after the offering made hereby, the Company intends to file registration statements on Form S-8 to register the resale of the remaining 1,140,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans. In addition, 43,800 shares are reserved for issuance upon the exercise of the options issued and outstanding under the Company's 1993 Stock Option Plan, which is now closed. The resale of such shares has also been registered by the Company on Form S-8.

     Under the terms and subject to the conditions of certain registration rights agreements, certain of the Company's shareholders, including certain Selling Shareholders, and certain of their transferees, are entitled to rights with respect to registration under the Securities Act of their shares of Common Stock not sold in the offering made hereby. If the Company proposes to register any of its securities under the Securities Act, either for its account or for the account of other security holders, the Company is required, subject to certain conditions, to use its best efforts to include in such registration the registrable securities held by those shareholders entitled to registration rights. In addition, subject to certain conditions, such shareholders may require the Company to file registration statements under the Securities Act with respect to the registrable securities of the Company held by them. The Company's directors, officers, Selling Shareholders and certain other shareholders holding registration rights have waived such rights with respect to the registration of the Common Stock being offered hereby. Furthermore, each of the Company's directors officers and Selling Shareholders who have entered into Lockup Agreements have also effectively waived the ability to exercise any such registration rights until the expiration of the applicable lockup period.

     No assurances can be given with respect to the effect, if any, of future public sales of restricted shares of Common Stock or the availability of restricted shares of Common Stock for sale in the public market. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Salomon Brothers Inc, J.C. Bradford & Co. and Pacific Crest Securities Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite its name below:



                        UNDERWRITERS                              NUMBER OF SHARES
                        ------------                              ----------------
Salomon Brothers Inc .......................................         1,288,437
J.C. Bradford & Co. ........................................         1,288,437
Pacific Crest Securities Inc. ..............................           135,626
BancAmerica Robertson Stephens..............................           131,250
BT Alex.Brown Incorporated..................................           131,250
NationsBanc Montgomery Securities, Inc. ....................           131,250
Smith Barney Inc. ..........................................           131,250
Adams, Harkness & Hill, Inc. ...............................            65,625
Needham & Company, Inc. ....................................            65,625
Soundview Financial Group, Inc. ............................            65,625
Stephens Inc. ..............................................            65,625
                                                                     ---------
          Total.............................................         3,500,000
                                                                     =========


     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the above-listed shares of Common Stock if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Company has been advised by the Representatives that the several Underwriters propose initially to offer the above-listed shares to the public at the price to public set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.43 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price and such concession may be changed.



     The Company and the Selling Shareholders have granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 25,000 and 500,000 additional shares of Common Stock, respectively, at the same price per share as the initial 3,500,000 shares of Common Stock to be purchased by the several Underwriters. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in connection with the sale of the shares of Common Stock made hereby. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the additional shares as the number of shares of Common Stock set forth opposite such Underwriter's name in the table above bears to the total number of shares of Common Stock initially offered by the Underwriters.


     The Company has agreed with the Underwriters not to offer, sell or contract to sell, or otherwise directly or indirectly dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), or announce the offering of, any other shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, for a period of 180 days following the date of this Prospectus. The Company may, however, issue Common Stock upon the exercise of options outstanding on the date of this Prospectus.

     The directors and executive officers of the Company and the Selling Shareholders of the Company have agreed with the Underwriters not to offer, sell, contract to sell, pledge or otherwise dispose of, or file a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 180 days following the date of this Prospectus without the prior written consent of Salomon Brothers Inc, other than (i) any shares of Common Stock offered hereby, (ii) any option or warrant or the conversion of a security outstanding on the date of, and described in, this Prospectus and (iii) shares of Common Stock disposed of as bona fide gifts approved by Salomon Brothers Inc.


     In connection with the offering made hereby, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters may also engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering made hereby than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering made hereby to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 525,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering made hereby), for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering made hereby but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     As permitted by Rule 103 under Regulation M, the Underwriters (and selling group members) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that a passive market maker (i) may not make net daily purchases of the Common Stock in excess of the greater of (1) 200 shares and (2) 30% of its average daily trading volume in such securities for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers, (iii) may not display bids of a size that exceed the lesser of (1) the minimum quotation size for the Common Stock and (2) the remaining purchase capacity under clause (i) above and (iv) must identify its bids as such.

     Each Underwriter will represent and agree in the Underwriting Agreement that (i) it has not offered or sold, and, prior to the expiration of the period ending six months after the date of this Prospectus, will not offer or sell any of the shares offered hereby to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares offered hereby in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares offered hereby to a person who is of a kind described in

Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the several Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed on for the Company by Holme Roberts & Owen LLP, Denver, Colorado. Certain legal matters in connection with the sale of such securities will be passed on for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     The consolidated financial statements of EFTC Corporation as of September 30, 1997 and December 31, 1996 and 1995 and for the nine months ended September 30, 1997 and each of the three years in the period ended December 31, 1996 have been included and incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 have been included herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Current Electronics, Inc. and Current Electronics Washington, Inc. as of September 30, 1996 and 1995 and for each of the three years in the periods ended September 30, 1996, 1995 and 1994, included in this prospectus and elsewhere in this form S-2 Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-2 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements and other information filed with the Commission. The Registration Statement filed by the Company with the Commission, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, are available at the web site that the Commission maintains at http:\\www.sec.gov and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and the Chicago Regional

Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information concerning the Company are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Prospectus are (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (as amended by Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 1997 and June 30, 1997) and (iii) the Company's Current Reports on Form 8-K dated March 5, 1997 (as amended by a Current Report on Form 8-K/A dated May 2, 1997), dated August 26, 1997 and dated October 15, 1997, filed previously with the Commission pursuant to Section 13 of the Exchange Act. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to EFTC Corporation, 9351 Grant Street, Sixth Floor, Denver, Colorado 80229 (telephone: (303) 451-8200).

                         INDEX TO FINANCIAL STATEMENTS

EFTC CORPORATION AND SUBSIDIARIES
  INDEPENDENT AUDITORS' REPORT..............................   F-2
  CONSOLIDATED BALANCE SHEETS -- September 30, 1997 and
     December 31, 1996 and 1995.............................   F-3
  CONSOLIDATED STATEMENTS OF OPERATIONS -- Nine Months Ended
     September 30, 1997 and 1996 (Unaudited) and Years Ended
     December 31, 1996, 1995 and 1994.......................   F-4
  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY -- Nine
     Months Ended September 30, 1997 and Years Ended
     December 31, 1996, 1995 and 1994.......................   F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS -- Nine Months Ended
     September 30, 1997 and 1996 (Unaudited) and Years Ended
     December 31, 1996, 1995 and 1994.......................   F-6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................   F-7
CIRCUIT TEST, INC. AND AFFILIATES
  INDEPENDENT AUDITORS' REPORT..............................  F-18
  COMBINED BALANCE SHEETS -- June 30, 1997 (Unaudited),
     December 31, 1996 and 1995.............................  F-19
  COMBINED STATEMENTS OF OPERATIONS -- Six Months Ended June
     30, 1997 and 1996 (Unaudited) and Years Ended December
     31, 1996, 1995 and 1994................................  F-20
  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY -- Six Months
     Ended June 30, 1997 (Unaudited) and Years Ended
     December 31, 1996, 1995 and 1994.......................  F-21
  COMBINED STATEMENTS OF CASH FLOWS -- Six Months Ended June
     30, 1997 and 1996 (Unaudited) and Years Ended December
     31, 1996, 1995 and 1994................................  F-22
  NOTES TO COMBINED FINANCIAL STATEMENTS....................  F-23
CURRENT ELECTRONICS, INC. AND CURRENT ELECTRONICS
  (WASHINGTON), INC.
  REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS.................  F-36
  COMBINED BALANCE SHEETS -- December 31, 1996 (unaudited)
     and September 30, 1996 and 1995........................  F-38
  COMBINED STATEMENTS OF INCOME AND RETAINED
     EARNINGS -- Three Months Ended December 31, 1996
     (unaudited) and Years Ended September 30, 1996, 1995
     and 1994...............................................  F-39
  COMBINED STATEMENTS OF CASH FLOWS -- Three Months Ended
     December 31, 1996 (unaudited) and Years Ended September
     30, 1996, 1995 and 1994................................  F-40
  NOTES TO COMBINED FINANCIAL STATEMENTS....................  F-41

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
EFTC Corporation:

     We have audited the accompanying consolidated balance sheets of EFTC Corporation and subsidiaries as of September 30, 1997 and December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the nine months ended September 30, 1997 and for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EFTC Corporation and subsidiaries as of September 30, 1997 and December 31, 1996 and 1995, and the results of their operations and their cash flows for the nine months ended September 30, 1997 and for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Denver, Colorado
October 17, 1997

                       EFTC CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

                                ASSETS (Note 4)

                                                                               DECEMBER 31,
                                                       SEPTEMBER 30,    --------------------------
                                                           1997            1996           1995
                                                       -------------    -----------    -----------
Current assets:
  Cash and cash equivalents..........................  $  2,226,217     $   123,882    $   481,086
  Trade receivables (less allowance for doubtful
    accounts of $194,480 in 1997 and $20,000 in 1996
    and 1995)........................................    18,296,809       3,866,991      4,982,450
  Inventories (note 3)...............................    32,754,622       9,146,505      9,859,414
  Income taxes receivable............................            --         616,411         74,922
  Deferred income taxes (note 6).....................       492,037         427,059        145,538
  Prepaid expenses and other.........................       701,841          69,196        382,928
                                                       ------------     -----------    -----------
         Total current assets........................    54,471,526      14,250,044     15,926,338
                                                       ------------     -----------    -----------
Property, plant and equipment:
  Land...............................................       590,195         662,098        662,098
  Buildings and improvements.........................     4,646,183       4,889,467      4,874,571
  Machinery and equipment............................    14,694,330       5,084,114      5,870,194
  Furniture and fixtures.............................     2,638,107       1,756,588      1,433,113
  Construction in progress...........................     1,735,280              --             --
                                                       ------------     -----------    -----------
                                                         24,304,095      12,392,267     12,839,976
  Less accumulated depreciation......................    (6,451,618)     (3,872,443)    (3,949,163)
                                                       ------------     -----------    -----------
         Net property, plant and equipment...........    17,852,477       8,519,824      8,890,813
Goodwill net of accumulated amortization of
  $156,807...........................................    40,359,749              --             --
Other assets, net....................................     4,962,140          99,773        167,148
                                                       ------------     -----------    -----------
         Total Assets................................  $117,645,892     $22,869,641    $24,984,299
                                                       ============     ===========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit with bank (note 4)..................  $ 22,513,915     $ 1,800,000    $        --
  Accounts payable...................................    21,125,734       2,320,871      4,986,757
  Acquisition costs payable..........................            --              --             --
  Income taxes payable...............................       491,930              --             --
  Accrued compensation...............................     6,282,244         682,881        529,636
  Other accrued liabilities..........................     1,371,407         767,803        372,102
  Current portion of long-term debt (note 4).........     2,275,000         170,000        170,000
                                                       ------------     -----------    -----------
         Total current liabilities...................    54,060,230       5,741,555      6,058,495
                                                       ------------     -----------    -----------
Long-term debt, net of current portion (note 4):
  Related party......................................    14,950,000              --             --
  Others.............................................    17,775,000       2,890,000      3,060,000
                                                       ------------     -----------    -----------
         Total long-term debt, net of current
           portion...................................    32,725,000       2,890,000      3,060,000
Deferred income taxes (note 6).......................       674,264         315,859        356,606
                                                       ------------     -----------    -----------
Total liabilities....................................    87,459,494       8,947,414      9,475,101
                                                       ------------     -----------    -----------
Shareholders' equity (note 7):
  Preferred stock, $.01 par value. Authorized
    5,000,000 shares; none issued or outstanding.....            --              --             --
  Common stock, $.01 par value. Authorized 45,000,000
    shares; issued and outstanding 7,812,135,
    3,942,660 and 3,940,860 shares, respectively.....        78,121          39,427         39,409
  Additional paid-in capital.........................    24,443,629      10,187,180     10,181,204
  Retained earnings..................................     5,664,648       3,695,620      5,288,585
                                                       ------------     -----------    -----------
         Total shareholders' equity..................    30,186,398      13,922,227     15,509,198
                                                       ------------     -----------    -----------
Commitments and contingencies (notes 4 and 9)........
         Total liabilities and stockholders'
           equity....................................  $117,645,892     $22,869,641    $24,984,299
                                                       ============     ===========    ===========

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,                                 YEAR ENDED DECEMBER 31,
                          -------------------------------------------   -----------------------------------------------------------
                                   1997                   1996                1996                 1995                 1994
                          ----------------------   ------------------   -----------------   ------------------   ------------------
                                                      (UNAUDITED)
Net sales...............       $64,973,220            $44,576,291          $56,880,067         $49,220,070          $52,541,842
Cost of goods sold (note
  11)...................        56,739,734             42,676,203           53,980,067          45,325,349           47,123,066
                               -----------            -----------          -----------         -----------          -----------
  Gross profit..........         8,233,486              1,900,088            2,900,000           3,894,721            5,418,776
Selling, general and
  administrative
  expenses (note 11)....         5,126,226              3,403,090            4,195,784           3,093,400            2,395,164
Amortization of
  goodwill..............           156,716                     --                   --                  --                   --
Impairment of fixed
  assets (note 11)......                --                725,869              725,869                  --                   --
                               -----------            -----------          -----------         -----------          -----------
  Operating income
     (loss).............         2,950,544             (2,228,871)          (2,021,653)            801,321            3,023,612
                               -----------            -----------          -----------         -----------          -----------
Other income (expense):
  Interest expense......        (1,054,448)              (384,511)            (525,854)           (399,389)            (175,400)
  Interest income.......                --                     --                5,624               3,700               78,933
  Gain (loss) on sale of
     assets.............         1,152,430                (12,723)              50,012              49,533                   --
  Other, net............            53,326                 29,812               26,792              25,491               31,187
                               -----------            -----------          -----------         -----------          -----------
                                   151,308               (367,422)            (443,426)           (320,665)             (65,280)
                               -----------            -----------          -----------         -----------          -----------
  Income (loss) before
     income taxes.......         3,101,852             (2,596,293)          (2,465,079)            480,656            2,958,332
Income tax expense
  (benefit)
  (note 6)..............         1,132,824               (920,203)            (872,114)            126,518            1,041,415
                               -----------            -----------          -----------         -----------          -----------
  Net income (loss).....       $ 1,969,028            $(1,676,090)         $(1,592,965)        $   354,138          $ 1,916,917
                               ===========            ===========          ===========         ===========          ===========
Income (loss) per common
  and common equivalent
  share:
  Primary...............       $       .34            $      (.42)         $      (.40)        $       .09          $       .53
                               ===========            ===========          ===========         ===========          ===========
  Fully diluted.........       $       .32            $      (.42)         $      (.40)        $       .09          $       .53
                               ===========            ===========          ===========         ===========          ===========
Weighted average common
  and common equivalent
  shares outstanding:
  Primary...............         5,854,460              3,968,417            3,942,139           3,962,261            3,626,845
                               ===========            ===========          ===========         ===========          ===========
  Fully diluted.........         6,218,528              3,968,417            3,942,139           3,962,261            3,626,845
                               ===========            ===========          ===========         ===========          ===========

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                AND YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                     COMMON STOCK                                             TOTAL
                                  -------------------   ADDITIONAL PAID-IN    RETAINED    SHAREHOLDERS'
                                   SHARES     AMOUNT         CAPITAL          EARNINGS       EQUITY
                                  ---------   -------   ------------------   ----------   -------------
BALANCES AT JANUARY 1, 1994.....  2,368,500   $23,685          505,316        3,017,530      3,546,531
Initial public offering, net of
  offering costs of
  $1,320,749....................  1,419,660    14,197        9,312,700               --      9,326,897
Stock options exercised.........    102,950     1,029          198,019               --        199,048
Net income......................         --        --               --        1,916,917      1,916,917
                                  ---------   -------       ----------       ----------     ----------
BALANCE, DECEMBER 31, 1994......  3,891,110    38,911       10,016,035        4,934,447     14,989,393
Stock options exercised.........     49,750       498          165,169               --        165,667
Net income......................         --        --               --          354,138        354,138
                                  ---------   -------       ----------       ----------     ----------
BALANCE, DECEMBER 31, 1995......  3,940,860   $39,409       10,181,204        5,288,585     15,509,198
Stock options exercised.........      1,800        18            5,976               --          5,994
Net loss........................         --        --               --       (1,592,965)    (1,592,965)
                                  ---------   -------       ----------       ----------     ----------
BALANCE, DECEMBER 31, 1996......  3,942,660   $39,427       10,187,180        3,695,620     13,922,227
Issuance of common stock in
  business combinations.........  3,838,975    38,389       14,143,793               --     14,182,182
Stock options exercised.........     30,500       305          112,656               --        112,961
Net income......................         --        --               --        1,969,028      1,969,028
                                  ---------   -------       ----------       ----------     ----------
BALANCE, SEPTEMBER 30, 1997.....  7,812,135   $78,121       24,443,629        5,664,648     30,186,398
                                  =========   =======       ==========       ==========     ==========

          See accompanying notes to consolidated financial statements.

                       EFTC CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                          NINE MONTHS
                                                       ENDED SEPTEMBER 30               YEAR ENDED DECEMBER 31,
                                                   --------------------------   ---------------------------------------
                                                       1997          1996          1996          1995          1994
                                                   ------------   -----------   -----------   -----------   -----------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $  1,969,028   $(1,676,090)  $(1,592,965)  $   354,138   $ 1,916,917
  Adjustments to reconcile net income (loss) to
    net cash provided, (used) by operating
    activities:
    Depreciation and amortization................     1,417,407       999,454     1,281,628     1,716,841       973,262
    Deferred income tax expense (benefit)........       554,958       (10,103)     (322,268)      (15,745)      121,385
    Loss (gain) on sale and impairment of
      property, plant and equipment, net.........    (1,149,638)    1,181,000     1,101,475       (49,533)           --
    Other, net...................................            --            --        16,751      (106,088)           --
    Changes in operating assets and liabilities
      net of the effects of acquisitions:
      Trade receivables..........................    (9,774,725)    1,561,968     1,115,459    (1,123,927)   (1,378,102)
      Inventories................................   (15,535,734)     (287,678)      712,909    (2,380,040)   (2,839,405)
      Income taxes receivable....................       616,411      (909,753)     (541,489)      (10,267)      (64,655)
      Income taxes payable.......................       491,930            --            --            --            --
      Prepaid expenses and other current
         assets..................................      (358,147)      250,848       313,732      (333,461)         (302)
      Other assets...............................    (3,871,536)      121,824        67,375       (96,971)      147,640
      Accounts payable and other accrued
         liabilities.............................    13,291,195    (1,692,182)   (2,116,940)    1,111,464       426,084
                                                   ------------   -----------   -----------   -----------   -----------
         Net cash provided (used) by operating
           activities............................   (12,348,851)     (460,712)       35,667      (933,589)     (697,176)
                                                   ------------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of property, plant and equipment......    (6,418,212)   (2,135,969)   (2,374,403)   (2,473,819)   (9,035,395)
  Proceeds from sale of property, plant and
    equipment....................................     2,419,820        10,157       345,538     3,739,344            --
  Payments for business combinations, net of cash
    acquired of $1.6 million.....................   (24,595,172)           --            --            --            --
                                                   ------------   -----------   -----------   -----------   -----------
         Net cash provided (used) by investing
           activities............................   (28,593,564)   (2,125,812)   (2,028,865)    1,265,525    (9,035,395)
                                                   ------------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Stock options exercised........................       112,960         5,994         5,994       165,667       199,048
  Issuance of common stock for cash..............            --            --            --            --     9,326,897
  Borrowings (payments) on lines of credit and
    short-term notes payable, net................    20,713,915     2,300,000     1,800,000            --      (300,000)
  Proceeds from long-term debt...................    41,700,000            --            --            --     3,400,000
  Principal payments on long-term debt...........   (18,644,625)     (170,000)     (170,000)     (170,000)   (2,783,770)
  Payment of financing costs.....................      (837,500)           --            --            --            --
                                                   ------------   -----------   -----------   -----------   -----------
         Net cash provided (used) by financing
           activities............................    43,044,750     2,135,994     1,635,994        (4,333)    9,842,175
                                                   ------------   -----------   -----------   -----------   -----------
         Increase (decrease) in cash and cash
           equivalents...........................     2,102,335      (450,530)     (357,204)      327,603       109,604
Cash and cash equivalents:
  Beginning of period............................       123,882       481,086       481,086       153,483        43,879
                                                   ------------   -----------   -----------   -----------   -----------
  End of period..................................  $  2,226,217   $    30,556   $   123,882   $   481,086   $   153,483
                                                   ============   ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
    Interest.....................................  $  1,054,448   $   374,960   $   517,502   $   387,045   $   238,884
                                                   ============   ===========   ===========   ===========   ===========
    Income taxes paid (refunded), net............  $   (402,392)  $    12,728   $    (8,010)  $   152,530   $ 1,596,475
                                                   ============   ===========   ===========   ===========   ===========
  Common stock issued in business combinations...  $ 14,182,182   $        --   $        --   $        --   $        --
                                                   ============   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements

                       EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

(1) NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business

     EFTC Corporation (the "Company"), is an independent provider of electronic manufacturing services to original equipment manufacturers in the computer peripherals, medical equipment, industrial controls, telecommunications equipment and electronic instrumentation industries. The Company's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, electro-mechanical devices and finished products. The Company also provides computer aided testing of printed circuit boards, subsystems and final assemblies and "hub based" repair and warranty services.

     Basis of Presentation

     The accompanying consolidated financial statements include the accounts of EFTC Corporation and its wholly-owned subsidiaries since their date of formation or acquisition, as described in note 2. All intercompany balances and transactions have been eliminated in consolidation.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The financial statements for the nine months ended September 30, 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial condition, results of operations and cash flows. Information recorded in the notes to financial statements that relate to the interim unaudited financial statements is also unaudited. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with original maturities of six months or less.

     Inventories

     Inventories are stated at the lower of weighted average cost or market.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using straight-line and accelerated methods over estimated useful lives ranging from 31 to 39 years for buildings, and 5 to 10 years for furniture and fixtures and machinery and equipment.

     Intangible Assets

     Intangible assets consist of goodwill and acquired intellectual property which are amortized using the straight-line method over the estimated useful lives of 30 and 10 years, respectively. Acquired intellectual property consists of circuit board assembly designs and specifications in the amount of $1.1 million, net of accumulated amortization of $7,000, and is included in other noncurrent assets.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

     Impairment of Long-Lived Assets

     The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), effective January 1, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to future net cash flows to be expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Adoption of this statement effective January 1, 1996 did not have a material impact on the Company's consolidated financial position, results of operations or liquidity. In connection with the Company's restructuring in August 1996, the Company recorded a provision for impairment of certain fixed assets of $725,869.

     Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition

     The Company recognizes revenue upon shipment to customers.

     Income (Loss) Per Share

     Income per share is computed based on the weighted average number of shares and common equivalent shares outstanding during the year. Common equivalent shares totaling 414,068 are included in the computation for the nine months ended September 30, 1997 and consist of stock options, determined using the treasury stock method. Common equivalent shares were not significant or antidilutive for all other periods included in the accompanying consolidated financial statements.

     Stock-based Compensation

     The Company accounts for its employee stock compensation plans as prescribed under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosures of net income and earnings per share required by Statement of Financial Accounting Standards No. 123 (SFAS
123), "Accounting for Stock-based Compensation," are included in note 7 to the financial statements.

(2) BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

     On September 30, 1997, the Company acquired three affiliated companies, Circuit Test, Inc., Airhub Service Group L.C. and CTI International, L.C. (the CTI Companies) for approximately $29.3 million consisting of 1,858,975 shares of the Company's common stock and approximately $20.5 million in cash which includes approximately $1 million of transaction costs. In addition, the Company will make a $6 million contingent payment payable upon closing of a public offering of securities. The Company recorded goodwill of approximately $32.4 million, which will be amortized over 30 years. The acquisition

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition.

     In August and September 1997, the Company completed the initial elements of two transactions with AlliedSignal Inc. (AlliedSignal) pursuant to which the Company acquired certain inventory and equipment located in Ft. Lauderdale, Florida, subleased the facility where such inventory and equipment was located and employed certain persons formerly employed by AlliedSignal at that location. The Company also hired certain persons formerly employed by AlliedSignal in Arizona and agreed with AlliedSignal to provide the personnel and management services necessary to operate a related facility on behalf of AlliedSignal on a temporary basis. Subject to the satisfaction of the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Company will acquire AlliedSignal's inventory and equipment located at the Arizona facility. The aggregate purchase price of all the assets to be acquired by the Company from AlliedSignal is expected to approximate $15.0 million, of which $10.9 million had been paid through September 30, 1997. The Company has also agreed to pay AlliedSignal one percent of gross revenue for all electronic assemblies and parts made for customers other than AlliedSignal at the Arizona or Florida facilities through December 31, 2006.

     On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon Corporation, and Current Electronics (Washington), Inc., a Washington Corporation (the CE Companies), for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash which included approximately $600,000 of transaction costs. The Company recorded goodwill of approximately $8.0 million in connection with the acquisition, which is being amortized over 30 years. The acquisition was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition.

     The following unaudited pro forma information assumes that the acquisitions of the CTI Companies and the CE Companies had occurred on January 1, 1996 (in thousands):

                                                           NINE MONTHS
                                                              ENDED         YEAR ENDED
                                                          SEPTEMBER 30,    DECEMBER 31,
                                                              1997             1996
                                                          -------------    ------------
Revenue.................................................   $    98,020       $115,910
Net loss................................................          (337)        (2,109)
Loss per share, fully diluted...........................          (.04)          (.27)

     The above pro forma information is not necessarily indicative of future results.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

(3) INVENTORIES

     Inventories are summarized as follows:

                                                                   DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------
                                                1997            1996          1995
                                            -------------    ----------    ----------
Finished goods............................   $   408,648     $  249,223    $       --
Purchased parts and completed
  subassemblies...........................    13,263,807      7,640,712     8,051,648
Work-in-process...........................    19,082,167      1,256,570     1,807,766
                                             -----------     ----------    ----------
                                             $32,754,622     $9,146,505    $9,859,414
                                             ===========     ==========    ==========

(4) DEBT

     During September 1997, the Company issued $15 million of subordinated notes to a director and stockholder of the Company. The subordinated notes bear interest at LIBOR plus 2% (7.63% at September 30, 1997) and are payable in four annual installments of $50,000 and one final payment of $14.8 million in September 2002. Payments on the notes are subordinate to the Company's senior bank debt. The subordinated notes also include warrants to acquire 500,000 shares of the Company's common stock at $8.00 per share. The warrants were issued in October 1997, were valued at approximately $500,000 using the Black-Scholes pricing model, and such amount has been recorded as debt discount and is being amortized to interest expense over the term of the notes. The warrants were exercised on October 9, 1997 for total proceeds of $4 million.

     Long-term debt to others consists of the following:

                                                                   DECEMBER 31,
                                            SEPTEMBER 30,    ------------------------
                                                1997            1996          1995
                                            -------------    ----------    ----------
Notes payable to banks(a).................   $20,000,000     $       --    $       --
Note payable to a bank with interest at 1%
  above Citibank's prime rate adjusted
  annually (initial rate of 7.25% through
  September 15, 1996, and a rate of 9.25%
  at December 31, 1996). Interest is
  payable monthly with semi-annual
  principal payments of $85,000, maturing
  September 15, 2001, collateralized by a
  first deed of trust on buildings and
  land, paid in 1997......................            --      3,060,000     3,230,000
Less current portion......................    (2,225,000)      (170,000)     (170,000)
                                             -----------     ----------    ----------
Long-term debt to others, net of current
  portion.................................   $17,775,000     $2,890,000    $3,060,000
                                             ===========     ==========    ==========

---------------

(a) In connection with the CTI Companies business combination and the AlliedSignal asset acquisition, the Company entered into a new loan agreement comprised of a $25 million revolving line of credit, renewable on an annual basis until September 30, 2000, and a $20 million term loan maturing on September 30, 2002. The proceeds of the new loan agreement were used for (i) funding the CTI merger and (ii) repayment of the existing line of credit and bridge facility and equipment loan. Borrowings under the agreement bear interest at a rate based on either LIBOR or the prime rate plus

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

    applicable margins ranging from 0.50% to 3.25% for the term facility (8.5% at September 30, 1997) and 0% to 2.75% for the revolving facility (8.5% at September 30, 1997). Borrowings on the revolving facility are subject to limitation based on the value of the available collateral and are included in current liabilities in the accompanying consolidated balance sheet. The loan agreement is collateralized by substantially all of the Company's assets. The loan agreement contains restrictive covenants relating to capital expenditures, limitation on investments, borrowings, payment of dividends, mergers and acquisitions, as well as the maintenance of certain financial ratios. The revolving facility requires a commitment fee of 0.5% per annum on any unused portion. As of September 30, 1997, the borrowing availability under the agreement was approximately $2.5 million. This credit facility may be also withdrawn or canceled at the bank's option under certain conditions such as default or in the event the Company experiences a material negative change in its financial condition.

     Annual maturities of long-term debt, including the subordinated notes, are as follows at September 30, 1997:

1998........................................................  $ 2,275,000
1999........................................................    3,745,000
2000........................................................    4,330,000
2001........................................................    4,850,000
2002........................................................   19,800,000
                                                              -----------
                                                              $35,000,000
                                                              ===========

(5) LEASES

     The Company has noncancelable operating leases for equipment that expire in various years through 2002. Lease expense on these operating leases amounted to $1,283,673, $993,400, $1,215,623, $578,958, and $736,153 for the nine months ended September 30, 1997 and 1996 and years ended December 31, 1996, 1995 and 1994, respectively.

     At September 30, 1997, future minimum lease payments for operating leases are as follows:

1998........................................................  $2,078,708
1999........................................................   1,866,227
2000........................................................   1,388,774
2001........................................................   1,036,511
2002........................................................     577,079
                                                              ----------
     Total future minimum lease payments....................  $6,947,299
                                                              ==========

     In December 1995, the Company entered into a sale-leaseback transaction for equipment of approximately $3.6 million. The gain on this transaction totaled $106,088 which was deferred and is being amortized over the remaining life of the lease, which is approximately 6 years.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

(6) INCOME TAXES

     The current and deferred components of income tax expense (benefit) are as follows:

                           NINE MONTHS ENDED
                             SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                        -----------------------    ---------------------------------
                           1997        1996          1996        1995        1994
                        ----------  -----------    ---------   --------   ----------
                                    (UNAUDITED)
Current:
  Federal.............  $  491,218   $(580,165)    $(549,846)  $142,263   $  880,392
  State...............      86,648          --            --         --       39,638
                        ----------   ---------     ---------   --------   ----------
                           577,866    (580,165)     (549,846)   142,263      920,030
Deferred:
  Federal.............     511,064    (207,272)     (196,440)   (13,635)     105,115
  State...............      43,894    (132,766)     (125,828)    (2,110)      16,270
                        ----------   ---------     ---------   --------   ----------
                           554,958    (340,038)     (322,268)   (15,745)     121,385
                        ----------   ---------     ---------   --------   ----------
                        $1,132,824   $(920,203)    $(872,114)  $126,518   $1,041,415
                        ==========   =========     =========   ========   ==========

     Actual income tax expense (benefit) differs from the amounts computed using the statutory tax rate of 34% as follows:

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                            ------------------------   ---------------------------------
                               1997         1996         1996        1995        1994
                            ----------   -----------   ---------   --------   ----------
                                         (UNAUDITED)
Computed tax at the
  expected statutory
  rate....................  $1,054,630     $(882,740)  $(838,126)  $163,423   $1,005,833
Increase (reduction) in
  income taxes resulting
  from:
  Research and development
     tax credits..........          --            --          --    (40,000)          --
  State tax, net of
     federal benefit and
     state tax credits....      57,188       (87,625)    (83,046)    (1,392)      36,900
  Amortization of
     nondeductible
     goodwill.............      48,293            --          --         --           --
  Other, net..............     (27,287)       50,162      49,058      4,487       (1,318)
                            ----------     ---------   ---------   --------   ----------
     Income tax expense
       (benefit)..........  $1,132,824     $(920,203)  $(872,114)  $126,518   $1,041,415
                            ==========     =========   =========   ========   ==========

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                SEPTEMBER 30,       DECEMBER 31,
                                                -------------   ---------------------
                                                    1997          1996        1995
                                                -------------   ---------   ---------
Deferred tax assets -- current:
  Accrued vacation..........................      $ 142,343     $  76,064   $  83,375
  Restructuring charges.....................         95,000       186,434          --
  Deferred gain on sale leaseback...........         31,991        36,088      39,571
  State net operating loss carryforward,
     expires 2011...........................         94,553        95,420          --
  Allowance for doubtful accounts...........         74,662         7,600       7,600
  Other.....................................         53,488        25,453      14,992
                                                  ---------     ---------   ---------
          Total deferred tax
            assets -- current...............      $ 492,037     $ 427,059   $ 145,538
                                                  =========     =========   =========
Deferred tax liability -- noncurrent:
  Accelerated depreciation of property,
     plant and equipment....................      $(237,404)    $(315,859)  $(356,606)
  Like-kind exchange of building for income
     tax purposes...........................       (436,860)           --          --
                                                  ---------     ---------   ---------
          Total deferred tax liability --
            noncurrent......................      $(674,264)    $(315,859)  $(356,606)
                                                  =========     =========   =========

     Management believes that it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.

(7) STOCK OPTIONS AND WARRANTS

     The Company has three stock option or equity incentive plans: the 1993 Incentive Stock Options Plan (the "1993 Plan"), the Electronic Fab Technology Corp. Equity Incentive Plan (the "Equity Incentive Plan") and the Electronic Fab Technology Corp. Stock Option Plan for Non-employee Directors (the "Non-employee Directors Plan"). Options to purchase 180,000 shares of common stock at an exercise price of $3.33 have been granted under the 1993 Plan. These options generally vest over a five-year period and expire April 22, 2003. The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock units. Substantially all employees are eligible for the grant of awards. This plan was amended to increase the maximum number of shares of common stock that can be granted under this Plan to 1,995,000. The Non-Employee Directors Plan provides for options to acquire shares of common stock to members of the Board of Directors who are not also employees. A total of 300,000 shares are available for grant under this plan. The Company has also issued 692,500 nonqualified options to officers and employees. Options generally vest over 7 years and vesting may accelerate based on increases in the market price of the Company's stock.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

     The following summarizes activity of the plans for the three years and nine months ended September 30, 1997.

                                                                            WEIGHTED
                                                                        AVERAGE EXERCISE
                                                           NUMBER OF         PRICE
                                                            OPTIONS        PER SHARE
                                                           ---------    ----------------
Balance, January 1, 1994.................................    247,500         $2.75
  Granted................................................    169,000          7.74
  Exercised..............................................   (102,950)         1.93
                                                           ---------
Balance, December 31, 1994...............................    313,550          5.11
  Granted................................................     69,500          5.30
  Exercised..............................................    (49,750)         3.33
  Canceled...............................................    (70,600)         6.37
                                                           ---------
Balance, December 31, 1995...............................    262,700          5.87
  Granted................................................    375,200          4.04
  Exercised..............................................     (1,800)         3.33
  Canceled...............................................    (75,600)         6.64
                                                           ---------
Balance, December 31, 1996...............................    560,500          4.55
  Granted................................................  1,435,000          9.94
  Exercised..............................................    (30,150)         3.71
  Canceled...............................................    (76,350)         5.28
                                                           ---------
Balance, September 30, 1997..............................  1,889,000          8.63
                                                           =========
At September 30, 1997:
  Options exercisable....................................    658,000
                                                           =========
  Shares available for future grants.....................  1,142,300
                                                           =========

     The Company applies the provisions of APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, because the Company grants options at fair value, no compensation cost has been recognized for its fixed stock option plans in 1997, 1996, 1995 and 1994.

     The weighted average fair value of options granted during the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 were $4.97, $4.15 and $4.92, respectively. In estimating the fair value of options, the Company used the Black-Scholes option-pricing model with the following assumptions.

                                                         NINE MONTHS       YEAR ENDED
                                                            ENDED         DECEMBER 31,
                                                        SEPTEMBER 30,    --------------
                                                            1997         1996     1995
                                                        -------------    -----    -----
Dividend yield........................................       0.00%        0.00%    0.00%
Expected volatility...................................      70.00%       60.00%   60.00%
Risk-free interest rates..............................       6.40%        6.00%    6.00%
Expected lives (years)................................       3.00         4.00     3.00

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

     If compensation cost for the Company's three stock-based compensation plans had been determined using the fair values at the grant dates for awards under those plans consistent with SFAS 123, the Company's pro forma net income (loss) and income (loss) per share would have been as follows:

                                                  NINE MONTHS
                                                     ENDED       YEAR ENDED DECEMBER 31,
                                                 SEPTEMBER 30,   ------------------------
                                                     1997            1996         1995
                                                 -------------   ------------   ---------
Net income (loss):
  As reported..................................    $1,969,028     $(1,592,965)   $354,138
  Pro forma....................................      (162,478)     (1,731,259)    329,963
Primary income (loss) per share:
  As reported..................................    $     0.34     $     (0.40)   $   0.09
  Pro forma....................................         (0.03)          (0.44)       0.08
Fully diluted income (loss) per share:
  As reported..................................    $     0.32     $     (0.40)   $   0.09
  Pro forma....................................         (0.03)          (0.44)       0.08

     The above pro forma disclosures are not necessarily representative of the effect on the historical net income for future periods because options vest over several years, and additional awards are made each year. In addition, compensation cost for options granted prior to January 1, 1995 has not been considered.

     The following table summarizes information regarding fixed stock options outstanding at September 30, 1997:

                                                  WEIGHTED
                                                   AVERAGE     WEIGHTED                 WEIGHTED
                                                  REMAINING    AVERAGE                  AVERAGE
            RANGE OF                 NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
         EXERCISE PRICES           OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
         ---------------           -----------   -----------   --------   -----------   --------
$3.33 to 5.00....................      410,500       8.44       $3.98       408,136      $3.98
$5.25 to 9.50....................      681,000       9.18        5.97       345,390       5.97
$9.50 to 11.00...................      165,000       9.81        9.60        63,000       9.60
$11.75 to 14.31..................      632,500      10.00       14.22        63,250      14.22
                                     ---------                              -------
                                     1,889,000       9.35        8.62       879,776       8.62
                                     =========                              =======

     The Company also has 80,000 warrants outstanding which were issued to the underwriter in connection with the Company's initial public offering in 1994. The warrants are exercisable at $9.00 per share and expire in 1999. None of the warrants have been exercised as of September 30, 1997.

(8) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments at September 30, 1997 and December 31, 1996 and 1995 are deemed to approximate estimated fair values. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of notes payable and long-term debt approximate fair value because of the variable nature of the interest rates of these instruments.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

(9) EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) Savings Plan covering substantially all employees, whereby the Company matches 50% of an employee's contributions to a maximum of 2% of the employee's compensation. Additional profit sharing contributions to the plan are at the discretion of the Board of Directors. During the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, contributions from the Company to the Plan were approximately $92,000, $85,000, $108,000, $106,000 and $90,000, respectively.

     The Company also had a Profit and Gain Sharing Plan by which a percentage of net income before taxes was allocated to the plan. During the years ended 1995 and 1994, contributions from the Company to the plan were approximately $97,150 and $487,000, respectively. No contributions were made during the nine months ended September 30, 1997 and 1996 and the year ended December 31, 1996 as the plan was discontinued.

     During 1996, the Company established an employee incentive plan based upon employee productivity, transaction accuracy and profitability and contributed approximately $210,000 to the plan in 1996 and $125,000 during the nine months ended September 30, 1997.

(10) TRANSACTIONS WITH RELATED PARTIES

     Included in accrued compensation as of September 30, 1997, is $500,000 of commissions payable to an entity in which individuals who are stockholders, officers and directors of the Company have a majority ownership interest.

     The Company purchased approximately 10 acres of land for aggregate consideration of $500,000 from Tech Center Properties, a general partnership, in March 1994. The Company constructed an additional facility on the land. A director of the Company is related to a 50% partner of Tech Center Properties.

(11) RESTRUCTURING

     In the third quarter of 1996, management initiated a plan to restructure the Company's manufacturing operations and various administrative functions, including a change in the manufacturing process and a reorganization of the sales department. Restructuring charges of $2,127,000 were charged to operations for the year ended December 31, 1996. The restructuring plan involved the termination of 142 employees consisting of approximately 90 direct manufacturing employees and 52 indirect overhead positions. The total severance related costs approximated $615,000. The Company changed its manufacturing strategy to focus on high-mix production and developed its Asynchronous Process Manufacturing
(APM) concept. Software development costs unrelated to the Company's new manufacturing strategy but related to previous manufacturing processes developed by consultants were written off in the approximate amount of $442,000. As part of the Company's 1996 restructuring, inventory allowances, totaling approximately $344,000, were recorded to provide for future losses to be incurred related to the separation of certain customers who did not meet the Company's new manufacturing strategy. In addition, due to changes in the manufacturing process which eliminated the use of various equipment, property, plant and equipment was written off in the amount of $726,000 in accordance with SFAS No. 121. The restructuring charge was allocated to cost of goods sold, selling, general and administrative expenses and impairment of fixed assets in the amounts of approximately $479,000, $922,000 and $726,000, respectively. The restructuring has been completed and no liabilities associated with the restructuring remain at September 30, 1997.

                       EFTC CORPORATION AND SUBSIDIARIES

               SEPTEMBER 30, 1997 AND DECEMBER 31, 1996 AND 1995

(12) BUSINESS AND CREDIT CONCENTRATIONS

     The Company operates in the electronic manufacturing services segment of the electronics industry. The Company's customers are primarily located in the United States and sales and accounts receivable are concentrated with customers principally in the computer peripherals and medical equipment industries. The Company has a policy to regularly monitor the credit worthiness of its customers and provides for uncollectible amounts if credit problems arise. Customers may experience adverse financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to the Company. In addition, the electronics manufacturing services industry has experienced component supply shortages in the past. Should future component shortages occur, the Company may experience reduced net sales and profitability.

     Sales to significant customers as a percentage of total net sales were as follows:

                                            NINE MONTHS ENDED          YEAR ENDED
                                                 JUNE 30,             DECEMBER 31,
                                            ------------------     ------------------
                                            1997      1996         1996   1995   1994
                                            ----   -----------     ----   ----   ----
                                                   (UNAUDITED)
Exabyte...................................  19.0%     17.6%        20.8%    --     --
Ohmeda (BOC Group)........................  10.4%     15.1%        15.7%  15.3%  16.5%
Hewlett Packard Company...................   9.0%     27.3%        26.4%  37.8%  43.3%
Kentrox...................................  8.61%       --           --     --     --
Allied Signal.............................  16.6%       --           --     --     --

     The businesses acquired in the CTI Companies business combination focus on repair and warranty operations which are located at the principal locations of the overnight delivery hubs of two overnight package transportation providers and are integrated with the logistics operations of these transportation providers and participate in joint marketing programs to customers of these transportation providers. If the Company ceased to be allowed to share facilities and marketing arrangements with either or both of these major transportation providers, there can be no assurance that alternate arrangements could be made by the Company to preserve such advantages and the Company could lose significant numbers of repair customers. In addition, work stoppages or other disruptions in the transportation network may occur from time to time which may affect these transportation providers.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Circuit Test, Inc. and Affiliates:

     We have audited the accompanying combined balance sheets of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Circuit Test, Inc. and affiliates as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1(a), the companies included in the combined financial statements changed in 1996.

     Our audits were made for the purpose of forming an opinion on the combined financial statements taken as a whole. The combining information in the accompanying schedules is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The combining information has been subjected to the auditing procedures applied in the audits of the combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

                                            KPMG PEAT MARWICK LLP

Memphis, Tennessee
July 11, 1997

                       CIRCUIT TEST, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                ASSETS (NOTE 2)

                                                                                    DECEMBER 31,
                                                                JUNE 30,      -------------------------
                                                                  1997           1996           1995
                                                              ------------    -----------    ----------
                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   367,350     $ 1,490,336    $  758,087
  Accounts receivable, net of allowance for doubtful
    accounts of $544,830 in 1997, $544,830 in 1996 and
    $181,675 in 1995 (note 6)...............................    5,050,110       4,110,743     3,750,733
  Inventory.................................................    3,704,089       4,242,152     2,467,679
  Prepaid expenses and other current assets.................      391,814           8,847        21,599
                                                              -----------     -----------    ----------
        TOTAL CURRENT ASSETS................................    9,513,363       9,852,078     6,998,098
                                                              -----------     -----------    ----------
Property and equipment, at cost:
  Land, buildings and improvements..........................      605,409         605,409       685,134
  Leasehold improvements....................................      686,071         655,029       626,226
  Machinery and equipment...................................    3,459,098       2,845,745     1,731,370
  Furniture and fixtures....................................      425,946         382,440       280,011
  Vehicles..................................................      137,074         137,074       157,817
                                                              -----------     -----------    ----------
                                                                5,313,598       4,625,697     3,480,558
    Less accumulated depreciation and amortization..........    1,639,285       1,400,285     1,293,583
                                                              -----------     -----------    ----------
        NET PROPERTY AND EQUIPMENT..........................    3,674,313       3,225,412     2,186,975
Other assets, net...........................................      112,830          96,245        60,079
                                                              -----------     -----------    ----------
        TOTAL ASSETS........................................  $13,300,506     $13,173,735    $9,245,152
                                                              ===========     ===========    ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable (note 2)..............  $ 4,728,752     $ 4,256,293    $2,869,360
  Accounts payable..........................................    1,447,489       3,935,078     1,755,099
  Accrued expenses..........................................    2,599,119       1,069,762       949,866
  Due to related parties....................................     (137,391)        260,377       397,813
  Shareholder loans (note 3)................................      943,000       1,135,871       975,871
                                                              -----------     -----------    ----------
        TOTAL CURRENT LIABILITIES...........................    9,580,969      10,657,381     6,948,009
Long-term portion of notes payable (note 2).................      148,229         594,509       239,882
                                                              -----------     -----------    ----------
        TOTAL LIABILITIES...................................  $ 9,729,198     $11,251,890    $7,187,891
                                                              -----------     -----------    ----------
STOCKHOLDERS' EQUITY:
  Circuit Test, Inc. common stock, $.01 par value; 50,000
    shares authorized; 5 shares issued and outstanding......  $         1     $         1    $        1
  Circuit Test, Inc. non-voting common stock, $.01 par
    value; 50,000 shares authorized; 12,162 and 9,995 shares
    issued and outstanding at 1996 and 1995, respectively...          121             121            99
  Airhub Service Group, L.C. members' deficit:
    Allen S. Braswell, Jr...................................      (70,800)        (70,800)           --
    Circuit Test International Limited Partnership..........      (70,800)        (70,800)           --
  Circuit Test International L.C. members' equity:
    Allen S. Braswell, Jr...................................        4,330           4,330         4,330
    Circuit Test International Limited Partnership..........        4,330           4,330         4,330
  Additional paid-in capital................................      147,498         147,498        17,500
  Retained earnings.........................................    3,556,628       1,907,165     2,031,001
                                                              -----------     -----------    ----------
        TOTAL STOCKHOLDERS' EQUITY..........................    3,571,308       1,921,845     2,057,261
Commitments, contingencies and related party transactions
  (notes 3, 4 and 5)
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $13,300,506     $13,173,735    $9,245,152
                                                              ===========     ===========    ==========

            See accompanying notes to combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                              SIX MONTHS ENDED JUNE 30,           YEARS ENDED DECEMBER 31,
                              --------------------------   --------------------------------------
                                  1997          1996          1996          1995          1994
                              ------------   -----------   -----------   -----------   ----------
                                          )   (UNAUDITED
Net revenues (note 6).......   $19,895,878    $9,754,621   $26,509,725   $16,183,590   $9,028,587
Costs of revenues...........    13,288,642     7,495,668    19,580,340    10,799,490    6,310,630
                               -----------    ----------   -----------   -----------   ----------
          GROSS PROFIT......     6,607,236     2,258,953     6,929,385     5,384,100    2,717,957
Selling, general and
  administrative expenses...     3,946,054     2,834,812     6,251,364     3,793,320    2,524,796
Interest expense, net.......       262,152       191,871       434,345       291,061      111,250
Other expense...............        11,565            --         9,112            --           --
                               -----------    ----------   -----------   -----------   ----------
          NET INCOME........   $ 2,387,465    $ (767,730)  $   234,564   $ 1,299,719   $   81,911
                               ===========    ==========   ===========   ===========   ==========

            See accompanying notes to combined financial statements

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                 CIRCUIT TEST
                               CIRCUIT TEST, INC.         AIRHUB SERVICE GROUP, L.C.          INTERNATIONAL, L.C.
                          ----------------------------   -----------------------------   -----------------------------
                                    NON-                                 CIRCUIT TEST                    CIRCUIT TEST
                          VOTING   VOTING   ADDITIONAL                   INTERNATIONAL                   INTERNATIONAL
                          COMMON   COMMON    PAID-IN       ALLEN S.         LIMITED        ALLEN S.         LIMITED
                          STOCK    STOCK     CAPITAL     BRASWELL, JR.    PARTNERSHIP    BRASWELL, JR.    PARTNERSHIP
                          ------   ------   ----------   -------------   -------------   -------------   -------------
Balances at December 31,
  1993..................   $ 1      $ 99     $ 17,500      $     --        $     --         $4,300          $4,300
Distributions to
  stockholders..........    --        --           --            --              --             --              --
Net income (loss).......    --        --           --            --              --             --              --
                           ---      ----     --------      --------        --------         ------          ------
Balances at December 31,
  1994..................     1        99       17,500            --              --          4,300           4,300
Net income (loss).......    --        --           --            --              --             --              --
                           ---      ----     --------      --------        --------         ------          ------
Balances at December 31,
  1995..................     1        99       17,500            --              --          4,330           4,330
Sale of stock...........    --        22      129,998            --              --             --              --
Allocation of net
  deficit to members at
  date of transfer......    --        --           --       (70,800)        (70,800)            --              --
Distributions to
  stockholders..........    --        --           --            --              --             --              --
Net income (loss).......    --        --           --            --              --             --              --
                           ---      ----     --------      --------        --------         ------          ------
Balances at December 31,
  1996..................     1       121      147,498       (70,800)        (70,800)         4,330           4,330
Distributions to
  stockholders..........    --        --           --            --              --             --              --
Net income (loss).......    --        --           --            --              --             --              --
                           ---      ----     --------      --------        --------         ------          ------
Balances at June 30,
  1997..................   $ 1      $122     $147,498      $(70,800)       $(70,800)        $4,330          $4,330
                           ===      ====     ========      ========        ========         ======          ======


                                                      RELATED EARNINGS
                          ------------------------------------------------------------------------
                                          AIRHUB       CIRCUIT TEST                      TOTAL
                            CIRCUIT       SERVICE     INTERNATIONAL,                 STOCKHOLDERS'
                          TEST, INC.    GROUP, L.C.        L.C.           TOTAL         EQUITY
                          -----------   -----------   --------------   -----------   -------------
Balances at December 31,
  1993..................  $ 2,227,684    $      --      $ (505,291)    $ 1,772,393    $ 1,748,653
Distributions to
  stockholders..........   (1,073,022)          --              --      (1,073,022)    (1,073,022)
Net income (loss).......      372,735           --        (290,824)         81,911         81,911
                          -----------    ---------      ----------     -----------    -----------
Balances at December 31,
  1994..................    1,527,397           --        (796,115)        731,282        757,542
Net income (loss).......      355,566     (141,600)      1,085,753       1,299,719      1,299,719
                          -----------    ---------      ----------     -----------    -----------
Balances at December 31,
  1995..................    1,882,963     (141,600)        289,638       2,031,001      2,057,261
Sale of stock...........           --           --              --              --        130,020
Allocation of net
  deficit to members at
  date of transfer......           --      141,600              --         141,600             --
Distributions to
  stockholders..........           --           --        (500,000)       (500,000)      (500,000)
Net income (loss).......     (189,383)    (107,545)        531,492         234,564        234,564
                          -----------    ---------      ----------     -----------    -----------
Balances at December 31,
  1996..................    1,693,580     (107,545)        321,130       1,907,165      1,921,845
Distributions to
  stockholders..........           --      (31,000)       (707,000)       (738,000)      (738,000)
Net income (loss).......      935,079      665,943         786,443       2,387,465      2,387,465
                          -----------    ---------      ----------     -----------    -----------
Balances at June 30,
  1997..................  $ 2,628,658    $ 385,798      $  400,572     $ 3,415,028    $ 3,571,308
                          ===========    =========      ==========     ===========    ===========

            See accompanying notes to combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          SIX MONTHS ENDED
                                                              JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                      ------------------------    ------------------------------------
                                                         1997          1996          1996         1995         1994
                                                      -----------   ----------    ----------   ----------   ----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $ 2,387,465   $ (767,730)   $  234,564   $1,299,719   $   81,911
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...................      234,999      185,815       344,203      296,669      252,579
    Increase in accounts receivable, net............     (939,367)    (568,323)     (360,010)  (2,381,058)    (430,908)
    (Increase) decrease in inventory................      538,063      361,836    (1,774,473)  (1,073,683)    (560,235)
    Decrease (increase) in prepaid expenses and
      other assets..................................     (399,552)    (291,280)      (23,414)     (15,620)     102,603
    (Decrease) increase in accounts payable.........   (2,487,589)    (412,555)    2,179,979    1,327,841      265,409
    (Decrease) increase in accrued expenses.........    1,529,357      429,501       119,896      482,517      133,998
    Change in due to (from) related parties.........     (397,768)          --      (137,436)    (114,321)     242,458
                                                      -----------   ----------    ----------   ----------   ----------
        NET CASH PROVIDED BY (USED IN) OPERATING
          ACTIVITIES................................      465,608   (1,063,735)      583,309     (177,936)      87,815
                                                      -----------   ----------    ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net.........................     (683,902)    (629,041)   (1,382,640)    (621,754)    (368,538)
                                                      -----------   ----------    ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and other
    obligations.....................................     (166,692)     702,851     1,901,560    1,434,578    1,257,802
  Proceeds from sale of stock.......................           --           --       130,020           --           --
  Distributions to stockholders.....................     (738,000)    (500,000)     (500,000)          --   (1,073,022)
                                                      -----------   ----------    ----------   ----------   ----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES...     (904,692)     202,851     1,531,580    1,434,578      184,780
                                                      -----------   ----------    ----------   ----------   ----------
        NET INCREASE (DECREASE) IN CASH AND CASH
          EQUIVALENTS...............................   (1,122,986)  (1,551,925)      732,249      634,888      (95,943)
Cash and cash equivalents at beginning of period....    1,490,336      691,856       758,087      123,199      219,142
                                                      -----------   ----------    ----------   ----------   ----------
Cash and cash equivalents at end of period..........  $   367,350   $ (860,068)   $1,490,336   $  758,087   $  123,199
                                                      ===========   ==========    ==========   ==========   ==========
Supplemental disclosure of cash flow information --
  Interest paid.....................................  $   262,152   $  191,871    $  418,000   $  291,000   $  164,000
                                                      ===========   ==========    ==========   ==========   ==========

            See accompanying notes to combined financial statements

                       CIRCUIT TEST, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                DECEMBER 31, 1996, 1995 AND 1994 AND SIX MONTHS
                          ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and Principles of Combination

     Circuit Test, Inc. and affiliates (the Company) are primarily engaged in the business of repairing computer components and related peripherals.

     The combined financial statements include the financial statements of Circuit Test, Inc., located in Tampa, Florida, and affiliates Circuit Test International, L.C., located in Memphis, Tennessee and Airhub Service Group, L.C., located in Louisville, Kentucky. The financial statements are combined because of common ownership. All significant intercompany accounts and transactions have been eliminated in combination.

     On February 28, 1996, Airhub Service Group, L.C., a Kentucky limited liability company, was formed with two 50%/50% members. In a tax-free transfer, the net liabilities of Circuit Test International, L.C.'s Kentucky division were transferred to Airhub Service Group, L.C. on March 1, 1996. Management has elected to include Airhub Service Group, L.C. in its 1996 combined financial statements. The 1995 Airhub Service Group, L.C. financial statements represent the Kentucky division balances.

     The members of a limited liability company have no personal liability related to the company other than to the extent of their equity balances. Both members have equal economic and voting interests. Unless previously terminated, Airhub Services Group, L.C. will continue in existence until February 28, 2026 and Circuit Test International, L.C. will continue in existence until August 13, 2022.

     During November 1995, the Company decided to close one of its two Tampa facilities. This facility was closed in early 1996 upon the expiration of the Company's facility lease. The Company's affiliate near Boston, Massachusetts, Disk Maintenance, Inc., was closed in August 1996 subsequent to the expiration of the facility lease. During 1996, owners of the Company opened a facility in Brazil.

     In connection with the closing of the Tampa facility, the Company incurred costs of approximately $490,000 and $223,000 in 1996 and 1995, respectively.

     In prior years, the financial statements of Disk Maintenance, Inc. were included in the combined financial statements. Management has elected to omit Disk Maintenance, Inc. from the 1996 combination due to its closure. The accompanying 1995 and 1994 combined financial statements have been restated to reflect the change in reporting entity. Net income (loss) for 1996, 1995 and 1994 would have been $(439,357), $1,124,608 and $468,993, respectively, had Disk Maintenance, Inc. been included in the combination.

  (b) Revenue Recognition

     Revenues are recognized when products are shipped.

  (c) Accounting Estimates

     Management is required to make estimates and assumptions during the preparation of the combined financial statements in conformity with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the combined financial statements. They also affect the reported amounts of net income. Actual results could differ from these estimates and assumptions.

                       CIRCUIT TEST, INC. AND AFFILIATES

  (d) Cash and Cash Equivalent

     The Company considers all highly liquid investments with original maturities of six months or less to be cash equivalents.

  (e) Inventory

     Inventory consists primarily of computer parts and components and is valued at the lower of cost or market. Cost is determined using the weighted average method. In October 1996, the Company entered into an agreement with a third party which included the purchase of inventory in the amount of $1,188,000, with payments to be made according to a predetermined schedule during 1997. Such purchased inventory remaining on hand was approximately $1,028,000 at December 31, 1996 (note 7).

  (f) Property and Equipment

     Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments.

     Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the assets.

  (g) Pre-Opening Expenses

     Circuit Test International, L.C. began operations in January 1993 and is amortizing pre-opening expenses, which are included in other assets (net balance of approximately $8,510 at June 30, 1997, $17,600 at December 31, 1996 and $36,900 at December 31, 1995) using the straight-line method over 60 months.

  (h) Income Taxes

     Circuit Test, Inc. has elected to be treated as an "S" Corporation under provisions of the Internal Revenue Code. Circuit Test International, L.C. and Airhub Service Group, L.C. have each elected to be treated as a limited liability company. Under these elections, the stockholders or partners are individually responsible for reporting their share of taxable income or loss. Accordingly, no provision for federal or state income taxes has been reflected in the accompanying combined financial statements.

  (i) Gain-Sharing Bonuses

     The Company has a gain-sharing bonus plan whereby employees are rewarded for attaining quality and profit goals. Gain-sharing bonuses paid for the six months ended June 30, 1997 and years ended December 31, 1996, 1995 and 1994 were $321,026, $309,174, $220,431 and $81,932, respectively.

  (j) Reclassifications

     Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

                       CIRCUIT TEST, INC. AND AFFILIATES

(2) NOTES PAYABLE

     Notes payable at June 30, 1997 and December 31, 1996 and 1995 consist of the following:

                                                                  DECEMBER 31,
                                              JUNE 30,      ------------------------
                                                1997           1996          1995
                                             -----------    ----------    ----------
                                             (UNAUDITED)
$4,000,000 revolving bank line of credit;
  borrowings bear interest at the lender's
  prime rate (8.5% at June 30, 1997),
  interest payable monthly with principal
  due on demand; collateralized by
  substantially all assets of the Company
  and guaranteed by certain of the
  Company's stockholders...................  $3,693,900     $3,747,418    $2,545,129
$1,000,000 nonrevolving bank line of
  credit; advances bear interest at either
  the lender's prime rate or a prevalent
  fixed rate at the time of the advance
  (8.5% at June 30, 1997); master note
  payable on demand with individual
  advances payable in three years
  consisting of monthly principal and
  interest payments; collateralized by
  substantially all of the Company's
  machinery, equipment, fixtures and
  furniture and guaranteed by certain of
  the Company's stockholders...............   1,024,857        861,790       138,241
$525,000 bank term loan; bears interest at
  the lender's prime rate (8.5% at June 30,
  1997); monthly principal and interest
  payments through June 1, 1998;
  collateralized by substantially all of
  the Company's machinery, equipment,
  fixtures and furniture and guaranteed by
  certain of the Company's stockholders....     151,267        233,333       408,303
Other......................................       6,957          8,261        17,569
                                             ----------     ----------    ----------
Total notes payable........................   4,876,981      4,850,802     3,109,242
Less current maturities of notes payable...   4,728,752      4,256,293     2,869,360
                                             ----------     ----------    ----------
Long-term portion of notes payable.........  $  148,229     $  594,509    $  239,882
                                             ==========     ==========    ==========

     The various loan agreements limit borrowings based on eligible collateral and subject the Company to certain covenants regarding financial maintenance and ratios. At December 31, 1996, the Company was not in compliance with certain of the covenants. On July 9, 1997 the lender waived the instances of non-compliance.

(3) SHAREHOLDER LOANS AND OBLIGATIONS

     At June 30, 1997, the Company has loans payable to a stockholder of $160,000, at 8.5% and $783,000 at 6.5%. At December 31, 1996, the Company has
loans payable to a stockholder of $352,871 at 8.5% and $783,000 at 6.5%. At December 31, 1995, balances on these loans were $192,871 and $783,000.

                       CIRCUIT TEST, INC. AND AFFILIATES

     Stockholders of the Company have personal revolving lines of credit totaling $975,000, with $157,000, $779,500 and $107,600 outstanding at June 30,
1997 and December 31, 1996 and 1995, respectively. The credit lines are payable on demand and are guaranteed by the Company.

(4) LEASES

     The Company is obligated for two capital leases that will expire in 1998.

     The Company leases one of its Tampa facilities from a stockholder at a rate of $5,080 per month under an operating lease. Rent expense for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $30,480, $0, $25,520, $65,232 and $62,701, respectively.

     The Company has a noncancelable operating lease with a third party for facility rental. The Company is charged $1.06 per square foot per month for office space and warehouse space occupied by certain equipment. Rent expense was $264,454 and $36,000 for the six months ended June 30, 1997 and 1996, respectively, and $206,776 and $28,800 for the years ended December 31, 1996 and 1995, respectively.

     The Company also has several noncancelable operating leases with third parties, primarily for facility rental, that expire over the next three years. Rent expense for these facilities for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $176,969, $108,252, $384,181, $296,810 and $147,350, respectively.

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 1997 are as follows:

1997........................................................  $  511,219
1998........................................................     291,685
1999........................................................     283,865
2000........................................................     282,432
2001........................................................     141,216
                                                              ----------
                                                              $1,510,417

(5) COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     The Company pays sales commissions to a company in which certain Company stockholders have a majority ownership interest. Commissions paid for the six months ended June 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were $12,600, $16,680, $27,240, $29,517 and $68,681, respectively.

     Certain corporate charges paid by Circuit Test, Inc. are allocated, based on a percentage of net revenues, to affiliates included in the combined financial statements and another related party which is not included in the combination. The amounts charged to the related party for 1996, 1995 and 1994 were approximately $162,000, $247,000 and $287,000, respectively.

     In the normal course of business, the Company is party to certain litigation. Management of the Company is of the opinion that the ultimate outcome of such matters will not have a material adverse impact on the Company's combined financial statements.

                       CIRCUIT TEST, INC. AND AFFILIATES

(6) SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The Company's customers are primarily manufacturers of computers and related peripherals and integrated transportation and logistics companies. Certain customers of the Company comprise a significant portion of accounts receivable and net revenues as of and for the years ended December 31, 1996, 1995 and 1994. These customers are summarized as follows:

                                                                           PERCENTAGE
                                                              CUSTOMERS     OF TOTAL
                                                              ---------    ----------
Accounts receivable:
  December 31, 1996.........................................      4            65%
  December 31, 1995.........................................      4            57%
  December 31, 1994.........................................      4            72%
Net revenues:
  Year ended December 31, 1996..............................      4            81%
  Year ended December 31, 1995..............................      4            71%
  Year ended December 31, 1994..............................      4            79%

     The net revenues concentration numbers include one customer which accounted for 46% of net revenues during 1996, 36% during 1995 and 39% during 1994.

(7) SUBSEQUENT EVENT

     In May 1997, a third party requested to terminate an agreement that the Company had entered into to purchase certain assets and other rights. A new agreement was reached that resulted in a reduction in purchase price for the assets previously purchased. In June 1997, the Company reduced the assets which are included in inventory and the corresponding payable to the third party by approximately $1,000,000.

     On July 9, 1997, the Company entered into an Agreement and Plan of Merger (Agreement) with EFTC Corporation (EFTC). The Agreement provides that EFTC will acquired the Company through the merger of the Company with and into EFTC (Merger). In the Merger, subject to adjustment and certain exceptions, stockholders of Circuit Test, Inc. will have the right to receive 1,858,974 shares of EFTC common stock and the members of Airhub Service Group, L.C. and Circuit Test International, L.C. will receive approximately $19,500,000 and have certain liabilities assumed by EFTC. Stockholders and members of the Company will also participate in an earnout based on future earnings. The obligations of the Company and EFTC to consummate the Merger are subject to various conditions, including the condition that the holders of a majority of the outstanding shares of common stock of EFTC vote to approve the Agreement. If the necessary stockholder vote is obtained and all other conditions to the Merger are satisfied, the Merger is expected to be completed on or before October 30, 1997.

                       CIRCUIT TEST, INC. AND AFFILIATES

                COMBINING SCHEDULE -- BALANCE SHEET INFORMATION
                               DECEMBER 31, 1996

                                     ASSETS

                                                         AIRHUB
                                           CIRCUIT       SERVICE        CIRCUIT TEST
                                          TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                          ----------   -----------   -------------------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.............  $ (169,421)  $  634,756        $1,025,001        $ 1,490,336
  Accounts receivable, net..............   1,074,345    1,268,588         1,767,810          4,110,743
  Inventory.............................     223,380    2,706,234         1,312,538          4,242,152
  Prepaid expenses and other current
     assets.............................       2,843           --             6,004              8,847
  Intercompany accounts.................     533,288     (400,846)         (132,442)                --
                                          ----------   ----------        ----------        -----------
          TOTAL CURRENT ASSETS..........   1,664,435    4,208,732         3,978,911          9,852,078
                                          ----------   ----------        ----------        -----------
PROPERTY AND EQUIPMENT, AT COST:
  Land, buildings and improvements......     605,409           --                --            605,409
  Leasehold improvements................          --           --           655,029            655,029
  Machinery and equipment...............   1,030,977      680,431         1,134,337          2,845,745
  Furniture and fixtures................     121,255      111,680           149,505            382,440
  Vehicles..............................     137,074           --                --            137,074
                                          ----------   ----------        ----------        -----------
                                           1,894,715      792,111         1,938,871          4,625,697
  Less accumulated depreciation and
     amortization.......................   1,026,834       65,590           307,861          1,400,285
                                          ----------   ----------        ----------        -----------
          NET PROPERTY AND EQUIPMENT....     867,881      726,521         1,631,010          3,225,412
Other assets, net.......................      24,553           --            71,692             96,245
                                          ----------   ----------        ----------        -----------
                                          $2,556,869   $4,935,253        $5,681,613        $13,173,735
                                          ==========   ==========        ==========        ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable...  $  121,498   $1,943,867        $2,190,928        $ 4,256,293
  Accounts payable......................     243,389    2,575,667         1,116,022          3,935,078
  Accrued expenses......................     260,647      454,507           354,608          1,069,762
  Due to (from) related parties.........    (306,765)     (12,455)          579,597            260,377
  Shareholder loans.....................     352,871           --           783,000          1,135,871
                                          ----------   ----------        ----------        -----------
          TOTAL CURRENT LIABILITIES.....     671,640    4,961,586         5,024,155         10,657,381
Long-term portion of notes payable......      44,029      222,812           327,668            594,509
                                          ----------   ----------        ----------        -----------
          TOTAL LIABILITIES.............     715,669    5,184,398         5,351,823         11,251,890
                                          ----------   ----------        ----------        -----------
STOCKHOLDERS' EQUITY:
  Common stock..........................         122           --                --                122
  Members' equity.......................          --     (141,600)            8,600           (132,940)
  Additional paid-in capital............     147,498           --                --            147,498
  Retained earnings (deficit)...........   1,693,580     (107,545)          321,130          1,907,165
                                          ----------   ----------        ----------        -----------
          TOTAL STOCKHOLDERS' EQUITY....   1,841,200     (249,145)          329,790          1,921,845
                                          ----------   ----------        ----------        -----------
                                          $2,556,869   $4,935,253        $5,681,613        $13,173,735
                                          ==========   ==========        ==========        ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                COMBINING SCHEDULE -- BALANCE SHEET INFORMATION
                               DECEMBER 31, 1995

                                     ASSETS

                                                           AIRHUB
                                             CIRCUIT       SERVICE        CIRCUIT TEST
                                            TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                            ----------   -----------   -------------------   ----------
CURRENT ASSETS:
  Cash and cash equivalents...............  $  210,987    $  38,372        $  508,728        $  758,087
  Accounts receivable, net................   1,332,405      449,172         1,969,156         3,750,733
  Inventory...............................   1,034,222       97,280         1,336,177         2,467,679
  Prepaid expenses and other current
     assets...............................       2,843           --            18,756            21,599
  Intercompany accounts...................     112,463           --          (112,463)               --
                                            ----------    ---------        ----------        ----------
          TOTAL CURRENT ASSETS............   2,692,920      584,824         3,720,354         6,998,098
                                            ----------    ---------        ----------        ----------
PROPERTY AND EQUIPMENT, AT COST:
  Land, buildings and improvements........     685,134           --                --           685,134
  Leasehold improvements..................     208,505       29,378           388,343           626,226
  Machinery and equipment.................     998,188       89,710           643,472         1,731,370
  Furniture and fixtures..................     170,160       28,022            81,829           280,011
  Vehicles................................     157,817           --                --           157,817
                                            ----------    ---------        ----------        ----------
                                             2,219,804      147,110         1,113,644         3,480,558
  Less accumulated depreciation and
     amortization.........................   1,140,678        4,268           148,637         1,293,583
                                            ----------    ---------        ----------        ----------
          NET PROPERTY AND EQUIPMENT......   1,079,126      142,842           965,007         2,186,975
          Other assets, net...............      24,553           --            35,526            60,079
                                            ----------    ---------        ----------        ----------
                                            $3,796,599    $ 727,666        $4,720,887        $9,245,152
                                            ==========    =========        ==========        ==========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of notes payable.....  $  925,306    $ 448,241        $1,495,813        $2,869,360
  Accounts payable........................     340,298      379,400         1,035,401         1,755,099
  Accrued expenses........................     299,316       43,832           606,718           949,866
  Due to (from) related parties...........     (25,011)      (2,207)          425,031           397,813
  Shareholder loans.......................     192,871           --           783,000           975,871
                                            ----------    ---------        ----------        ----------
          TOTAL CURRENT LIABILITIES.......   1,732,780      869,266         4,345,963         6,948,009
          Long-term portion of notes
            payable.......................     163,256           --            76,626           239,882
                                            ----------    ---------        ----------        ----------
          TOTAL LIABILITIES...............   1,896,036      869,266         4,422,589         7,187,891
                                            ----------    ---------        ----------        ----------
STOCKHOLDERS' EQUITY:
  Common stock............................         100           --                --               100
  Members' equity.........................          --           --             8,660             8,660
  Additional paid-in capital..............      17,500           --                --            17,500
  Retained earnings (deficit).............   1,882,963     (141,600)          289,638         2,031,001
                                            ----------    ---------        ----------        ----------
          TOTAL STOCKHOLDERS' EQUITY......   1,900,563     (141,600)          298,298         2,057,261
                                            ----------    ---------        ----------        ----------
                                            $3,796,599    $ 727,666        $4,720,887        $9,245,152
                                            ==========    =========        ==========        ==========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996

                                              AIRHUB       CIRCUIT TEST
                                CIRCUIT       SERVICE     INTERNATIONAL,   ELIMINATING
                               TEST, INC.   GROUP, L.C.        L.C.          ENTRIES      COMBINED
                               ----------   -----------   --------------   -----------   -----------
Net revenues.................  $4,590,711   $8,211,422      $13,854,357     $(146,765)   $26,509,725
Costs of revenues............   3,348,588    6,421,699        9,956,818      (146,765)    19,580,340
                               ----------   ----------      -----------     ---------    -----------
          GROSS PROFIT.......   1,242,123    1,789,723        3,897,539            --      6,929,385
Selling, general and
  administrative expenses....   1,348,581    1,799,830        3,102,953            --      6,251,364
Interest expense, net........     100,587       70,664          263,094            --        434,345
Other (income) expense.......     (17,662)      26,774               --            --          9,112
                               ----------   ----------      -----------     ---------    -----------
          NET INCOME (LOSS)..  $ (189,383)  $ (107,545)     $   531,492     $      --    $   234,564
                               ==========   ==========      ===========     =========    ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                                                AIRHUB       CIRCUIT TEST
                                  CIRCUIT       SERVICE     INTERNATIONAL,   ELIMINATING
                                 TEST, INC.   GROUP, L.C.        L.C.          ENTRIES      COMBINED
                                 ----------   -----------   --------------   -----------   -----------
Net revenues...................  $7,668,419    $ 302,531      $8,356,249      $(143,609)   $16,183,590
Costs of revenues..............   5,593,172      238,617       5,111,310       (143,609)    10,799,490
                                 ----------    ---------      ----------      ---------    -----------
          GROSS PROFIT.........   2,075,247       63,914       3,244,939             --      5,384,100
Selling, general and
  administrative expenses......   1,591,408      198,810       2,003,102             --      3,793,320
Interest expense, net..........     128,273        6,704         156,084             --        291,061
                                 ----------    ---------      ----------      ---------    -----------
          NET INCOME (LOSS)....  $  355,566    $(141,600)     $1,085,753      $      --    $ 1,299,719
                                 ==========    =========      ==========      =========    ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1994

                                                          CIRCUIT TEST
                                            CIRCUIT      INTERNATIONAL,    ELIMINATING
                                           TEST, INC.         L.C.          ENTRIESE      COMBINED
                                           ----------    --------------    -----------   ----------
Net revenues.............................  $7,032,786      $2,069,931       $(74,130)    $9,028,587
Costs of revenues........................   4,891,004       1,493,756        (74,130)     6,310,630
                                           ----------      ----------       --------     ----------
          GROSS PROFIT...................   2,141,782         576,175             --      2,717,957
Selling, general and administrative
  expenses...............................   1,721,680         803,116             --      2,524,796
Interest expense, net....................      47,367          63,883             --        111,250
                                           ----------      ----------       --------     ----------
          NET INCOME (LOSS)..............  $  372,735      $ (290,824)      $     --     $   81,911
                                           ==========      ==========       ========     ==========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1996

                                                            AIRHUB      CIRCUIT TEST
                                              CIRCUIT       SERVICE     INTERNATIONAL
                                            TEST, INC.    GROUP, L.C.       L.C.         COMBINED
                                            -----------   -----------   -------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:....   $  (189,383)  $  (107,545)   $  531,492     $   234,564
  Net income (loss)
  Adjustments to reconcile net income
    (loss) to net cash flows provided by
    (used in) operating activities:
    Depreciation and amortization........       162,822        59,287       122,094         344,203
    (Increase) decrease in accounts
       receivables, net..................       258,060      (819,416)      201,346        (360,010)
    (Increase) decrease in inventory.....       810,842    (2,608,954)       23,639      (1,774,473)
    Increase in prepaids and other
       assets............................            --            --       (23,414)        (23,414)
    Increase (decrease) in accounts
       payable...........................       (96,909)    2,196,267        80,621       2,179,979
    Increase (decrease) in accrued
       expenses..........................       (38,669)      410,675      (252,110)        119,896
    Change in due to (from) related
       parties...........................      (281,754)      (10,248)      154,566        (137,436)
    Change in intercompany account.......    (1,017,309)    1,019,433        (2,124)             --
                                            -----------   -----------    ----------     -----------
         NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES..........      (392,300)      139,499       836,110         583,309
                                            -----------   -----------    ----------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES -- capital expenditures,
  net....................................        48,423      (642,966)     (788,097)     (1,382,640)
                                            -----------   -----------    ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and
    other obligations....................      (166,551)    1,099,851       968,260       1,901,560
  Proceeds from sale of stock............       130,020            --            --         130,020
  Distributions to stockholders..........            --            --      (500,000)       (500,000)
                                            -----------   -----------    ----------     -----------
         NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES..........       (36,531)    1,099,851       468,260       1,531,580
                                            -----------   -----------    ----------     -----------
         NET INCREASE (DECREASE) IN CASH
           AND CASH EQUIVALENTS..........      (380,408)      596,384       516,273         732,249
                                            -----------   -----------    ----------     -----------
Cash and cash equivalents at beginning of
  year...................................       210,987        38,372       508,728         758,087
                                            -----------   -----------    ----------     -----------
Cash and cash equivalents at end of
  year...................................      (169,421)      634,756     1,025,001       1,490,336
                                            ===========   ===========    ==========     ===========
Supplemental disclosure of cash
  information -- Interest paid...........   $    98,000   $    71,000    $  249,000     $   418,000
                                            ===========   ===========    ==========     ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                                                         AIRHUB
                                           CIRCUIT       SERVICE        CIRCUIT TEST
                                          TEST, INC.   GROUP, L.C.   INTERNATIONAL, L.C.    COMBINED
                                          ----------   -----------   -------------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $ 355,566      (141,600)         1,085,753         1,299,719
  Adjustments to reconcile net income
     (loss) to net cash flows provided
     by (used in) operating activities:
     Depreciation and amortization......    203,597         8,368             84,704           296,669
     Increase in accounts receivables,
       net..............................   (370,082)     (449,172)        (1,561,804)       (2,381,058)
     (Increase) decrease in inventory...    242,180       (97,280)        (1,218,583)       (1,073,683)
     (Increase) decrease in prepaids and
       other assets.....................    (17,798)           --              2,178           (15,620)
     Increase in accounts payable.......     36,453       379,400            911,988         1,327,841
     Increase in accrued expenses.......     49,573        43,832            389,112           482,517
     Change in due to (from) related
       parties..........................   (255,947)       (2,207)           143,833          (114,321)
     Change in intercompany account.....    (11,439)           --             11,439                --
                                          ---------     ---------        -----------       -----------
          NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES........    232,103      (258,659)          (151,380)         (177,936)
                                          ---------     ---------        -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
  capital expenditures, net.............     42,130      (151,210)          (512,674)         (621,754)
                                          ---------     ---------        -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  net proceeds from notes payable and
     other obligations..................   (219,440)      448,241          1,205,777         1,434,578
                                          ---------     ---------        -----------       -----------
          NET INCREASE IN CASH AND CASH
            EQUIVALENTS.................     54,793        38,372            541,723           634,888
Cash and cash equivalents at beginning
  of year...............................    156,194            --            (32,995)          123,199
                                          ---------     ---------        -----------       -----------
Cash and cash equivalents at end of
  year..................................  $ 210,987        38,372            508,728           758,087
                                          =========     =========        ===========       ===========
Supplemental disclosure of cash
  information -- Interest paid..........  $ 128,000         7,000            156,000           291,000
                                          =========     =========        ===========       ===========

                 See accompanying independent auditors' report.

                       CIRCUIT TEST, INC. AND AFFILIATES

                  COMBINING SCHEDULE -- CASH FLOWS INFORMATION
                          YEAR ENDED DECEMBER 31, 1994

                                                                   CIRCUIT TEST
                                                     CIRCUIT      INTERNATIONAL,
                                                   TEST, INC.          L.C.          COMBINED
                                                   -----------    --------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..............................  $   372,735      $(290,824)      $    81,911
  Adjustments to reconcile net income (loss) to
     net cash flows provided by (used in)
     operating activities:
     Depreciation and amortization...............      195,200         57,739           252,579
     Increase in accounts receivables, net.......     (211,334)      (219,574)         (430,908)
     Increase in inventory.......................     (511,571)        48,664          (560,235)
     (Increase) decrease in prepaids and other
       assets....................................      106,122         (3,519)          102,603
     Increase in accounts payable................      165,421         99,988           265,409
     Increase (decrease) in accrued expenses.....      (20,694)       154,692           133,998
     Change in due to (from) related parties.....      239,655          2,803           242,458
     Change in intercompany account..............     (101,024)       101,024                --
                                                   -----------      ---------       -----------
          NET CASH PROVIDED BY (USED IN)
            OPERATING ACTIVITIES.................      234,510       (146,695)           87,815
                                                   -----------      ---------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES -- capital
  expenditures, net..............................      (37,560)      (330,978)         (368,538)
                                                   -----------      ---------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from notes payable and other
     obligations.................................      871,140        386,662         1,257,802
  Distributions to stockholders..................   (1,073,022)            --        (1,073,022)
                                                   -----------      ---------       -----------
          NET CASH PROVIDED BY (USED IN)
            FINANCING ACTIVITIES.................     (201,882)       386,662           184,780
                                                   -----------      ---------       -----------
          NET DECREASE IN CASH AND CASH
            EQUIVALENTS..........................       (4,932)       (91,011)          (95,943)
Cash and cash equivalents at beginning of year...      161,126         58,016           219,142
                                                   -----------      ---------       -----------
Cash and cash equivalents at end of year.........  $   156,194      $ (32,995)      $   123,199
                                                   ===========      =========       ===========
Supplemental disclosure of cash information --
  Interest paid..................................  $    54,000      $ 110,000       $   164,000
                                                   ===========      =========       ===========

                 See accompanying independent auditors' report.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Current Electronics, Inc. and
Current Electronics Washington, Inc.:

     We have audited the accompanying combined statements of income and retained earnings and cash flows of Current Electronics, Inc. (an Oregon Corporation) and Current Electronics Washington, Inc. (a Washington S Corporation) for the year ended September 30, 1994. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Current Electronics, Inc. and Current Electronics Washington, Inc. for the year ended September 30, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Portland, Oregon,
  April 4, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Current Electronics, Inc. and Current Electronics Washington, Inc.:

     We have audited the accompanying combined balance sheets of Current Electronics, Inc. (an Oregon Corporation) and Current Electronics Washington, Inc. (a Washington S Corporation) as of September 30, 1996 and 1995, and the related combined statements of income and retained earnings and cash flows for the years then ended. These combined financial statements are the responsibility of the companies management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Current Electronics, Inc. and Current Electronics Washington, Inc. as of September 30, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Portland, Oregon,
  November 25, 1996

                         CURRENT ELECTRONICS, INC. AND
                      CURRENT ELECTRONICS WASHINGTON, INC.

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                         SEPTEMBER 30,
                                                     DECEMBER 31,   ------------------------
                                                         1996          1996          1995
                                                     ------------   ----------    ----------
                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........................   $  645,262    $  580,839    $  252,323
  Accounts receivable, net of allowance for
     doubtful accounts of $34,000 and $6,774 and
     $22,222.......................................    1,542,819     1,929,142     1,506,049
  Inventories......................................    4,098,178     3,826,074     1,860,951
  Prepaid expenses.................................      167,436       109,077        24,809
                                                      ----------    ----------    ----------
          Total current assets.....................    6,453,695     6,445,132     3,644,132
                                                      ----------    ----------    ----------
PROPERTY, PLANT AND EQUIPMENT, net.................    2,430,218     2,337,317     2,171,347
OTHER ASSETS.......................................       11,783       140,201        73,197
                                                      ----------    ----------    ----------
          Total assets.............................   $8,895,696    $8,922,650    $5,888,676
                                                      ==========    ==========    ==========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.................................   $1,268,678    $1,386,274    $  636,264
  Accrued liabilities..............................      588,784       766,020       643,863
  Income taxes payable.............................      191,331        99,953       247,764
  Notes payable....................................    1,326,384       650,000            --
  Current portion of long-term debt................      306,045       599,019       500,948
                                                      ----------    ----------    ----------
          Total current liabilities................    3,681,222     3,501,266     2,028,839
                                                      ----------    ----------    ----------
DEFERRED INCOME TAXES..............................      122,000       122,000       289,000
LONG-TERM DEBT.....................................      881,371       977,826       815,751
                                                      ----------    ----------    ----------
          Total liabilities........................    4,684,593     4,601,092     3,133,590
                                                      ----------    ----------    ----------
SHAREHOLDERS' EQUITY:
  Preferred stock..................................           --            --            --
  Common stock.....................................       33,000        33,000        33,000
  Retained earnings................................    4,178,103     4,288,558     2,722,086
                                                      ----------    ----------    ----------
          Total shareholders' equity...............    4,211,103     4,321,558     2,755,086
                                                      ----------    ----------    ----------
          Total liabilities and shareholders'
            equity.................................   $8,895,696    $8,922,650    $5,888,676
                                                      ==========    ==========    ==========

 The accompanying notes are an integral part of these combined balance sheets.

                         CURRENT ELECTRONICS, INC. AND
                      CURRENT ELECTRONICS WASHINGTON, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                               THREE MONTHS ENDED
                                  DECEMBER 31,                 YEARS ENDED SEPTEMBER 30,
                            -------------------------   ---------------------------------------
                               1996          1995          1996          1995          1994
                            -----------   -----------   -----------   -----------   -----------
                                   (UNAUDITED)
NET SALES.................  $ 6,361,713   $ 6,114,044   $32,520,438   $17,169,805   $11,066,863
COST OF SALES.............    5,310,833     5,180,965    27,075,305    13,471,626     8,611,474
                            -----------   -----------   -----------   -----------   -----------
  Gross profit............    1,050,880       933,079     5,445,133     3,698,179     2,455,389
                            -----------   -----------   -----------   -----------   -----------
SELLING, GENERAL
  ADMINISTRATIVE
  EXPENSES................      747,790       624,860     2,792,814     1,976,702     1,796,962
                            -----------   -----------   -----------   -----------   -----------
  Income from
     operations...........      303,090       308,219     2,652,319     1,721,477       658,427
OTHER INCOME (EXPENSE):
  Other income, net.......       28,695        17,310         9,345        34,603         9,218
  Interest expense, net...      (50,240)      (26,981)     (101,192)     (129,315)      (63,121)
                            -----------   -----------   -----------   -----------   -----------
          Total other
            income
            (expense).....      (21,545)       (9,671)      (91,847)      (94,712)      (53,903)
                            -----------   -----------   -----------   -----------   -----------
          Income before
            income
            taxes.........      281,545       298,548     2,560,472     1,626,765       604,524
                            -----------   -----------   -----------   -----------   -----------
PROVISION (BENEFIT) FOR
  INCOME TAXES:
  Current.................       92,000        70,167       921,000       438,435       100,000
  Deferred................           --            --      (167,000)       42,000       104,000
                            -----------   -----------   -----------   -----------   -----------
                                 92,000        70,167       754,000       480,435       204,000
                            -----------   -----------   -----------   -----------   -----------
NET INCOME................      189,545       228,381     1,806,472     1,146,330       400,524
RETAINED EARNINGS,
  beginning of year.......    4,288,558     2,649,184     2,722,086     1,650,756     1,250,232
DIVIDENDS.................     (300,000)     (150,000)     (240,000)      (75,000)           --
                            -----------   -----------   -----------   -----------   -----------
RETAINED EARNINGS, end of
  year....................  $ 4,178,103   $ 2,727,565   $ 4,288,558   $ 2,722,086   $ 1,650,756
                            ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these combined statements.

                         CURRENT ELECTRONICS, INC. AND
                      CURRENT ELECTRONICS WASHINGTON, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                       THREE MONTHS ENDED
                                          DECEMBER 31,               YEARS ENDED SEPTEMBER 30,
                                     -----------------------   -------------------------------------
                                       1996         1995          1996          1995         1994
                                     ---------   -----------   -----------   -----------   ---------
                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income.......................  $ 189,545   $   228,381   $ 1,806,472   $ 1,146,330   $ 400,524
  Adjustments to reconcile net
    income to cash provided by
    operating activities --
    Depreciation and
      amortization.................    165,720       183,809       576,378       475,944     350,874
    Loss on sale of property.......         --            --         2,491            --       4,533
    Deferred income taxes..........         --            --      (167,000)       42,000     104,569
    Changes in operating accounts:
      Accounts receivable..........    386,323        13,835      (423,093)     (673,973)   (100,461)
      Inventories..................   (272,104)   (2,955,557)   (1,717,929)     (902,338)    (38,628)
      Prepaid expenses.............    (69,007)      (25,710)      (84,268)      (13,042)      2,117
      Accounts payable.............   (117,596)    1,020,877       750,010       458,679      11,889
      Accrued liabilities..........   (177,236)      (62,863)      122,157       295,885     (56,053)
      Income taxes payable.........     91,378      (162,962)     (147,811)      264,339    (199,826)
                                     ---------   -----------   -----------   -----------   ---------
         Net cash provided by
           operating activities....    197,023    (1,760,190)      717,407     1,093,824     479,538
                                     ---------   -----------   -----------   -----------   ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property and
    equipment......................   (258,621)     (178,326)     (768,867)   (1,061,820)   (777,128)
  Proceeds from disposal of
    property and equipment.........         --            --        24,028            --          --
  Key Man Insurance................    139,066       (20,141)      (67,004)      (24,269)    (48,928)
                                     ---------   -----------   -----------   -----------   ---------
         Net cash used in investing
           activities..............   (119,555)     (198,467)     (811,843)   (1,086,089)   (826,056)
                                     ---------   -----------   -----------   -----------   ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings under lines of
    credit.........................         --            --       650,000            --          --
  Proceeds from new long-term
    borrowings.....................    429,190     2,197,047     1,285,344       551,539     691,496
  Repayments of long-term debt.....   (142,235)     (132,482)   (1,272,392)     (389,881)   (409,334)
  Dividends paid...................   (300,000)     (150,000)     (240,000)      (75,000)         --
  Issuance of common stock.........         --            --            --            --       3,000
                                     ---------   -----------   -----------   -----------   ---------
         Net cash provided by
           financing activities....    (13,045)    1,914,565       422,952        86,658     285,162
                                     ---------   -----------   -----------   -----------   ---------
         Net increase (decrease) in
           cash and cash
           equivalents.............     64,423       (44,092)      328,516        94,393     (61,356)
CASH AND CASH EQUIVALENTS,
  beginning of period..............    580,839       252,323       252,323       157,930     219,286
                                     ---------   -----------   -----------   -----------   ---------
CASH AND CASH EQUIVALENTS, end of
  period...........................  $ 645,262   $   208,231   $   580,839   $   252,323   $ 157,930
                                     =========   ===========   ===========   ===========   =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest...........  $  50,240   $    26,981   $   143,109   $   129,239   $  63,121
  Cash paid for taxes..............         --       233,129     1,073,489       158,000     381,809
  Issuance of note in exchange for
    inventories (noncash operating
    activity)......................    429,190     2,585,974       247,194            --          --

   The accompanying notes are an integral part of these combined statements.

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1996, 1995 AND 1994

1. DESCRIPTION OF BUSINESS:

     Current Electronics, Inc. (CEI) was incorporated on December 29, 1983 in the State of Oregon. CEI's primary business is contract manufacturing of electronic circuit boards and other components for its customers, who are located primarily in the Portland metropolitan area.

     Current Electronics Washington, Inc. (CEWI) was incorporated as an S Corporation in the State of Washington in 1994 and is also a contract manufacturer of electronic circuit boards. CEWI's primary customer is in Redmond, Washington.

     CEI and CEWI (the Companies) provide contract manufacturing on both a consigned basis (customer retains title to the raw materials) and turnkey basis (the Companies own the raw materials).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF COMBINATION

     The financial statements combine the accounts of the Companies, after elimination of intercompany items and transactions. These companies are being combined as they are under common ownership and management. The accounting policies referred to below represent the policies of both companies, unless otherwise specified.

CASH EQUIVALENTS

     Cash equivalents consists of short-term, highly liquid investments with maturities at the date of purchase of 90 days or less.

INVENTORIES

     Inventories are valued at standard cost which approximates lower of cost (first-in, first-out) or market, and include materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets: Machinery and production equipment--5 to 15 years and furniture, fixtures and computer equipment--5 to 7 years. Leasehold improvements are amortized over the estimated useful life of the asset.

ADVERTISING

     Advertising costs are expensed as incurred. For the fiscal years ended September 30, 1996, 1995 and 1994, advertising costs were $48,266, $24,642 and $33,357, respectively.

REVENUE RECOGNITION

     Revenues are recognized when the product is shipped to the customer.

CONCENTRATIONS OF CREDIT RISK

     The Companies' revenues are principally generated from a small number of electronics companies based in Oregon and Washington. During 1996, four of the Companies' customers accounted for 74% of combined net sales. For the year ended September 30, 1995, three customers accounted for 52% of

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

combined net sales. For the year ended September 30, 1994, four customers accounted for 63% of combined net sales. Historically, the Companies have not incurred significant losses related to its accounts receivable. However, the loss of any one customer could have a significant impact on the future results of the Companies' operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates and such differences could be material to the financial statements.

RECENT PRONOUNCEMENT

     In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 requires an assessment of impairment of long-lived assets under certain conditions and recognition of loss in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In such instances a loss would be recorded based on the fair market value of the applicable asset. SFAS 121 is effective for the Companies' fiscal year ending September 30, 1997. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

RECLASSIFICATIONS

     Certain balances for prior periods have been reclassified to be consistent with the September 30, 1996 presentation.

INTERIM FINANCIAL INFORMATION

     The interim consolidated financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the management of the Company believes that the disclosures are adequate to make the information presented not misleading. Interim financial statements are by necessity somewhat tentative; judgments are used to estimate interim amounts for items that are normally determinable only on an annual basis. For example, the effective income tax rate is based on estimates of annual amounts of taxable income, tax credits and other factors.

     The interim period information included herein reflects all adjustments which are, in the opinion of the management of the Company, necessary for a fair statement of the results of the respective interim periods. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

3. RELATED PARTY TRANSACTIONS:

     CEI and CEWI lease office and factory space from Hewitson, Hewitson and Hewitson (HHH), a partnership which is comprised of the majority shareholders of CEI. Lease rates between the Companies and these shareholders are based on estimated fair market values. Rents paid to the partnership for the

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

years ended September 30, 1996, 1995 and 1994 were $428,402, $259,720 and
$182,520, respectively.

     CEI provides selling, general and administrative services to CEWI. Services totaling $150,000, $60,000 and $0 were allocated to CEWI for the years ended September 30, 1996, 1995 and 1994, respectively.

     CEI owes HHH a combined total of $59,066 under a note (see Note 9) as of September 30, 1996. CEI owed the partnership $113,055 under two notes at September 30, 1995. CEI owed HHH a total of $39,190 under a note as of September 30, 1994.

4. OPERATING LEASES:

     Total rental expense under operating leases was $472,212, $362,241 and $232,516 during fiscal 1996, 1995 and 1994, respectively. Future minimum lease payments under noncancelable operating leases as of September 30, 1996 are as follows:

                YEAR ENDED SEPTEMBER 30                        CEI           CEWI
                -----------------------                      --------      --------
     1997..............................................      $266,778      $ 96,000
     1998..............................................        73,408        16,000
     1999..............................................         3,186            --
                                                             --------      --------
                                                             $343,372      $112,000
                                                             ========      ========

     The Companies' lease payments principally represent commitments under the related party facility lease agreement described in Note 3.

5. INVENTORIES:

     Inventories consisted of the following at September 30:

                                                               1996          1995
                                                            ----------    ----------
Raw materials...........................................    $2,892,338    $1,163,165
Work in process.........................................       827,437       484,555
Finished goods..........................................       106,299       213,231
                                                            ----------    ----------
                                                            $3,826,074    $1,860,951
                                                            ==========    ==========

6. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consisted of the following at September 30:

                                                               1996          1995
                                                            ----------    ----------
Machinery and equipment.................................    $2,897,719    $2,771,774
Leasehold improvements..................................       705,557       575,149
Computer equipment......................................       626,032       279,188
Furniture and fixtures..................................       138,184       121,414
                                                            ----------    ----------
                                                             4,367,492     3,747,525
Less -- Accumulated depreciation and amortization.......     2,030,175     1,576,178
                                                            ----------    ----------
                                                            $2,337,317    $2,171,347
                                                            ==========    ==========

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. OTHER ASSETS:

     Other assets include the cash surrender value of key man life insurance policies where the Company is the beneficiary. At September 30, 1996, the face amounts of these policies total $5,019,005.

8. NOTES PAYABLE:

     CEI has a revolving line of credit arrangement with Wells Fargo Bank which allows for borrowings up to $900,000 with interest payable at 1.25% above the existing prime rate at the date of draw down. The line expired September 30, 1996. Upon expiration, this line of credit arrangement was converted to term debt bearing interest at 7.75%, payable in monthly installments of $5,583 including interest through September 2001, secured by machinery and equipment and personally guaranteed by the shareholders of CEI.

     CEI has an additional revolving line of credit arrangement with Wells Fargo Bank which allows for borrowings up to $1,200,000 with interest payable at 1.00% above the existing prime rate at the date of draw down. The line expires March 31, 1997. The line of credit is personally guaranteed by the shareholders of CEI. There was $650,000 outstanding at September 30, 1996 under the line of credit.

     The loan agreements contain restrictive covenants for certain items, such as borrowings and dividends. As of September 30, 1996, CEI was in compliance with such covenants.

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. LONG-TERM DEBT:

     Long-term debt at September 30, 1996 and 1995 is comprised of the following:

                                                                 1996         1995
                                                              ----------   ----------
Note payable to Wells Fargo Bank, converted upon expiration
  of line of credit at September 30, 1996 (see Note 8)......  $  335,000   $       --
Note payable to Hewitson, Hewitson, Hewitson and Hewitson, a related party, payable on demand, with interest at
  10% per annum.............................................      59,066      106,171
Note payable to Wells Fargo Bank, maturing April 2001,
  payable in monthly installments of $2,157 including
  interest at 7.75% per annum; secured by machinery and
  equipment.................................................      99,590           --
Note payable to Wells Fargo Bank, maturing June 2000,
  payable in monthly installments of $14,841 including
  interest at 8.75% per annum; secured by machinery and
  equipment.................................................     567,597      675,451
Note payable to Wells Fargo Bank, maturing September 1999,
  payable in monthly installments of $7,430 including
  interest at 9.5% per annum; secured by machinery and
  equipment.................................................     231,960      290,680
Note payable to Wells Fargo Bank, maturing November 1997,
  payable in monthly installments of $2,289, including
  interest at 9.0% per annum; secured by machinery and
  equipment.................................................      30,288       51,998
Note payable to Wells Fargo Bank, maturing November 1997,
  payable in monthly installments of $350 including interest
  at 7.0% per annum.........................................       4,683        8,108
Unsecured noninterest-bearing note payable to customer,
  maturing May 1997, payable in monthly installments of
  $41,199...................................................     247,194           --
Note payable to Hewitson, Hewitson and Hewitson, repaid in
  1996......................................................          --        6,884
Note payable to Wells Fargo Bank, maturing October 1996,
  payable in monthly installments of $1,496 including
  interest at 7.75% per annum; secured by machinery and
  equipment.................................................       1,467       17,210
     Note payable to Wells Fargo Bank, repaid in 1996.......          --       57,718
     Note payable to Wells Fargo Bank, repaid in 1996.......          --       72,588
     Note payable to customer, repaid in 1996...............          --       21,523
     Note payable to Wells Fargo Bank, repaid in 1996.......          --        8,368
                                                              ----------   ----------
                                                               1,576,845    1,316,699
     Less -- Current portion................................     599,019      500,948
                                                              ----------   ----------
     Long-term debt.........................................  $  977,826   $  815,751
                                                              ==========   ==========

     Future payments under long-term debt arrangements, by year, are as follows:

                  YEAR ENDED SEPTEMBER 30,
                  ------------------------
     1997...................................................  $  599,019
     1998...................................................     294,141
     1999...................................................     315,208
     2000...................................................     205,840
     2001...................................................      72,282
     Thereafter.............................................      90,355
                                                              ----------
                                                              $1,576,845
                                                              ==========

                           CURRENT ELECTRONICS, INC.
                      CURRENT ELECTRONICS WASHINGTON, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. PROFIT SHARING PLAN:

     The Companies maintain a contributory employees' profit sharing plan which covers all eligible employees of the Company. The plan provides for annual contributions in an amount to be determined by the Companies' Board of Directors at its discretion. CEI's contribution for the years ended September 30, 1996, 1995 and 1994 was approximately $285,000, $125,000 and $92,000, respectively.

11. INCOME TAXES:

     CEI accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates for the years in which the taxes are expected to be paid. At September 30, 1996 and 1995, total deferred tax liabilities were $122,000 and $289,000, respectively. In 1995, deferred tax liabilities primarily represent tax depreciation differences and utilization of cash method for tax purposes on consigned sales. In 1996, these deferred tax liabilities primarily represent book/tax depreciation differences. There were no significant deferred tax assets at September 30, 1996 and 1995.

     CEWI has elected to be taxed as an S corporation. Earnings and losses for federal tax purposes will be included in the personal income tax returns of the shareholders. Accordingly, there is no provision for income taxes or deferred taxes reflected in the accompanying combined financial statements related to CEWI.

     CEI's effective tax rate of 33%, 39% and 48% for fiscal 1996, 1995 and 1994, respectively, differs from the federal statutory rate primarily due to state taxes and nondeductible officer life insurance premiums. The 1996 effective rate is lower than the 1995 effective rate principally due to a one-time credit allowed by the State of Oregon and corrections of prior year estimates.

12. SHAREHOLDERS' EQUITY:

     Both CEI and CEWI have 2,000,000 shares common stock authorized and 1,000,000 shares preferred stock authorized, with a par value of $.01 per share. At September 30, 1996 and 1995, 300 shares of common stock were issued and outstanding for both Companies. Subsequent to September 30, 1996, the Board of Directors approved a 100-for-one stock split for CEI. CEWI paid $240,000, $75,000 and $0 of dividends for the years ended September 30, 1996, 1995 and 1994, respectively.

     CEI and CEWI maintain shareholder agreements which restrict the nature in which shares can be disposed. In accordance with these agreements, the Company and/or its shareholders have right of first refusal as to the purchase of any shares being disposed. The purchase price of such shares is based on the estimated fair market due at date of disposition, as determined by the Companies' Board of Directors or independent appraiser.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Cautionary Statement Regarding
  Forward-Looking Statements and
  Forecasts...........................     8
Risk Factors..........................     8
Use of Proceeds.......................    15
Price Range of Common Stock...........    15
Dividend Policy.......................    15
Capitalization........................    16
Selected Consolidated Historical and
  Pro Forma Financial Data............    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business and Properties...............    27
Certain Relationships and Related
  Transactions........................    36
Unaudited Pro Forma Condensed
  Financial Information...............    37
Management............................    41
Principal Shareholders................    45
Selling Shareholders..................    47
Description of Capital Stock and Other
  Securities..........................    48
Shares Eligible for Future Sale.......    49
Underwriting..........................    51
Legal Matters.........................    53
Experts...............................    53
Available Information.................    53
Incorporation of Certain Documents by
  Reference...........................    54
Index to Financial Statements.........   F-1


3,500,000 SHARES


EFTC CORPORATION

COMMON STOCK

($.01 PAR VALUE)


                             EFTC CORPORATION LOGO

SALOMON BROTHERS INC

J.C. BRADFORD & CO.

PACIFIC CREST SECURITIES INC.

PROSPECTUS


DATED NOVEMBER 13, 1997